Exhibit 10.14

MASTER REPURCHASE AGREEMENT

among

JPMorgan Chase Bank, N.A.,
as a Buyer and as Administrative Agent for the Buyers from time to time party hereto the Buyers
party hereto and

Universal American Mortgage Company of California
and
Universal American Mortgage Company, LLC, jointly and severally, as Sellers

and

J.P. MORGAN SECURITIES LLC
Sole Bookrunner and Sole Lead Arranger

Dated November 21, 2013

MASTER REPURCHASE AGREEMENT

Dated as of November 21, 2013

THIS MASTER REPURCHASE AGREEMENT dated as of November 21, 2013 (as it may be supplemented, amended or restated from time to time, this “Agreement”) is by and among UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC (“UAMC LLC”) and UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA (“UAMC CA”) (UAMC LLC and
UAMC CA, together with their respective successors and assigns, are each individually referred to herein as “Seller” and collectively “Sellers”), JPMORGAN CHASE BANK, N.A., a national banking association (“Chase”), as administrative agent for the Buyers (in that capacity, Chase is herein referred to as the “Administrative Agent”) and as a Buyer, and the other Buyers party hereto from time to time pursuant to the Administration Agreement (collectively with Chase, the “Buyers”).

1.	Applicability

From time to time prior to the Termination Date, the Parties hereto may enter into transactions in which Sellers agree to transfer to Administrative Agent, as agent and representative of Buyers, Mortgage Loans (including their Servicing Rights) on a servicing released basis against the transfer by Administrative Agent of Buyers funds to Sellers in the amount of the sum of the Purchase Prices therefor, with the simultaneous agreement by Sellers to repurchase those Mortgage Loans (including the Servicing Rights thereto) on a servicing released basis at a date certain or on demand, against the transfer of funds by Sellers to Administrative Agent for Buyers’ account. Each such transaction shall be referred to in this Agreement as a “Transaction” and shall be governed by this Agreement. Buyers and Administrative Agent shall have no obligation to enter into any Transaction on or after the Termination Date.

2.	Definitions; Interpretation

(a)Definitions. As used in this Agreement and (unless otherwise defined differently therein) in each other Transaction Document, the following terms have these respective meanings.

“1934 Act” is defined in Section 28(a).

“Accounts” means, collectively, the Cash Pledge Account, the Collection Account, the Funding Account and the Operating Account, any interest, additions and proceeds due or to become due on such Accounts, which Accounts are held at Financial Institution and include all of the above described deposits, deposit accounts, payment intangibles, financial assets and other obligations of Financial Institution, whether they are deposit accounts, negotiable or non- negotiable or book entry certificates of deposit, book entry investment time deposits, savings accounts, money market accounts, transaction accounts, time deposits, negotiable order of withdrawal accounts, share draft accounts, demand deposit accounts, instruments, general intangibles, chattel paper or otherwise, and all funds held in or represented by any of the foregoing, and any successor Accounts howsoever numbered and all Accounts issued in renewal, extension or increase or decrease of or replacement or substitution for any of the foregoing; and all promissory notes, checks, cash, certificates of deposit, passbooks, deposit receipts, instruments, certificates and other records from time to time representing or evidencing the Accounts described above and any supporting obligations relating to any of the foregoing property.

“Act of Insolvency” means with respect to any Person (a) the commencement by that Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or a request by that Person for the appointment of a receiver, trustee, custodian or similar official for that Person or any substantial part of its property; (b) the commencement of any such case or proceeding against that Person, or another’s seeking such appointment, or the filing against that Person of an application for a protective decree which (i) is consented to or not contested by that Person within twenty (20) days (or such later time as may be agreed by the petitioning creditor(s)), or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having similar effect, or (iii) is not dismissed within sixty (60) days; (c) the making by that Person of a general assignment for the benefit of creditors; (d) the admission in writing by that Person that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due; or (e) the board of directors, managers, members or partners, as the case may be, of that Person taking any action in furtherance of any of the foregoing.

“Additional Purchased Mortgage Loans” means Mortgage Loans provided by Sellers to Administrative Agent pursuant to Section 4(a).

“Adjusted LIBOR Rate” has the meaning set forth in the Side Letter.

“Adjusted Tangible Net Worth” means, with respect to Sellers in the aggregate and their Subsidiaries on a consolidated basis at any date, an amount equal to (i) the Tangible Net Worth of Sellers and their Subsidiaries on a consolidated basis at such date, plus (ii) the lesser of (A) one percent (1%) of the unpaid principal balances of all Mortgage Loans at such date for which Sellers and their Subsidiaries own the Servicing Rights and (B) the capitalized value of Sellers’ and their Subsidiaries’ Servicing Rights, plus (iii) the unpaid principal amount of all Qualified Subordinated Debt of Sellers and their Subsidiaries at such date, plus (iv) the lesser of (A) an amount equal to 50% of the net book value of Mortgage Loans held by Sellers for investment purposes at such date and (B) $20,000,000, minus (v) an amount equal to 100% of the net book value of Mortgage Loans held by Sellers for investment purposes at such date, minus (vi) an amount equal to 50% of the net book value of net REO Property held by Sellers at such date, minus (vii) an amount equal to 50% of the net book value of other illiquid investments held by Sellers at such date, minus
(viii) advances of loans to Affiliates, investments in Affiliates, assets pledged to secure any liabilities not included in the Debt of such Person (or to Sellers in the aggregate) and any other assets which would be deemed by Administrative Agent, CL or the Agencies to be unacceptable in calculating tangible net worth.

“Administration Agreement” means an agreement dated as of the date hereof and entered into among Sellers, Buyers and Administrative Agent when a Buyer in addition to Chase joins in this Agreement providing for pro rata allocation of the Purchased Mortgage Loans to Buyers and administration by Administrative Agent of this facility, the Mortgage Assets, this Agreement and the other Repurchase Documents.
“Administrative Agent” is defined in this Agreement’s preamble.

“Affiliate” means, as to a specified Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, manager, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person; or (d) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities (or equivalent equity interests).

“Aged Loan” means, on any day, a Purchased Mortgage Loan that is not a Jumbo Loan and whose Purchase Date was more than forty-five (45) days but not more than sixty (60) days before that day.

“Agency” (and, with respect to two or more of the following, “Agencies”) means FHA, Fannie Mae, Ginnie Mae, Freddie Mac, RHS or VA.

“Agency Guidelines” means those requirements, standards and procedures which may be adopted by the Agencies from time to time with respect to their purchase or guaranty of residential mortgage loans, which requirements govern the Agencies’ willingness to purchase or guaranty such loans.

“Aggregate Purchase Price” means, at any time, the sum of the Purchase Prices paid by Buyers for all Purchased Mortgage Loans that are subject to Transactions outstanding at that time.

“Agreement” means this Master Repurchase Agreement (including any supplemental terms or conditions contained in the Exhibits and Schedules, the Side Letter and the Administration Agreement), as amended, restated, supplemented or otherwise modified from time to time.

“Anti-corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Seller or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Appraised Value Alternative” means with respect to (i) refinanced Mortgage Loans underwritten with the use of the Fannie Mae direct underwriting system with respect to which a property inspection waiver has been issued, (ii) DU Refinance Loans and (iii) Open Access Mortgage Loans, the value entered by Seller into Fannie Mae’s Desktop Underwriter or Freddie Mac’s Loan Prospector system, as applicable. In the case of FHA Streamline Loans, “Appraised Value Alternative” means the appraised value reported in the FHA Connection system for the Mortgagor’s previous loan that is being refinanced by the subject Loan.

“Approved DU Jumbo Takeout Investor” means an Approved Takeout Investor that has been specifically approved in writing by Administrative Agent for purchases of DU Jumbo Loans.
“Approved Takeout Investor” means any of (i) Fannie Mae, Freddie Mac and any of the other entities listed on Schedule I, as such schedule is updated from time to time by Administrative Agent, in its sole discretion, with written notice to any Seller; (ii) CL or (iii) an entity which is acceptable to Administrative Agent, as indicated by Administrative Agent to any Seller in writing; provided, however, that, notwithstanding the foregoing, any entity described in the foregoing clauses (i) through (iii) that fails to perform any of its obligations under its Takeout Agreement shall cease to be an Approved Takeout Investor automatically upon such failure.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the transfer of the Mortgage to the party indicated therein.

“Authorized Signers” means, with respect to a Seller, each of the officers of such Seller listed on Schedule II hereto or otherwise designated by the officer of such Seller who is such Seller’s administrator with respect to the MWF Web, as such schedule may be updated by such Seller from time to time with prior written notice to Administrative Agent.

“Available Warehouse Facilities” means, (i) at any time, the aggregate amount of used and unused available warehouse lines of credit, purchase facilities, repurchase facilities, early purchase program facilities and off-balance sheet funding facilities (whether committed or uncommitted) to finance Mortgage Loans available to Sellers in the aggregate at such time or (ii) such warehouse lines of credit, purchase facilities, repurchase facilities, early purchase program facilities and off- balance sheet funding facilities themselves.

“Bailee Letter” means a bailee letter in the form attached hereto as Exhibit J or such other form as is satisfactory to Administrative Agent in its sole discretion.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.

“Bankruptcy Reform Act” means the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.

“Blanket Bond Required Endorsement” means, as to any Seller, endorsement of Seller’s mortgage banker’s blanket bond insurance policy to (i) provide that for any loss affecting Buyers’ or Administrative Agent’s interest, Administrative Agent will be named on the loss payable draft as its interest may appear and (ii) provide Administrative Agent access to coverage under the theft of secondary market institution’s money or collateral clause of policy.

“Business Day” means a day other than a Saturday or Sunday when (i) banks in Dallas, Texas, Houston, Texas and New York, New York are generally open for commercial banking business and (ii) federal funds wire transfers can be made.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” means, as to any Person, any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months or less after the date of the applicable financial statement reporting such amounts; and (b) certificates of deposit, time deposits or Eurodollar time deposits having maturities of three
(1)months or less after the date of the applicable financial statement reporting such amounts, or overnight bank deposits, issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and rated at least A- by S&P or A3 by Moody’s.

“Cash Pledge Account” means, with respect to Sellers jointly and severally, the blocked Seller’s account (under the sole dominion and control of Administrative Agent) with Chase styled as follows:

JPMorgan Chase Bank, N.A., Agent, Secured Party
Cash Pledge Account for Universal American Mortgage Company, LLC

“Change in Control” means, with respect to any Seller, Lennar Corporation does not, directly or indirectly, own more than fifty percent (50%) of the outstanding voting stock (or equivalent equity interests) of such Seller.

“Change in Management” means, with respect to UAMC, LLC, James T. Timmons, or any successor approved by Administrative Agent, ceases to be President of UAMC, LLC.

“Change in Requirement of Law” means (a) the adoption of a Requirement of Law after the date of this Agreement, (b) any change after the date of this Agreement in a Requirement of Law or in its interpretation or application or (c) compliance by Administrative Agent or any Buyer (or by any applicable lending office of Buyer) with any Requirement of Law made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a Change in Requirement of Law regardless of the date enacted, adopted, issued or implemented.

“Chase” is defined in this Agreement’s preamble.

“CL”, when used as a noun, means Chase, operating through either its unincorporated division commonly known as its Correspondent Lending group or its unincorporated division commonly known as Chase Rural Housing. When CL is used as an adjective modifying a type of Mortgage Loan, it means that such Mortgage Loan meets CL’s underwriting guidelines and is covered by a best efforts Takeout Commitment issued by CL.
“Closing Protection Letter” means a letter of indemnification from a title insurer addressed to a Seller, with coverage that is customarily acceptable to Persons engaged in the Origination of Mortgage Loans, identifying the Settlement Agent covered thereby and indemnifying such Seller against losses incurred due to issues with respect to title arising from the malfeasance or fraud by the Settlement Agent or the failure of the Settlement Agent to follow the specific closing instructions specified by such Seller in the escrow letter with respect to the closing of one or more Mortgage Loans. The Closing Protection Letter shall be either with respect to the individual Mortgage Loan being purchased pursuant hereto or a blanket Closing Protection Letter that covers closings conducted by the relevant Settlement Agent in the jurisdiction in which the closing of such Mortgage Loan takes place.

“Collection Account” means, with respect to Sellers jointly and severally, the blocked Seller’s account (under the sole dominion and control of Administrative Agent) with Chase styled as follows:

JPMorgan Chase Bank, N.A., Agent, Secured Party
Collection Account for Universal American Mortgage Company, LLC

“Combined Loan-to-Value Ratio” or “CLTV” means, for each Mortgage Loan as of its Purchase Date, a fraction (expressed as a percentage) having as its numerator the sum of (i) the original principal amount of the Mortgage Note plus (ii) the original principal amount of each other Mortgage Loan that is secured by a junior Lien against the related Mortgaged Property, and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (1) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Approved Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.

“Completed Repurchase Advice” means with respect to any Purchased Mortgage Loan, receipt by

Administrative Agent of:

(i)funds into the Funding Account in an amount equal to or greater than (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Sellers on the next Remittance Date;

(ii)if the funds deposited into the Funding Account for repurchase of a Purchased Mortgage Loan or MBS are less than the amount specified in clause (i) above, confirmation that funds in an amount equal to such deficiency are on deposit in the Operating Account and available for withdrawal by Administrative Agent after taking into account all other payments required to be made by Sellers out of funds on deposit in the Operating Account;

(iii)confirmation, in a form acceptable to Administrative Agent in its sole discretion, from the related Approved Takeout Investor, if applicable, that the funds received in the Funding Account are for the purchase of that Purchased Mortgage Loan; and
(iv)an updated Loan Purchase Detail from a Seller showing the removal of that Purchased Mortgage Loan from the list of Purchased Mortgage Loans subject to the outstanding Transactions under this Agreement.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C, completed, executed and submitted by the chief financial officer of a Seller to Administrative Agent.

“Confirmation” means a confirmation substantially in the form attached hereto as Exhibit A and delivered pursuant to Section 3.

“Contingent Obligation” of a Person, means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person to enable such person to pay Indebtedness, or otherwise assures any creditor with respect to Indebtedness of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, “put” agreement or other similar arrangement, provided that, without limitation of the foregoing, a “bad acts” or completion guarantee or similar arrangement shall not constitute a Contingent Obligation except to the extent of amounts then due and payable thereunder.

“Conventional Conforming Loan” means a Mortgage Loan which conforms to Agency Guidelines. The term Conventional Conforming Loan shall not include a Mortgage Loan which is a Government Loan.

“Cooperative Corporation” means with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” means a Mortgage Loan that is secured by a Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements, all of which shall be located in any state of the United States or the District of Columbia.

“Cooperative Shares” means, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.
“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment or the related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by a Seller or others, required to Originate, document or service the Mortgage Loan.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided, however, that, for purposes of this Agreement, there shall be excluded from Debt at any date loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Qualified Subordinated Debt.

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Defaulted Loan” means a Mortgage Loan (i) as to which any principal or interest payment, escrow payment, or part thereof, remains unpaid for thirty (30) days or more from the original due date for such payment (whether or not the applicable Seller has allowed any grace period or extended the due date thereof by any means), (ii) as to which another material default has occurred and is continuing, including the commencement of foreclosure proceedings; (iii) as to which an Act of Insolvency has occurred with respect to the Mortgagor thereof or any cosigner, guarantor, endorser, surety, assumptor or grantor with respect thereto, or (iv) which, consistent with the applicable Seller’s collection policies, has been or should be written off as uncollectible in whole or in part.

“Defective Mortgage Loan” means (i) a Mortgage Loan that is not an Eligible Mortgage Loan or (ii) a Purchased Mortgage Loan in which Administrative Agent (as agent and representative of Buyers) does not have a valid and perfected first priority security interest or that is not free and clear of any other Lien other than Liens expressly permitted hereunder.

“DU Jumbo Loan” means an OATI Jumbo Loan underwritten by a Seller pursuant to underwriting authority delegated to such Seller by an Approved DU Jumbo Takeout Investor.

“Early Repurchase Date” has the meaning set forth in Section 3(i)(ii).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic Tracking Agreement” means the Electronic Tracking Agreement dated on or about the date hereof, by and among, Administrative Agent, Sellers, MERS and MERSCORP Holdings, Inc. (the “Electronic Agent”), as amended, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loan” means, on any date of determination, a Mortgage Loan:
(i)for which each of the representations and warranties set forth on Exhibit B are true and correct as of such date of determination;

(ii)which is either a Conventional Conforming Loan, a Government Loan or a Jumbo Loan;

(iii)which was Originated within thirty (30) days prior to the Purchase Date for the initial Transaction in which that Mortgage Loan was purchased by Administrative Agent (as agent and representative of Buyers);

(iv)which is eligible for sale to an Approved Takeout Investor under its Takeout Guidelines;

(v)that has a scheduled Repurchase Date not later than the following number of days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject:

Type of Mortgage Loan	Number of days
Aged Loan	60
Conventional Conforming Loan	45
Government Loan	45
Jumbo Loan	45

(vi)which does not have a Combined Loan-to-Value Ratio in excess of (i) 105% in the case of a Government Loan (other than an RHS Loan, an FHA Streamline Loan),
(i)110% in the case of an FHA Streamline Loan, (iii) 102.04% in the case of an RHS Loan or (iv) 95% in the case of a Conventional Conforming Loan (or, in each case, such other percentage determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time) and, if its Loan-to-Value Ratio is in excess of 80% (or such greater percentage as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time), it has private mortgage insurance in an amount required by the applicable Agency Guidelines, unless pursuant to Agency Guidelines in existence at the time such Mortgage Loan was originated, private mortgage insurance is not required for such Mortgage Loan;

(i)which, if a Government Loan, the related Mortgagor has a FICO Score of at least 620 (or such lower minimum FICO Score as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time);

(ii)which, if a Conventional Conforming Loan, the related Mortgagor has a FICO Score of at least 620 (or such lower minimum FICO Score as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time);
(iii)for which a complete Loan File has been delivered to Administrative Agent, or, in the case of a Wet Loan, for which the items listed in items (i) through (iv) of the definition of Loan File have been delivered to Administrative Agent;

(iv)for which, if a Wet Loan on the applicable Purchase Date, all applicable items listed in items (v) through (xii) of the definition of Loan File have been delivered to Administrative Agent at or prior to its Wet Funding Deadline;

(v)which, if a Wet Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions is less than or equal to (i) 60% (or such greater percentage as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to Seller from time to time) of the Facility Amount on any day that is one of the first five (5) or the last five (5) Business Days of any calendar month and (ii) 30% (or such greater percentage as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to Seller from time to time) of the Facility Amount on any day other than a day contemplated by clause (i) above;

(vi)which, if an FHA Streamline Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other FHA Streamline Loans that are then subject to Transactions, is less than or equal to Ten Million Dollars ($10,000,000) (or such greater amount or percentage of the Facility Amount as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time);

(vii)for which, if not a CL Loan, Administrative Agent has approved the underwriting, the Takeout Commitment or Hedging Arrangement, as applicable, the appraisal and other related information;

(viii)which, unless subject to a Hedging Arrangement, is not (a) subject to a Takeout Agreement with respect to which the applicable Seller is in default, or (b) rejected or excluded for any reason (other than default by Administrative Agent) from the related Takeout Commitment by the Approved Takeout Investor;

(ix)which, unless subject to a Takeout Commitment, is not (a) subject to a Hedging Arrangement with respect to which the Seller is in default, or (b) rejected or excluded for any reason (other than default by Administrative Agent) from the related Hedging Arrangement by the Person with whom such Hedging Arrangement is maintained;

(x)which is not a Mortgage Loan that a Seller has failed to repurchase or cause to be repurchased when required by the terms of this Agreement;

(xi)for which, unless subject to a Hedging Arrangement, the Takeout Commitment, if applicable, has not expired or been terminated or cancelled by the Approved Takeout Investor;
(xii)for which, unless subject to a Takeout Commitment, the related Hedging Arrangement has not expired or been terminated or cancelled by the Person with whom such Hedging Arrangement is maintained;

(xiii)for which the related Mortgage Note has not been out of the possession of Administrative Agent pursuant to a Trust Release Letter for more than five (5) Business Days after the date of that Trust Release Letter;

(xiv)for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Administrative Agent pursuant to a Bailee Letter for more than the number of days specified in such Bailee Letter;

(xv)	which is not a Defaulted Loan;

(xvi)which, if a Jumbo Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Jumbo Loans that are then subject to Transactions, is less than or equal to $12,500,000 at any one time;

(xvii)which, if an RHS Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other RHS Loans that are then subject to Transactions, is less than or equal to twenty percent (20%) (or such greater percentage as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time) of the Facility Amount;

(xviii)which, if an Investor Loan, its Purchase Price, when added to the sum of the Purchase Prices of all Investor Loans and Second Home Loans that are then subject to Transactions, is less than or equal to ten percent (10%) (or such greater percentage as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time) of the Facility Amount;

(xix)which, if a Second Home Loan, its Purchase Price, when added to the sum of the Purchase Prices of all Second Home Loans and Investor Loans that are then subject to Transactions, is less than or equal to ten percent (10%) (or such greater percentage as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time) of the Facility Amount;

(xx)which, if an Aged Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Aged Loans that are then subject to Transactions, is less than or equal to five percent (5%) (or such greater percentage as may be determined by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time) of the Facility Amount;

(xxi)which, if a Manufactured Home Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Manufactured Home Loans that are then subject to Transactions, is less than or equal to $12,500,000 at any one time.
“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time and any successor statute, rules and regulations.

“Event of Default” has the meaning set forth in Section 12.

“Excluded Liens” means Liens securing obligations of Parent or a Parent Subsidiary to any third party in connection with (i) Profit and Participation Agreements, (ii) any option or right of first refusal to purchase real property granted to a developer or seller of real property that arises as a result of the non-use or non-development of such real property by Parent or a Parent Subsidiary, or (iii) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Parent’s or any Parent Subsidiary’s property and property belonging to such third parties, in each case entered into in the ordinary course of Parent’s or such Parent Subsidiary’s business.

“Executive Order” is defined in the definition of “Sanctions Laws and Regulations”.

“Facility Amount” has the meaning set forth in the Side Letter.

“Facility Fee” has the meaning set forth in the Side Letter.

“Fannie Mae” means the Federal National Mortgage Association or any successor.

“FDIA” means the Federal Deposit Insurance Act, as amended from time to time.

“FDICIA” means the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended from time to time.

“FHA” means the Federal Housing Administration, which is a sub-division of HUD, or any successor. The term “FHA” is used interchangeably in this Agreement with the term “HUD”.

“FHA Streamline Loan” means a Mortgage Loan that is insured by FHA and meets current FHA Streamline Refinance requirements and whose Loan-to-Value Ratio is in excess of 105% but not more than 110%.

“FICO Score” means, with respect to any Mortgagor, the statistical credit score prepared by Fair Isaac Corporation, Experian Information Solutions, Inc., TransUnion LLC or such other Person as may be approved in writing by Administrative Agent in its sole discretion.

held.
“Financial Institution” means Chase in its capacity as the bank at which the Accounts are

“Foreign Buyer” is defined in Section 11(e)(ii).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.
“Funding Account” means, with respect to Sellers jointly and severally, the blocked Seller’s account (under the sole dominion and control of Administrative Agent) with Chase styled as follows:

JPMorgan Chase Bank, N.A., Agent, Secured Party
Funding Account for Universal American Mortgage Company, LLC

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Ginnie Mae” means the Government National Mortgage Association or any successor.

“GLB Act” means the Gramm-Leach Bliley Act of 1999 (Public Law 106-102, 113 Stat 1338), as it may be amended from time to time.

“Government Loan” means a Mortgage Loan which is insured by the FHA or guaranteed by the VA or RHS. The term Government Loan shall not include any Mortgage Loan which is a Conventional Conforming Loan.

“Governmental Authority” means and includes the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any governmental or quasi-governmental department, commission, board, bureau or instrumentality, any court, tribunal or arbitration panel, and, with respect to any Person, any private body having regulatory jurisdiction over any Person or its business or assets (including any insurance company or underwriter through whom that Person has obtained insurance coverage).

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement, or other contract pursuant to which a Seller has protected itself from the consequences of a loss in the value of a Mortgage Loan or its portfolio of Mortgage Loans because of changes in interest rates or in the market value of mortgage loan assets.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), (a) under any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities, or exchange transaction, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency. The term “HUD” is used interchangeably in this Agreement with the term “FHA”.

“Income” means, with respect to any Purchased Mortgage Loan, (i) all payments of principal, payments of interest, proceeds of Takeout Commitments, proceeds of Hedging Arrangements, cash collections, dividends, sale or insurance proceeds and other cash proceeds received relating to the Purchased Mortgage Loan and other Mortgage Assets, (ii) any other payments or proceeds received in relation to the Purchased Mortgage Loan and other Mortgage Assets (including any liquidation or foreclosure proceeds with respect to the Purchased Mortgage Loan and payments under any guarantees or other contracts relating to the Purchased Mortgage Loan) and (iii) all other “proceeds” as defined in Section 9-102(64) of the UCC; provided that Income does not include any escrow withholds or escrow payments for Property Charges.

“Indebtedness” of any Person at any date, means without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (A) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors and (B) liabilities related to consolidated inventory not owned (but specifically excluding from such exception the deferred purchase price of real property), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, except Excluded Liens; (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a letter of credit (but excluding Performance Letters of Credit and performance or surety bonds) or a reimbursement obligation of such Person with respect to any letter of credit (but excluding Performance Letters of Credit and performance or surety bonds), (ix) consisting of Hedging Obligations, (x) consisting of Off-Balance Sheet Liabilities or (xi) consisting of Contingent Obligations; and (b) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property.

“Indemnified Party” has the meaning set forth in Section 16(b).

“Interim Servicing Term” has the meaning set forth in Section 13(a).

“Investor Loan” means a Conventional Conforming Loan secured by a single family residence that is not occupied by the Mortgagor, which has been underwritten by the Approved Takeout Investor who issued a Takeout Commitment that covers it and whose underwriting, Takeout Commitment, appraisal and all related documentation that Administrative Agent elects to review are approved by Administrative Agent, or which is subject to a Hedging Arrangement.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“IRS” means the United States Internal Revenue Service.

“Jumbo Loan” means a Mortgage Loan that conforms to (i) all of the Agency Guidelines’ requirements for a Conventional Conforming Loan except that its original principal amount exceeds the maximum allowed by Agency Guidelines and (ii) the maximum CLTV and minimum

FICO Score criteria specified on Schedule IV, which criteria may be adjusted by Administrative Agent in its sole and absolute discretion by written notice to Sellers.

“Last Endorsee” means with respect to each Mortgage Loan, the last Person to whom such Mortgage Loan was assigned or the related Mortgage Note was endorsed, as applicable.

“Leverage Ratio” means that ratio of a Person’s Debt (including off balance sheet financings) to its Adjusted Tangible Net Worth.

“Lien” means any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment as security for an obligation, deposit arrangement as security for an obligation, equity, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention arrangement, any financing lease arrangement having substantially the same economic effect as any of the foregoing and the security interest evidenced or given notice of by the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction.

“Liquidity” means, at any time, with respect to Sellers in the aggregate, Sellers’ unencumbered and unrestricted cash and Cash Equivalents (including the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties) at such time plus, with respect to any Purchased Mortgage Loans then subject to outstanding Transactions, the excess, if any, of (x) the sum of the maximum Purchase Prices available to Sellers pursuant to the terms hereof for such Purchased Mortgage Loans over (y) the Aggregate Purchase Price at such time.

“Litigation” means, as to any Person, any action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending or, to such Person’s knowledge, threatened against or affecting such Person or the business, operations, properties or assets of such Person before, or by, any

Governmental Authority.

“Loan File” means, with respect to each Mortgage Loan, the following documents:

(i)if a Wet Loan, a fully executed Closing Protection Letter from the related Settlement Agent involved in the Wet Funding of that Mortgage Loan;

(ii)if a Government Loan, a valid eligibility certification from VA, FHA or RHS, as applicable, or such other documentation as may be required by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time, with respect to such Purchased Mortgage Loan;

(iii)if a Conventional Conforming Loan, a valid eligibility certification from Fannie Mae or Freddie Mac, as applicable, or such other documentation as may be required by Administrative Agent in its sole discretion and specified in a written notice from Administrative Agent to any Seller from time to time, with respect to such Mortgage Loan;

(iv)evidence satisfactory to Administrative Agent, in its sole discretion, that such Mortgage Loan is subject to a valid and binding Takeout Commitment or Hedging

Arrangement, which may include a copy of the related Takeout Agreement or Hedging Arrangement and such other documents required by Administrative Agent in its sole discretion;

(v)the original Mortgage Note, endorsed in blank without recourse by the Last Endorsee thereof, together with all intervening endorsements showing an unbroken chain of endorsement from the originator of such Mortgage Loan to the Last Endorsee, or, if the original has been lost, a lost note affidavit in form and substance acceptable to Administrative Agent and executed by the Last Endorsee;

(vi)evidence satisfactory to Administrative Agent that such Mortgage Loan is a MERS Designated Mortgage Loan, and if such Mortgage Loan (x) was a MOM Loan at Origination, a copy of the original Mortgage having on its face both such Mortgage’s MIN and language indicating that the Mortgage Loan is a MOM Loan or (y) was not a MOM Loan at Origination, the original or a copy of (i) the Mortgage, (ii) its MIN and (iii) its assignment to MERS and the originals or copies of all intervening assignments;

(vii)the original recorded Mortgage, or, if the original has been lost or if such Mortgage is in the process of being recorded, a copy of the original Mortgage together with an Officer’s Certificate (which may be included on the face of such copy) certifying (x) that such copy is a true, correct and complete copy and (y) that such Mortgage has been transmitted to the appropriate recording office for recordation;

(viii)the originals of all assumption, modification, consolidation, substitution and extension agreements, if any, with evidence of recordation thereon, or copies of such original agreements together with an Officer’s Certificate certifying (x) that such copy is a true, correct and complete copy and (y) that such agreements have been transmitted to the appropriate recording office for recordation;

(ix)the originals or copies of all guarantees, security agreements or other supporting agreements, if any, received with respect to, or supporting repayment of, such Purchased Mortgage Loan;

(x)(1) unless waived by Administrative Agent in writing as to one or more particular Purchased Mortgage Loans, a copy of the DU/DO/LP approval cover page or,
(2) for a CL Jumbo Loan, a copy of the related CHL Correspondent Channel Approval Memorandum, (3) for an RHS Loan, a copy of the related Conditional Commitment for Single Family Housing Loan Guarantee 1980-18 or, (4) for an OATI Jumbo Loan that is not a DU Jumbo Loan, evidence of underwriting approval by the related Approved Takeout Investor, or for a DU Jumbo Loan, evidence of the Seller’s internal underwriting approval and evidence of the Approved DU Jumbo Takeout Investor’s approval of the appraisal for the loan;

(xi)the original, or a copy (together with an Officer’s Certificate, which may be included on the face of such copy, certifying that such copy is a true, correct and complete copy) of the policy of lender’s title insurance described in item (p) of Exhibit B or of a commitment to issue such title insurance;
(xii)if, at any point in the future, Administrative Agent so designates, by giving at least thirty (30) days written notice to a Seller, that Sellers will, on a going forward basis, be responsible for giving the same (it being understood and agreed that unless and until Administrative Agent gives such notice to a Seller, Administrative Agent will be responsible for giving such notices to Mortgagors as are required by the Truth in Lending Act of 1968, as amended, and this item will not be included in the Loan Files), a notice letter in form and substance acceptable to Administrative Agent in its sole discretion, delivered at Administrative Agent’s request by a Seller on behalf of Administrative Agent to Mortgagor setting forth the information regarding Administrative Agent as the “new creditor” and such other information required by Section 404 of The Helping Families Save Their Homes Act of 2009 (amending the Truth in Lending Act of 1968 (as amended)), and acknowledged in writing by Mortgagor unless Administrative Agent has notified any Seller in writing that such notice is no longer required;

(xiii)	if a Cooperative Loan:

(A)the original Cooperative Shares with original Stock Power with a signature guarantee in form and substance satisfactory to Administrative Agent;

(B)	a copy of the Proprietary Lease;

(C)	a copy of the Recognition Agreement; and

(D)an acknowledgement copy of the UCC-1 financing statement filed in connection with the Mortgage related thereto; and

(xiv)such additional documents, if any, as shall be required by Administrative Agent in its sole discretion from time to time by written notice to any Seller.

“Loan Purchase Detail” means a data tape or schedule of information prepared and transmitted electronically by a Seller to Administrative Agent in the format and with such fields of information set forth in Exhibit I regarding the Purchased Mortgage Loans, as such required format or information fields may be changed from time to time by Administrative Agent with prior written notice to any Seller.

“Loan-to-Value Ratio” or “LTV” means, for each Mortgage Loan as of the related Purchase Date,

a fraction (expressed as a percentage) having as its numerator the original principal amount of the Mortgage Note and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (1) the appraised value of the related Mortgaged Property of such Mortgage Loan indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.

“Manufactured Home Loan” means a Conventional Conforming Loan or Government Loan secured by a single-family home constructed at a factory and shipped in one or more sections to a housing site, which has been underwritten by the Approved Takeout Investor who issued a Takeout Commitment that covers it and whose underwriting, Takeout Commitment, appraisal and all related documentation that Administrative Agent elects to review are approved by Administrative Agent, or which is subject to a Hedging Arrangement.

“Margin Amount” means at any time with respect to any Purchased Mortgage Loan, the amount equal to (a) the applicable Margin Percentage for that Purchased Mortgage Loan at that time multiplied by (b) the Market Value for that Purchased Mortgage Loan at that time.

“Margin Deficit” has the meaning specified in Section 4(a).

“Margin Percentage” has the meaning set forth in the Side Letter.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means, at any time with respect to any Purchased Mortgage Loan, the fair market value of such Purchased Mortgage Loan at such time as determined by Administrative Agent in its sole discretion.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any Transaction Document, (ii) material adverse effect upon the properties, business or condition of Sellers, taken as a whole (and their Subsidiaries, on a consolidated basis), (iii) material adverse effect upon the ability of any Seller to fulfill its obligations under this Agreement, or (iv) material adverse effect on the value or salability of the Purchased Mortgage Loans subject to this Agreement, taken as a whole.

“Materially False Representation” is defined in Section 12(a)(ii).

“Material Subsidiary” means as of any date, a Subsidiary of Parent that has a Net Worth (excluding ownership interests in, or intercompany indebtedness of, other Parent Subsidiaries) of
$10,000,000 or more as of such date.

“MERS” means Mortgage Electronic Registration Systems, Inc. and its successors and assigns.

“MERS Designated Mortgage Loan” means a Mortgage Loan that satisfies the definition of the term “MERS Designated Mortgage Loan” contained in the Electronic Tracking Agreement.

“MERS® System” has the meaning given that term in the Electronic Tracking Agreement.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan.

“MOM Loan” means a MERS Designated Mortgage Loan that was registered on the MERS® System at the time of its Origination and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.

“Moody’s” means Moody’s Investors Service and any successor.
“Mortgage” means a mortgage, deed of trust or other security instrument creating a Lien on the Mortgaged Property.

“Mortgage Assets” has the meaning specified in Section 6.

“Mortgage Banking Subsidiary” means a Subsidiary of Parent which is engaged or hereafter engages in the mortgage banking business, including the origination, servicing, packaging and/or selling of mortgages on residential single-and multi-family dwellings and/or commercial property.

“Mortgage Loan” means a whole mortgage loan or Cooperative Loan which is secured by a Mortgage on residential real estate, and shall include all Servicing Rights with respect thereto.

“Mortgage Loan Documents” means the Mortgage Note, the Mortgage and all other documents evidencing, securing, guaranteeing or otherwise related to a Mortgage Loan.

“Mortgage Note” means the original, executed promissory note or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Mortgaged Property” means the residential real estate securing the Mortgage Note, which shall be either (i) in the case of a Mortgage Loan that is not a Cooperative Loan, a fee simple estate in the real property located in any state of the United States (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) purchased with the proceeds of the Mortgage Loan or
(i)in the case of a Cooperative Loan, the Proprietary Lease and related Cooperative Shares.

“Mortgagor” means the obligor on a Mortgage Note or the grantor or mortgagor on a Mortgage, as the context requires.

“MWF Web” means the website maintained by Administrative Agent and used by Sellers and Administrative Agent to administer the Transactions, the notices and reporting requirements contemplated by the Transaction Documents and other related arrangements.

“Net Worth” means at any date, with respect to any Person, the amount of consolidated stockholders’ equity, less intangible assets, of such Person and its consolidated Subsidiaries as shown on its balance sheet as of such date in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness of Parent or a Parent Subsidiary for which its liability is limited to the asset or property upon which it grants a Lien to the holder of such Indebtedness as security therefor.

“OATI” is an adjective that, when used to modify a type of Mortgage Loan, means that it both (i)

satisfies CL’s underwriting guidelines and (ii) is committed to be sold to an Approved Takeout Investor other than CL.

“OFAC” is defined in the definition of “Sanctions”.
“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any financing lease, any synthetic lease (under which all or a portion of the rent payments made by the lessee are treated, for tax purposes, as payments of interest, notwithstanding that the lease may constitute an operating lease under GAAP) or any other similar lease transaction, or (c) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing and which has an actual or implied interest component but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the applicable Seller and delivered to Administrative Agent.

“Operating Account” means, with respect to Sellers jointly and severally, the blocked Seller’s account (under the sole dominion and control of Administrative Agent) with Chase styled as follows:

JPMorgan Chase Bank, N.A., Agent, Secured Party
Operating Account for Universal American Mortgage Company, LLC

“Originate” or “Origination” means a Person’s actions in taking applications for, underwriting and closing Mortgage Loans.

“Origination Date” means the date of the Mortgage Note and the related Mortgage.

“Outstanding Principal Balance” of a Mortgage Loan means, at any time, the then unpaid outstanding principal balance of such Mortgage Loan.

“Parent” means Lennar Corporation, a Delaware corporation.

“Parent Subsidiary” means each wholly-owned Subsidiary of Parent except Mortgage Banking Subsidiaries, Rialto Subsidiaries, and any Subsidiary that is not a Material Subsidiary.

“Party” means, with respect to this Agreement and the other Transaction Documents, any of Administrative Agent and Sellers (collectively, the “Parties”).

“Performance Letter of Credit” means a letter of credit issued to insure (i) the completion of improvements and infrastructure; (ii) maintenance of improvements and infrastructure; or (iii) other similar obligations incurred in the ordinary course of business, in each case only to the extent such letter of credit does not insure obligations constituting Indebtedness.

“Person” means an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, any Governmental Authority or other entity.

“Plans” is defined in Section 10(a)(xviii).

“Post-Origination Period” means the period of time between a Mortgage Loan’s Origination Date and its Repurchase Date.

“Price Differential” means with respect to any Transaction hereunder, for each month (or portion thereof) during which that Transaction is outstanding, the sum of the following amount for each day during that month (or portion thereof): the weighted average of the applicable Pricing Rates for such day multiplied by the Aggregate Purchase Price on such day divided by 360. The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day on which the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for such Transaction and ending on (but excluding) the date on which the Repurchase Price is paid.

“Pricing Rate” means the per annum percentage rate (or rates) to be applied to determine the Price Differential, which rate (or rates) shall be determined in accordance with the Side Letter.

“Prime Rate” means the rate of interest per annum announced from time to time by Chase as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE CHASE’S LOWEST RATE.

“Prior Chase-only MRA” means the Amended and Restated Master Repurchase Agreement dated July 30, 2011, between Seller and Chase, as amended.

“Privacy Requirements” means (a) Title V of the GLB Act, (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Sellers’ Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.

“Profit and Participation Agreement” means an agreement, secured by a deed of trust, mortgage or other Lien against a property or asset, with respect to which the purchaser of such property or asset agrees to pay the seller of such property or asset a profit, price, premium participation or other similar amount in respect of such property or asset.

“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” means the date with respect to each Transaction on which the Mortgage Loans subject to such Transaction are transferred by Seller to Administrative Agent hereunder; provided that for Purchased Mortgage Loans purchased by Chase under the Prior Chase-only MRA and transferred to Administrative Agent by Chase pursuant to the provisions of Section 35(b), “Purchase Date” means the date on which those Purchased Mortgage Loans were transferred by Seller to Chase under the Prior Chase-only MRA.

“Purchase Price” has the meaning set forth in the Side Letter.

“Purchased Mortgage Loans” means, with respect to any Transaction, the Mortgage Loans sold by a Seller to Administrative Agent (as agent and representative of Buyers) in such Transaction hereunder (each of which sales shall be on a servicing released basis), including any Additional Purchased Mortgage Loans delivered pursuant to Section 4(a) and excluding any Purchased Mortgage Loans repurchased by a Seller or transferred to a Seller. Unless the context shall otherwise require, the term “Purchased Mortgage Loans” shall refer to all Purchased Mortgage Loans under all Transactions.

“Qualified Subordinated Debt” means, with respect to any Person, all unsecured Debt of such Person, for borrowed money, which is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by Administrative Agent), in form and substance satisfactory to Administrative Agent, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Administrative Agent and Buyers hereunder and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by Administrative Agent, restrictions on amendments without the consent of Administrative Agent, non-petition provisions and maturity date or dates for any principal thereof at least 395 days after the date hereof.

“Recognition Agreement” means, with respect to a Cooperative Loan, an agreement among a Cooperative Corporation, a lender and a Mortgagor whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan and (ii) make certain agreements with respect to such Cooperative Loan.

“Remittance Date” means the 15th day of each month, or if such day is not a Business Day, the next succeeding Business Day.

“REO Property” means a Mortgaged Property acquired by a Seller through foreclosure or deed in lieu of foreclosure.

“Repurchase Date” means, with respect to each Transaction, the date on which a Seller is required to repurchase (or the earlier date, if any, on which a Seller electively repurchases) from Administrative Agent the Purchased Mortgage Loans which are subject to that Transaction. The Repurchase Date shall occur (i) for Transactions terminable on a date certain, on the date specified in the Confirmation, (ii) for Transactions terminable on demand, the earlier to occur of (a) the date specified in Administrative Agent’s demand or (b) the date specified in the Confirmation on which a Seller is required to repurchase the Purchased Mortgage Loans if no demand is sooner made and
(ii)for repurchases of Defective Mortgage Loans under Section 3(k), the Early Repurchase Date; provided, however, that in any case, the Repurchase Date with respect to each Transaction shall occur no later than the earlier of (1) the Termination Date and (2) (i) for each Aged Loan, sixty
(60) days after its Purchase Date, or (ii) for each Transaction of any other type of Purchased Mortgage Loan, the date that is forty-five (45) days after the Purchase Date of such Transaction.

“Repurchase Price” means, for each Purchased Mortgage Loan on any day, the price for which such Purchased Mortgage Loan is to be resold by Administrative Agent (as agent and representative of Buyers to a Seller upon termination of the Transaction in which Administrative Agent purchased it (including a Transaction terminable on demand), that is (x) its Purchase Price minus (y) the sum of all cash, if any, theretofore paid by Seller into the Operating Account to cure the portion of any Margin Deficit that Administrative Agent, using any reasonable method of allocation, attributes to such Purchased Mortgage Loan plus (z) its accrued and unpaid Price Differential on that day; provided that such accrued Price Differential may be paid on a day other than the Repurchase Date in accordance with the terms of this Agreement.

“Required Amount” has the meaning set forth in Section 5(b).

“Requirement(s) of Law” means any law, treaty, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any Governmental Authority having jurisdiction over any Buyer, Administrative Agent, any Seller or any Approved Takeout Investor, any of their respective Subsidiaries or their respective properties or any agreement by which any of them is bound.

“Rescission” means the Mortgagor’s exercise of any right to rescind the related Mortgage Note and related documents pursuant to applicable law.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, however, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution or similar document and an incumbency certificate.

“RHS” means the Rural Housing Service of the Rural Development Agency of the United States Department of Agriculture or its successor.

“RHS Loan” means an Eligible Mortgage Loan guaranteed by RHS that conforms to all CL rural housing mortgage loan guidelines.

“Rialto Subsidiaries” means as of any date, a Subsidiary of Parent which is engaged or hereafter engages in originating, underwriting, acquiring, owning, financing, selling, managing and/or servicing real estate assets, third party capital, commercial and residential real estate loans and/or mortgage backed securities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SEC” is defined in Section 28(a).

“Second Home Loan” means a Conventional Conforming Loan secured by a single family residence that is occupied by the Mortgagor but is not the Mortgagor’s principal residence and whose underwriting, Takeout Commitment, appraisal and all related documentation that Administrative Agent elects to review are approved by Administrative Agent.

“Sellers’ Accounts” means each of the Funding Account and the Operating Account.

“Seller’s Customer” means any natural person who has applied to a Seller for a financial product or service, has obtained any financial product or service from a Seller or has a Mortgage Loan that is serviced or subserviced by a Seller.

“Sellers’ Customer Information” means with respect to Sellers, any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with a Seller.

“Servicing File” means with respect to each Mortgage Loan, all documents relating to the servicing thereof, which may consist of (i) copies of the documents contained in the related Credit File and Loan File, as applicable, (ii) the credit documentation relating to the underwriting and closing of such Mortgage Loan(s), (iii) copies of all related documents, correspondence, notes and all other materials of any kind, (iv) copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation and payment history records, (v) all other information or materials necessary or required to board such Mortgage Loan onto the applicable servicing system and (vi) all other related documents required to be delivered pursuant to any of the Transaction Documents.

“Servicing Records” means all servicing records created and/or maintained by a Seller in its capacity as interim servicer for Administrative Agent (as agent and representative of Buyers) with respect to a Purchased Mortgage Loan, including but not limited to any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing the servicing thereof.

“Servicing Rights” means all rights and interests of a Seller or any other Person, whether contractual, possessory or otherwise to service, administer and collect Income with respect to Mortgage Loans, and all rights incidental thereto.

“Settlement Agent” means a title company, title insurance agent, escrow company or attorney that is acceptable to Administrative Agent in its sole discretion and that is (i) unaffiliated with any Seller, (ii) a division, subsidiary or licensed agent of a title insurance underwriter reasonably acceptable to Administrative Agent and (iii) insured against errors and omissions in such amounts and covering such risks as are at all times customary for its business and with industry standards, to which the proceeds of any purchase of a Mortgage Loan are to be wired in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being Originated.

“Shipping Instructions” means the advice in the form of Exhibit D, sent by a Seller to Administrative Agent electronically through the MWF Web, which instructs Administrative Agent to send one or more Mortgage Notes and the related Mortgages to an Approved Takeout Investor.

“Side Letter” means the letter agreement dated the date hereof among Administrative Agent and Sellers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SIPA” is defined in Section 28(a).

“Stock Power” means, with respect to a Cooperative Loan, an assignment of the stock certificate or an assignment of the Cooperative Shares issued by the Cooperative Corporation.

“Subservicer” has the meaning set forth in Section 13(a)(ii).

“Subservicer Instruction Letter” means a letter agreement between a Seller and each Subservicer substantially in the form of Exhibit H.

“Subservicing Agreement” has the meaning set forth in Section 13(a)(ii).

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock (or equivalent equity interest) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Successor Servicer” has the meaning set forth in Section 13(e).

“Takeout Agreement” means an agreement, in form and substance acceptable to Administrative Agent, between an Approved Takeout Investor and a Seller, pursuant to which such Approved Takeout Investor has committed to purchase from a Seller certain of the Purchased Mortgage Loans, as such agreement may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of Administrative Agent. If any Takeout Agreement is supplemented, amended or restated in any material respect (other than through ordinary course changes to Takeout Guidelines), Sellers shall provide Administrative Agent notice of such supplement, amendment or restatement and Administrative Agent shall have the right to suspend approval of the Approved Takeout Investor with respect to Takeout Commitments after the effective date thereof until Administrative Agent has received such supplement, amendment or restatement and approved it in writing.
“Takeout Commitment” means, with respect to each Approved Takeout Investor, the commitment to purchase a Purchased Mortgage Loan from a Seller pursuant to a Takeout Agreement, and that specifies (a) the type of Purchased Mortgage Loan to be purchased, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Takeout Guidelines” means (i) the eligibility requirements established by the Approved Takeout Investor that must be satisfied by a Mortgage Loan originator to sell Mortgage Loans to the Approved Takeout Investor and (ii) the specifications that a Mortgage Loan must meet, and the requirements that it must satisfy, to qualify for the Approved Takeout Investor’s program of Mortgage Loan purchases, as such requirements and specifications may be revised, supplemented or replaced from time to time.

“Takeout Value” means, (i) with respect to any Purchased Mortgage Loan subject to a Takeout Commitment, the price that an Approved Takeout Investor has agreed to pay the applicable Seller for such Purchased Mortgage Loan, and (ii) with respect to any Purchased Mortgage Loan subject to a Hedging Arrangement, the weighted average price of portfolio hedges or forward trades for such Purchased Mortgage Loans.

“Tangible Net Worth” means, with respect to any Person or to Sellers in the aggregate at any date, the sum of total shareholders’ or members’ equity in such Person (including capital stock, additional paid-in capital and retained earnings, but excluding treasury stock, if any), each as determined in accordance with GAAP on a consolidated basis; provided, however, that, for purposes of this definition, there shall be excluded from assets the following: the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, franchises, capitalized servicing rights, excess capitalized servicing rights, each to be determined in accordance with GAAP consistent with those applied in the preparation of such Person’s financial statements; and advances or loans to shareholders or Affiliates, advances or loans to employees (unless such advances are against future commissions).

“Tax and Insurance Amount” means, at any time, the amount determined by Administrative Agent from time to time in its sole discretion with written notice to any Seller, as the amount approximately equal to the escrowed tax and insurance payments made by the Mortgagors with respect to the Purchased Mortgage Loans, at that time.

“Termination Date” means the earliest of (i) that Business Day which Administrative Agent (solely in accordance with Section 36) designates as the Termination Date, (ii) that Business Day which any Seller designates as the Termination Date by written notice to Administrative Agent at least fifteen (15) days prior to such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b), and (iv) 364 days after the date hereof, as such date may be extended by written agreement of Administrative Agent and Sellers.

“Third Party Originator” means any Person, other than a permanent employee of a Seller, who engages in the solicitation, procurement, packaging, processing or performing of any other Origination function with regard to a Mortgage Loan.
“TPO Loan” means a Mortgage Loan which has been solicited, procured, packaged, processed or otherwise Originated by a Third Party Originator.

“Transaction” has the meaning set forth in Section 1 of this Agreement.

“Transaction Documents” means this Agreement (including all exhibits and schedules attached hereto), each Confirmation, each Bailee Letter, each Trust Release Letter, the Side Letter, the Administrative Agreement, the Electronic Tracking Agreement, each Takeout Agreement, each Takeout Commitment, each Closing Protection Letter and each deposit account control agreement, other agreement, document or instrument executed or delivered in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Transfer” is defined in Section 11(m).

“Trust Release Letter” means a letter in substantially the form of Exhibit L, appropriately completed and authenticated by a Seller, or such other form as may be approved by Administrative Agent in writing in its sole discretion.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

“VA” means the U.S. Department of Veterans Affairs or any successor department or agency.

“Wet Funding” means the purchase by Administrative Agent (as agent and representative of Buyer) of a Mortgage Loan that is Originated by a Seller on the Purchase Date under escrow arrangements satisfactory to Administrative Agent pursuant to which a Seller is permitted to use the Purchase Price proceeds to close the Mortgage Loan prior to Administrative Agent’s receipt of the complete Loan File.

“Wet Funding Deadline” means, with respect to any Wet Loan, the fifth (5th) Business Day after the Origination Date for such Wet Loan, or such later Business Day as Administrative Agent, in its sole discretion, may specify from time to time.

“Wet Loan” means a Mortgage Loan for which the completed Loan File was not delivered to Administrative Agent prior to funding of the related Purchase Price.

(b)Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2(b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. Any capitalized term used in the Side Letter and used, but not defined differently, in this Agreement has the same meaning here as there. A reference in this Agreement to a Section, subparagraph, Exhibit or Schedule is, unless otherwise specified, a reference to a Section or subparagraph of, or an Exhibit or Schedule to, this Agreement. “Indorse” and correlative terms used in the Uniform Commercial Code may be spelled with an initial “e” instead of “i”. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as supplemented, amended, novated, restated or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any other means that permits the recipient to reproduce words in a tangible and visible form. Delivery of an executed counterpart of a signature page of this Agreement or any other Transaction Document by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by the appropriate Person or Persons or has been timely cured or the circumstances giving rise to such Event of Default no longer exist. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” and correlative terms are not limiting and mean “including without limitation”, whether or not that phrase is stated. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. If a day for payment or performance specified by, or determined in accordance with, the provisions of this Agreement is not a Business Day, then the payment or performance will instead be due on the Business Day next following that day. Unless otherwise specifically provided, all determinations by Administrative Agent shall be in its sole, absolute and unfettered discretion. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters; all such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Sellers or Administrative Agent gives notice to the other of them that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the effective date of this Agreement in GAAP or in its application on the operation of such provision, whether any such notice is given before or after such change in GAAP or in its application, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise specifically provided, all accounting calculations shall be made on an unconsolidated basis. Except where otherwise provided in this Agreement, references herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Sellers. Except where otherwise provided in this Agreement, any determination, statement or certificate by Administrative Agent or an authorized officer of Administrative Agent or any of its Affiliates provided for in this Agreement that is made in good faith and in the manner provided for in this Agreement shall be conclusive and binding on the parties in the absence of manifest error. A reference to an agreement includes a security agreement, guarantee, agreement or legally enforceable arrangement, whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document or any information recorded on a computer drive or other electronic media form. Where a Seller is required by this Agreement to provide any document to Administrative Agent, it shall be provided in writing or printed form unless Administrative Agent requests otherwise, and at Administrative Agent’s request, the document shall be provided in electronic form or in both printed and electronic form. This Agreement and the other Transaction Documents are the result of negotiations between Buyers and Administrative Agent on the one hand and Sellers (and Sellers’ related parties) on the other, and are the product of all Parties. In the interpretation of this Agreement and the other Transaction Documents, no rule of construction shall apply to disadvantage one Party on the ground that such Party originated, proposed, drafted, presented or was involved in the preparation of any particular provision of this Agreement or of any other Transaction, or of this Agreement or such other Transaction Document itself. Sellers and Buyers may be party to other mutual agreements and nothing in this Agreement shall be construed to restrict or limit any right or remedy under any such other agreement, and nothing in any such other agreement shall be construed to restrict or limit any right or remedy under this Agreement, except to the extent, if any, specifically provided herein or therein. Except where otherwise expressly stated or as required by applicable law (including any implied duty of good faith under common law), Administrative Agent may (i) give or withhold, or give conditionally, approvals and consents, (ii) be satisfied or unsatisfied and (iii) form opinions and make determinations, in each case in Administrative Agent’s sole and absolute discretion. A reference to “good faith” means good faith as defined in §1-201(19) of the UCC as in effect in the State of New York. Any requirement of good faith, reasonableness, discretion or judgment by Administrative Agent or any Buyer shall not be construed to require Administrative Agent or such Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or any other Person or the Purchased Mortgage Loans themselves. Administrative Agent may waive, relax or strictly enforce any applicable deadline at any time and to such extent as Administrative Agent shall elect, and no waiver or relaxation of any deadline shall be applicable to any other instance or application of that deadline or any other deadline, and no such waiver or relaxation, no matter how often made or given, shall be evidence of or establish a custom or course of dealing different from the express provisions and requirements of this Agreement.

3.	Initiation; Confirmations; Termination; Sellers as Agents

(a)Initiation. Any agreement to enter into a Transaction shall be made in writing at the initiation of a Seller through the MWF Web prior to the Termination Date. In the event that a Seller desires to enter into a Transaction hereunder, a Seller shall deliver to Administrative Agent no earlier than three (3) Business Days prior to, and no later than 3:30 p.m., Houston, Texas time, on, the date of the proposed Purchase Date, a request for Administrative Agent (as agent and representative of Buyers) to purchase an amount of Eligible Mortgage Loans on such Purchase Date. All such purchases shall be on a servicing released basis and shall include the Servicing Rights with respect to such Eligible Mortgage Loan. Such request shall state the Purchase Price and shall include the Confirmation related to the proposed Transaction.
(b)Purchase by Administrative Agent. Subject to the terms of the Side Letter, the Administration

Agreement and satisfaction of the conditions precedent set forth in this Section 3 and in Section 7, on the requested Purchase Date for each Transaction, each Buyer (acting by and through Administrative Agent) shall transfer to a Seller - for a newly Originated Eligible Mortgage Loan, by transferring funds to the designated Settlement Agent - an amount of Buyers’ funds equal to such Buyer’s Purchase Price Share (as such term is defined in the Administration Agreement) for purchase of each Eligible Mortgage Loan that is the subject of such Transaction on that Purchase Date, less any amounts to be netted against such Purchase Price in accordance with the Transaction terms. The transfer of funds to the Settlement Agent to be used to fund the Mortgage Loan, and if applicable, the netting of amounts for value, on the Purchase Date for any Transaction will constitute full payment by Buyers of the Purchase Price for such Mortgage Loan. Within five (5) days following the Purchase Date, a Seller shall (i) take such steps as are necessary and appropriate to effect the transfer to Administrative Agent on the MERS® System of the Purchased Mortgage Loans so purchased, and to cause Administrative Agent to be designated as “Interim Funder” on the MERS® System with respect to each such Purchased Mortgage Loan and
(ii) in the case of a Wet Funding, deliver all remaining items of the related Loan File to Administrative Agent. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Administrative Agent and Buyers shall have no obligation to enter into any Transaction on or after the Termination Date. A Seller may (i) initially request less than one hundred percent (100%) of the Purchase Price for any one or more Purchased Mortgage Loans,
(ii) repay part of the Purchase Price therefor to Administrative Agent (for Buyers’ account) or (iii) both, and may subsequently request (through Administrative Agent) that Buyers fund (or re-fund) the balance of the Purchase Price to Seller, and in either case so long as no Default or Event of Default has occurred and is continuing, Buyers, acting through Administrative Agent, will fund (or re-fund) so much of such balance as such Seller shall request.

(c)Confirmations. The Confirmation for each Transaction shall (i) include the Loan Purchase Detail with respect to the Mortgage Loans subject to such Transaction, (ii) identify Administrative Agent and Seller and (iii) set forth (A) the Purchase Date, (B) the Purchase Price,
(A)the Repurchase Date, (D) the Pricing Rate applicable to the Transaction and (E) any additional terms or conditions of the Transaction mutually agreeable to Administrative Agent and Seller. In the event of any conflict between the terms of a Confirmation and this Agreement, such Confirmation shall prevail.

(d)Failed Fundings. Sellers agree to report to Administrative Agent by facsimile transmission or electronic mail as soon as practicable, but in no event later than one (1) Business Day after each Purchase Date any Mortgage Loans which failed to be funded to the related Mortgagor, otherwise failed to close for any reason or failed to be purchased hereunder. Sellers further agree to (i) return, or cause the Settlement Agent to return, to the Funding Account, for refunding to Administrative Agent for Buyers’ accounts, the portion of the Purchase Price allocable to such Mortgage Loans as soon as practicable, but in no event later than one (1) Business Day after the related Purchase Date, and (ii) indemnify Buyers and Administrative Agent for any loss, cost or expense incurred by them as a result of the failure of such Mortgage Loans to close or to be delivered to Administrative Agent.

(e)Accrual and Payment of Price Differential. The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day when the

Purchase Price is transferred into the Funding Account (or otherwise paid to any Seller) for such Transaction and ending on (but excluding) the day when the Repurchase Price is paid to Administrative Agent. Accrued Price Differential for each Purchased Mortgage Loan shall be due and payable (i) on each Remittance Date and (ii) on demand after any Event of Default occurs and so long as it is continuing, to and including the day that the Repurchase Price therefor shall be paid to Administrative Agent.

(f)Repurchase Required. A Seller shall repurchase Purchased Mortgage Loans from Administrative Agent on or prior to each related scheduled Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. A Seller is obligated to obtain the Purchased Mortgage Loans from Administrative Agent or its designee at Sellers’ expense on the related Repurchase Date.

(g)Termination of Transaction by Repurchase; Transfer of Purchased Mortgage Loans. On the Repurchase Date, termination of the Transaction will be effected by resale to a Seller or its designee by Administrative Agent (as agent and representative of Buyers) of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Administrative Agent of a Completed Repurchase Advice, all in form and substance satisfactory to Administrative Agent. After receipt of the payment (for Buyers’ accounts) of the Repurchase Price from a Seller, Administrative Agent shall transfer such Purchased Mortgage Loans to such Seller or its designee and deliver, or cause to be delivered, to Seller or its designee all Mortgage Loan Documents previously delivered to Administrative Agent or its designee and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to such Seller or its designee on the MERS® System. All such transfers from Administrative Agent to Seller are and shall be without recourse and without any of the transfer warranties of UCC §3-417 or other warranty, express or implied other than that the transferred Mortgage Loans are free and clear of any claim or right by or through Administrative Agent.

(h)No Obligation to Transfer Purchased Mortgage Loans after their Liquidation or after Termination of Agreement. Notwithstanding the foregoing or any other provision to the contrary in this Agreement or any other Transaction Document, Administrative Agent shall not be obligated to transfer any Purchased Mortgage Loans to Seller after the termination of this Agreement or liquidation by Administrative Agent (as agent and representative of Buyers) of the Purchased Mortgage Loans, in each case pursuant to Section 12.

(i)Completed Repurchase Advice. If Administrative Agent receives the Completed Repurchase Advice with respect to a Purchased Mortgage Loan at or prior to 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date will occur with respect to such Purchased Mortgage Loan on such day. If Administrative Agent receives the Completed Repurchase Advice with respect to any Purchased Mortgage Loan after 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date will occur with respect to such Purchased Mortgage Loan on the next Business Day. In connection with any repurchase pursuant to a Completed Repurchase Advice, Administrative Agent will debit the Funding Account and the Operating Account, if applicable, for the amount of the Repurchase Price (less any amount of Price Differential to be paid on the next Remittance Date). Without limiting Sellers’ obligations hereunder, at any time after the occurrence and during the continuance of a Default or an Event of Default, except for repurchases of individual Mortgage Loans or pools of Mortgage Loans being sold to Approved Takeout Investors permitted by Administrative Agent in its sole and absolute discretion, Sellers shall not be permitted to repurchase less than all of the Purchased Mortgage Loans relating to all Sellers without the prior written consent of Administrative Agent, which may be granted or withheld in Administrative Agent’s sole discretion.

(j)Reliance. With respect to any Transaction, Administrative Agent may conclusively rely upon, and shall incur no liability to any Seller in acting upon, any request or other communication that Administrative Agent reasonably believes to have been given or made by a Person authorized to enter into a Transaction on behalf of any Seller.

(k)	Defective Mortgage Loans.

(i)If, after Administrative Agent purchases a Mortgage Loan, Administrative Agent (as agent and representative of Buyers) determines or receives notice (whether from a Seller or otherwise) that a Purchased Mortgage Loan is (or has become) a Defective Mortgage Loan, Administrative Agent shall promptly notify any Seller, and a Seller shall repurchase such Purchased Mortgage Loan at the Repurchase Price on the Early Repurchase Date (as such term is defined below).

(ii)If Sellers become obligated to repurchase a Mortgage Loan pursuant to Section 3(k)(i) above, Administrative Agent shall promptly give notice of such repurchase obligation to any Seller and a calculation of the Repurchase Price therefor. On the same day a Seller receives such notice (the “Early Repurchase Date”), Sellers shall repurchase the Defective Mortgage Loan by paying Administrative Agent for Buyers’ accounts the Repurchase Price therefor, and shall submit a Completed Repurchase Advice. Administrative Agent is authorized to charge any of Sellers’ Accounts for such amount unless the Parties have agreed in writing to a different method of payment and Sellers have paid such amount by such agreed method. If Sellers’ Accounts do not contain sufficient funds to pay in full the amount due Buyers under this Section 3(k)(ii), or if the amount due is not paid by any applicable alternative method of payment previously agreed to by the Parties, Sellers shall promptly deposit funds in the Operating Account sufficient to pay such amount due Buyers and notify Administrative Agent of such deposit. After receipt of the payment of the Repurchase Price therefor from Sellers, Administrative Agent shall transfer such Purchased Mortgage Loans to Seller and deliver, or cause to be delivered, to Seller all documents for the Mortgage Loan previously delivered to Administrative Agent and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Sellers on the MERS® System.

(l)Sellers as Agents. Each Seller hereby appoints all other Sellers, individually and collectively, as its agents for purposes of initiating Transactions, confirming Transactions, communicating with or receiving communications from Administrative Agent, satisfying the margin maintenance provisions hereunder and for all other purposes under this Agreement and the other Transaction Documents. Each Seller hereby accepts its appointment as agent for the other Sellers. Each Seller acknowledges and agrees that (i) the appointments and acceptances contemplated hereby are made for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, (ii) a Seller, acting as agent, can bind any and all Sellers, (iii) Administrative Agents’ actions with respect to any agent shall bind all Sellers, whether or not

Administrative Agent knows the applicable Seller is acting in an agency capacity and (iv) the agency appointments contemplated hereby shall not relieve any Seller of its obligations hereunder and shall not diminish the joint and several liability of all Sellers hereunder. For the avoidance of doubt but not by way of limitation, the Parties agree that a Transaction may be initiated by, and a Confirmation may be addressed to, any Seller whether or not such Seller is the Party selling the Purchased Mortgage Loans subject to such Transaction or Confirmation.

4.	Margin Maintenance

(a)Margin Deficit. If at any time the sum of the Margin Amounts of all Purchased Mortgage Loans then subject to Transactions is less than the sum of their Repurchase Prices, a margin deficit (a

“Margin Deficit”) will exist, and Administrative Agent, by notice to Seller (a “Margin Call”), may require Sellers to transfer to Administrative Agent (for Buyers’ accounts) (x) cash or (y) if Administrative Agent is willing to accept them in lieu of cash, additional Eligible Mortgage Loans reasonably acceptable to Administrative Agent (“Additional Purchased Mortgage Loans”) or (z) a combination, to the extent (if any) acceptable to Administrative Agent, of cash and Additional Purchased Mortgage Loans, so that immediately after such transfer(s) the sum of
(i)such cash, if any, so transferred to Administrative Agent (for Buyers’ accounts) plus (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions outstanding at that time, including any such Additional Purchased Mortgage Loans, will be at least equal to the sum of their Repurchase Prices at that time.

(b)Margin Maintenance. If the notice to be given by Administrative Agent to any Seller under Section (a) above is given at or prior to 10:00 a.m. Houston, Texas time on a Business Day, Sellers shall transfer cash or Additional Purchased Mortgage Loans to Administrative Agent prior to 5:00 p.m. Houston, Texas time on the date of such notice, and if such notice is given after 10:00 a.m. Houston, Texas time, Sellers shall transfer cash or Additional Purchased Mortgage Loans prior to 9:30 a.m. Houston, Texas time on the Business Day following the date of such notice. All cash required to be delivered to Administrative Agent pursuant to this Section 4(b) shall be deposited by Sellers into the Operating Account and, provided that no Event of Default has occurred and is continuing, shall be applied by Buyers to reduce pro rata the Repurchase Prices of all Purchased Mortgage Loans that are then subject to outstanding Transactions. Following the occurrence and during the continuance of any Event of Default, any such cash may be applied to reduce the Repurchase Price of such Purchased Mortgage Loans as Administrative Agent shall select, with the amount to be applied to the Repurchase Price of any particular Purchased Mortgage Loan to be determined by Administrative Agent, using such reasonable method of allocation as Administrative Agent shall elect in its sole discretion at the time. Administrative Agent’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any other time a Margin Deficit exists (or still exists).

(c)Margin Excess. If on any day after a Seller has transferred cash or Additional Purchased Mortgage Loans to Administrative Agent pursuant to Section (b) above, the sum of (i) the cash paid to Administrative Agent and (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions at that time, including any such Additional Purchased Mortgage Loans, exceeds the Aggregate Purchase Price, then at the request of a Seller, Buyers (acting through Administrative Agent) shall return a portion of the cash or Additional

Purchased Mortgage Loans to a Seller so that the remaining sum of (i) and (ii) does not exceed the Aggregate Purchase Price; provided that the sum of the cash plus the value of Additional Purchased Mortgage Loans returned shall be strictly limited to an amount, after the return of which, no Margin Deficit will exist.

(d)Market Value Determinations. Administrative Agent may determine the Market Value of any Purchased Mortgage Loans from time to time and with such frequency (which, for the avoidance of doubt, may be daily), and taking into consideration such factors, as it may elect, in its sole good faith discretion, including, but not limited to, current market conditions and the fact that the Purchased Mortgage Loans may be sold or otherwise disposed of under circumstances where any Seller is in default under this Agreement; provided, however, that a Market Value of zero shall be assigned to any Purchased Mortgage Loan that, at the time of determination, is not an Eligible Mortgage Loan. Administrative Agent’s determination of Market Value of Purchased Mortgage Loans will be made using Administrative Agent’s customary methods for determining the price of comparable mortgage loans under the market conditions and each Seller’s status prevailing at the time of determination, will not be equivalent to a determination of the fair market value of the Purchased Mortgage Loans made by obtaining competing bids under circumstances where the bidders have adequate opportunity to perform customary mortgage loan and servicing due diligence and, if (1) any Default or Event of Default has occurred and is continuing, (2) Administrative Agent in good faith believes that a secondary market Mortgage Loan purchaser would materially discount the likelihood of realization on any of a Seller’s Mortgage Loan transfer warranties or (3) the market for comparable Mortgage Loans is illiquid or otherwise disorderly at the time, such determination will not be equivalent to a determination by Administrative Agent of the Market Value of the Purchased Mortgage Loans made when, as applicable in the circumstances, (A) the originator/servicer is not in default, (B) the likelihood of realization on Seller’s transfer warranties is not materially discounted and/or (C) the market for comparable Mortgage Loans is not illiquid or otherwise disorderly. Administrative Agent’s good faith determination of Market Value shall be conclusive upon the Parties.

5.	Accounts; Income Payments

(a)Accounts. Prior to the date hereof, Sellers shall jointly and severally establish or cause to be established each of the Accounts at Financial Institution. UAMC LLCs’ taxpayer identification number will be designated as the taxpayer identification number for each Account and Sellers shall be jointly and severally responsible for reporting and paying taxes on any income earned with respect to the Accounts. Each Account shall be under the sole dominion and control of Administrative Agent, and each Seller agrees that (i) no Seller shall have any right or authority to withdraw or otherwise give any directions with respect to the Accounts or the disposition of any funds held in the Accounts; provided that any Seller may cause amounts to be deposited into any Account at any time, and (ii) Financial Institution may comply with instructions originated by Administrative Agent directing disposition of the funds in the Accounts without further consent of any Seller, which instructions Administrative Agent shall give only in accordance with the terms of this Agreement. Only employees of Administrative Agent shall be signers with respect to the Accounts. Pursuant to Section 6, Sellers have pledged, assigned, transferred and granted a security interest to Administrative Agent in all Accounts (as agent and representative of Buyers) in which any Seller has rights or power to transfer rights and all Accounts in which any Seller later acquires ownership, other rights or the power to transfer rights. Sellers and Administrative Agent hereby agree that Administrative Agent, as agent and representative of Buyers, has “control” of the Accounts within the meaning of Section 9-104 of the UCC. Any provision hereof to the contrary notwithstanding and for the avoidance of doubt, Sellers agree and acknowledge that Administrative Agent is not required to return funds on deposit in an Account to any Seller if any amounts are owed to Buyers or Administrative Agent hereunder by any Seller or Sellers in the aggregate.

(b)Cash Pledge Account. On or prior to the date hereof, Sellers shall jointly and severally deposit an amount equal to 1.00% of the Facility Amount (the “Required Amount”) into the Cash Pledge Account. Sellers shall cause an amount not less than the Required Amount to be on deposit in the Cash Pledge Account at all times. If on any Remittance Date, the amount on deposit in the Cash Pledge Account is greater than the Required Amount, provided that no Default or Event of Default has occurred, upon a Seller’s request such excess will be disbursed to a Seller on such Remittance Date after application by Administrative Agent and Buyers to the payment of any amounts owing by any Seller or Sellers in the aggregate to Administrative Agent or Buyers on such date. At any time upon or after the occurrence of an Event of Default, Administrative Agent, in its sole discretion, may apply the amounts on deposit in the Cash Pledge Account in accordance with the provisions of Section 5(f).

(c)Funding Account. The Funding Account shall be used for fundings of the Purchase Price and the Repurchase Price with respect to each Purchased Mortgage Loan in accordance with Section 3. Sellers shall jointly and severally cause all amounts to be paid in respect of the related Takeout Commitments to be remitted by the Approved Takeout Investors directly to the Funding Account without any notice to or consent of any Seller. On each Repurchase Date which occurs pursuant to Section 3(f) with respect to any Purchased Mortgage Loan, Administrative Agent will apply the applicable amounts on deposit in the related Funding Account to the unpaid Repurchase Price due to Buyers for such Purchased Mortgage Loan and, unless an Event of Default has occurred, Administrative Agent will transfer the remaining balance, if any, in the Funding Account to the Operating Account. At any time upon or after the occurrence of an Event of Default, Administrative Agent, in its sole discretion, may apply the amounts on deposit in the Funding Account in accordance with the provisions of Section 5(f).

(d)Collection Account. At any time after the occurrence of an Event of Default, Administrative Agent may require that Sellers jointly and severally establish the Collection Account and then and thereafter maintain on deposit in the Collection Account an amount at least equal to the Tax and Insurance Amount, as determined by Administrative Agent from time to time. If then or at any time thereafter, Administrative Agent gives notice to Sellers that the amount on deposit in the Collection Account is less than the Tax and Insurance Amount, Sellers shall promptly deposit additional funds in the Collection Account sufficient to increase its balance to equal the Tax and Insurance Amount. At any time after the occurrence of an Event of Default, Administrative Agent, in its sole discretion, may apply the amounts on deposit in the Collection Account in accordance with the provisions of Paragraph 5(f).

(e)	Operating Account.

(i)The Operating Account shall be used for the purposes of (1) Sellers’ payment of Price Differential and any other amounts owing to Buyers under this

Agreement, the Side Letter or any other Transaction Document, (2) Sellers’ funding of any shortfall between (x) the proceeds of an Eligible Mortgage Loan being purchased by Administrative Agent (as agent and representative of Buyers) that are to be disbursed at its Origination and (y) the Purchase Price to be paid by Administrative Agent (as agent and representative of Buyers) for that Eligible Mortgage Loan, (3) Sellers’ payment of any difference between the Repurchase Price and the amount received by Administrative Agent from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to Section 3(g) and (4) for any cash payments made by Seller to satisfy Margin Calls pursuant to Section 4(b).

(ii)On or before the fourth (4th) Business Day before each Remittance Date, Administrative Agent will notify any Seller in writing of the Price Differential and other amounts due Administrative Agent and Buyers on that Remittance Date. On or prior to the Business Day preceding each Remittance Date, Sellers shall jointly and severally deposit into the Operating Account an amount sufficient to pay all amounts due Administrative Agent and Buyers on that Remittance Date. On each Remittance Date, Administrative Agent shall withdraw funds from the Operating Account to effect such payment to the extent of funds then available in the Operating Account. If the funds on deposit in the Operating Account are insufficient to pay the amounts then due Administrative Agent and Buyers in full, Sellers shall jointly and severally pay the deficiency amount on the date such payment is due by wire transfer of such amount to the Operating Account, and Administrative Agent shall withdraw the funds so deposited to pay such deficiency to the extent of the funds deposited.

(iii)Funds deposited by Sellers in the Operating Account to cover the shortfall, if any,

referred to in clause (2) of Section 5(e)(i) will be disbursed by Administrative Agent to the Settlement Agent along with the Purchase Price of the related Eligible Mortgage Loan being purchased by Administrative Agent (as agent and representative of Buyers) to fund the Origination of such Mortgage Loan as provided in Section 3(b).

(iv)At any time after a Margin Call, if Seller fails to satisfy such Margin Call in accordance with the provisions of Section 4, Administrative Agent may withdraw funds from the Operating Account to pay such Margin Call and shall apply the funds so withdrawn for that purpose to reduce the Repurchase Prices of Purchased Mortgage Loans then subject to outstanding Transactions as provided in Section 4(b). At any time after the occurrence and during the continuance of an Event of Default, Administrative Agent, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of Section 5(f).

(v)Unless (1) a Default or an Event of Default has occurred and is continuing or (2) any amounts are then owing to Administrative Agent, Buyers or any Indemnified Party under this Agreement or another Transaction Document, on any Seller’s request, Administrative Agent will transfer the Operating Account balance to an account designated by such Seller.

(f)Application of Funds. After the occurrence and during the continuance of an Event of Default, at such times as Administrative Agent may direct in its sole discretion, Administrative

Agent shall apply all Income and such other amounts on deposit in all or any of the Accounts other than escrow amounts held in the Collection Account or another account of Sellers required to be used for the payment of taxes and insurance on any Purchased Mortgage Loan, in the same order and manner as is provided in Section 12(e) for proceeds of dispositions of Purchased Mortgage Loans not repurchased by Seller.

(g)Income. Where a particular Transaction’s term extends over the date on which Income is paid by the Mortgagor on any Purchased Mortgage Loan subject to that Transaction, that Income will be the property of Buyers until Sellers, acting pursuant to their joint and several obligations hereunder, have paid Administrative Agent the full Repurchase Price in respect of such Transaction to Administrative Agent (for Buyers’ accounts). Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing and no Margin Deficit then exists, Administrative Agent agrees that a Seller or its designee shall be entitled to receive and retain that Income to the full extent it would be so entitled if the Purchased Mortgage Loans had not been sold to Buyers; provided that any Income received by a Seller while the related Transaction is outstanding shall be deemed to be held by Sellers solely in trust for Administrative Agent (as agent and representative of Buyers) pending the payment of the Repurchase Price in respect of such Transaction and the repurchase of the related Purchased Mortgage Loans. If a Default or an Event of Default has occurred and is continuing, or a Margin Deficit exists that Seller has not satisfied in accordance with the provisions of Section 4, as of the date Income is paid on a Purchased Mortgage Loan subject to a Transaction hereunder, if directed by Administrative Agent, Sellers, acting pursuant to their joint and several obligations hereunder, shall cause such Income to be deposited directly into the Collection Account or to such other account as Administrative Agent may direct.

(h)Sellers’ Obligations. The provisions of this Section 5 shall not relieve any Seller from its joint and several obligations to pay the Repurchase Price on the applicable Repurchase Date and to satisfy any other payment obligation of Sellers hereunder or under any other Transaction Document.

6.	Security Interest; Assignment of Takeout Commitments

(a)Security Interest. Although the Parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Sellers of their joint and several obligations, liabilities and indebtedness under each such Transaction and Sellers’ joint and several obligations, liabilities and indebtedness hereunder and under the other Transaction Documents, each Seller hereby pledges, assigns, transfers and grants to Administrative Agent, as agent and representative of Buyers, a security interest in the Mortgage Assets in which such Seller (individually or collectively with the other Sellers) has rights or power to transfer rights and all of the Mortgage Assets in which such Seller (individually or collectively with the other Sellers) later acquires ownership, other rights or the power to transfer rights. “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all related Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto),
(ii)all Servicing Records, Loan Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased
Mortgage Loans, (v) the related Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent such Seller’s rights thereunder relate to the Purchased Mortgage Loans,
(vii) the Closing Protection Letters to the extent Seller’s rights thereunder relate to Mortgage Loans whose Originations were funded or intended to be funded in whole or in part with funds transferred by Administrative Agent to the related Settlement Agent, (viii) all Hedging Arrangements to the extent relating to the Purchased Mortgage Loans, and (ix) all proceeds of the foregoing, including, without limitation, to the extent constituting proceeds of the foregoing, all mortgage backed securities, and the right to have and receive such mortgage backed securities when issued, that are, in whole or in part, based on, backed by or created from Purchased Mortgage Loans for which the full Repurchase Price has not been received by Administrative Agent, irrespective of whether such Purchased Mortgage Loans have been released from this security interest. Each Seller hereby authorizes Administrative Agent to file such financing statements and amendments relating to the Mortgage Assets as Administrative Agent may deem appropriate, and irrevocably appoints Administrative Agent as such Seller’s attorney-in-fact to take such other actions as Administrative Agent deems necessary or appropriate to perfect and continue the Lien granted hereby and to protect, preserve and realize upon the Mortgage Assets. Sellers agree, jointly and severally, to pay all fees and expenses associated with perfecting such Liens including, without limitation, the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages as and when required by Administrative Agent in its sole discretion.

(b)Assignment of Takeout Commitment. The sale of each Mortgage Loan to Buyers shall include the related Seller’s rights (but none of the obligations) under the applicable Takeout Commitment and Takeout Agreement to deliver the Mortgage Loan to the Approved Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Approved Takeout Investor. Effective on and after the Purchase Date for each Mortgage Loan purchased by Buyers hereunder, each Seller assigns to Administrative Agent as agent and representative of Buyers, free and clear of any Lien (subject to the last grammatical paragraph of Section 12(a)), all of such Seller’s right, title and interest in any applicable Takeout Commitment and Takeout Agreement for such Mortgage Loan; provided that Administrative Agent and Buyers shall not assume or be deemed to have assumed any of the obligations of any Seller under any Takeout Agreement or Takeout Commitment.

7.	Conditions Precedent

(a)Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this

Agreement shall be subject to the satisfaction of each of the following conditions precedent (any of which Administrative Agent may electively waive, in Administrative Agent’s sole discretion):

(i)on or before the date hereof, Sellers shall deliver or cause to be delivered each of the documents listed on Exhibit E signed by or on behalf of each Seller (as applicable) and in form and substance satisfactory to Administrative Agent and its counsel;

(ii)as of the date hereof, there has been no Material Adverse Effect on the financial condition of any Seller since the most recent financial statements of such Person delivered to Administrative Agent and Buyers;
(iii)as of the date hereof, no Litigation is pending which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(iv)Sellers shall have delivered to Administrative Agent opinions of counsel substantially in the form of Exhibit F and in form and substance satisfactory to Administrative Agent and its counsel;

(v)Sellers shall have delivered to Administrative Agent such other documents, opinions of counsel and certificates as Administrative Agent may reasonably request;

(vi)Sellers shall have established, jointly and severally, the Accounts at Financial Institution and shall have deposited the Required Amount to the Cash Pledge Account;

(vii)Each Seller shall have acquired licenses to originate Mortgage Loans in all states where it originates them; and

(viii)on or before the date hereof, Sellers, jointly and severally, shall have paid to the extent due all fees and out-of-pocket costs and expenses (including, without limitation, due diligence fees and expenses and reasonable legal fees and expenses) required to be paid hereunder and under the other Transaction Documents.

(b)Conditions Precedent to Each Transaction. Buyers’ obligation to pay the Purchase Price for each Transaction shall be subject to the satisfaction of each of the following conditions precedent:

(i)with respect to each Purchase Date, Sellers shall have delivered to Administrative Agent a Confirmation and the Loan Purchase Detail with respect to the Purchased Mortgage Loans subject to such Transaction;

(ii)in the case of a Mortgage Loan subject to a Wet Funding, Administrative Agent shall have received the documents described in items (i) through (iv) of the definition of Loan File, and, in the case of any other Mortgage Loan subject to such Transaction, Administrative Agent shall have received the complete Loan File for such Mortgage Loan, in each case in form and substance satisfactory to Administrative Agent;

(iii)	no Default or Event of Default shall have occurred and be continuing;

(iv)no Margin Deficit shall exist either before or after giving effect to such Transaction;

(v)this Agreement and each of the other Transaction Documents shall remain in full force and effect, and the Termination Date shall not have occurred;

(vi)each Mortgage Loan subject to such Transaction shall be an Eligible Mortgage Loan;
(vii)the representations and warranties of each Seller in this Agreement and each of the other Transaction Documents to which it is a party and in any Officer’s Certificate delivered to Administrative Agent in connection therewith shall be true and correct on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties and Officer’s Certificates which are specifically made only as of a different date, which representations and warranties and Officer’s Certificates shall be correct on and as of the date made), and each Seller shall have complied with all the agreements and satisfied all the conditions under this Agreement, each of the other Transaction Documents and the Mortgage Loan Documents to which it is a party on its part to be performed or satisfied at or prior to the related Purchase Date;

(viii)no Requirement of Law would prohibit the consummation of any transaction contemplated hereby, or would impose limits on the amounts that Administrative Agent may legally receive or would impose a material tax or levy on such Transaction or the Purchase Price, Repurchase Price or any payments received in respect thereof;

(ix)no action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of any Transaction contemplated hereby or seeking material damages against Administrative Agent in connection with the transactions contemplated by the Transaction Documents;

(x)after giving effect to such Transaction, as of the related Purchase Date and as of the proposed Repurchase Date for such Transaction, no Purchased Mortgage Loan subject to a Transaction was originated more than thirty (30) days prior to such Purchase Date and such proposed Repurchase Date;

(xi)Administrative Agent shall have determined that the amounts on deposit in the Operating Account are sufficient to fund any shortfall between (x) the amount the Seller is to fund to Originate or otherwise acquire each Mortgage Loan to be purchased by Buyers in such Transaction and (y) the Purchase Price to be paid by Buyers therefor, after taking into account the other obligations of all Sellers to be satisfied with the amounts on deposit in the Operating Account on such Transaction’s Purchase Date;

(xii)after giving effect to such Transaction, the aggregate Purchase Price for all outstanding Transactions shall not exceed the Facility Amount;

(xiii)Administrative Agent shall have received such other documents, information, reports and certificates as it shall have reasonably requested; and

(xiv)Sellers shall have jointly and severally deposited the amounts required by Section 5 into each of the Collection Account and the Cash Pledge Account.
The acceptance by a Seller, or by any Settlement Agent at the direction of any Seller, of any Purchase Price proceeds shall be deemed to constitute a representation and warranty by all Sellers that the foregoing conditions have been satisfied.

8.	Change in Requirement of Law

(a)If any Change in Requirement of Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Buyer (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)impose on any Buyer, Administrative Agent or the London interbank market any other condition (other than Taxes, as defined in Section 11(e)(ii)(A), affecting this Agreement or Transactions entered into by Buyers or Administrative Agent (for Buyers’ accounts);

and the result of any of the foregoing shall be to increase the cost to Buyers or Administrative Agent of making or maintaining any purchase hereunder (or of maintaining its obligation to enter into any Transaction) or to increase the cost or to reduce the amount of any sum received or receivable by Buyers or Administrative Agent (whether of Repurchase Price, Price Differential or otherwise), then Sellers, jointly and severally, will pay to Administrative Agent (for Buyers’ and its own accounts) such additional amount or amounts as will compensate Buyers and Administrative Agent for such additional costs incurred or reduction suffered.

(b)If any Buyer or Administrative Agent reasonably determines that any Change in Requirement of Law regarding capital requirements has or would have the effect of reducing the rate of return on such Buyer’s capital or on the capital of such Buyer’s holding company as a consequence of this Agreement or the purchases made by such Buyer to a level below that which such Buyer or such Buyer’s holding company could have achieved but for such Change in Requirement of Law (taking into consideration such Buyer’s policies with respect to capital adequacy) by an amount deemed by such Buyer in good faith to be material, then from time to time Sellers, jointly and severally, will pay to Administrative Agent for the account of each such Buyer such additional amount or amounts as will compensate such Buyer or such Buyer’s holding company for any such reduction suffered.

(c)A certificate of such Buyer setting forth the amount or amounts necessary to compensate such Buyer or its holding company, as the case may be, as specified in Section 8(a) or 8(b) shall be delivered to Administrative Agent and Seller and shall be conclusive absent manifest error. Sellers, jointly and severally, shall pay Administrative Agent, for the account of each such Buyer, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Buyer to demand compensation pursuant to this Section 8 shall not constitute a waiver of such Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate any Buyer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Buyer notifies any Seller of the Change in Requirement of Law giving rise to such increased costs or reductions and of such Buyer’s intention to claim compensation therefor; provided further that, if the Change in Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

9.	Segregation of Documents Relating to Purchased Mortgage Loans

All documents relating to Purchased Mortgage Loans in the possession of a Seller shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Sellers’ interest in the Purchased Mortgage Loans (including, without limitation, the Servicing Rights) shall pass to

Administrative Agent (as agent and representative of Buyers) on the Purchase Date and nothing in this Agreement shall preclude Administrative Agent (as agent and representative of Buyers) from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Administrative Agent of its obligations to transfer the Purchased Mortgage Loans to a Seller pursuant to Section 3 or Section 4.

10.	Representations and Warranties.

(a)To induce Buyers and Administrative Agent to enter into this Agreement and the Transactions hereunder, Sellers represent and warrant as of the date of this Agreement and as of each Purchase Date with respect to each Seller that each of the following statements is and shall remain true and correct throughout the term of this Agreement and until all obligations, liabilities and indebtedness of all Sellers under this Agreement and the other Transaction Documents are paid in full.

(i)Representations and Warranties Concerning Purchased Mortgage Loans. By each delivery of a Confirmation, Seller shall be deemed, as of the Purchase Date of the described sale of each Purchased Mortgage Loan (or, if another date is expressly provided in such representation or warranty, as of such other date), and as of each date thereafter that such Purchased Mortgage Loan remains subject to this Agreement, to represent and warrant that each Purchased Mortgage Loan then sold to Administrative Agent (as agent and representative of Buyers) is an Eligible Mortgage Loan.

(ii)Organization and Good Standing. Seller and each of its Subsidiaries is, in the case of UAMC LLC, a limited liability company and, in the case of UAMC CA, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation or entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller or any such Subsidiary. For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which Seller or a Subsidiary transacts business. Seller has no Subsidiaries except those identified by Seller to Administrative Agent in Exhibit G. With respect to Seller and each such Subsidiary, Exhibit G correctly states its name as it appears in its articles of formation filed in the jurisdiction of its organization, address, place of organization, each state in which it is qualified as a foreign corporation or entity, and in the case of the Subsidiaries, the percentage ownership (direct or indirect) of Seller in such Subsidiary.

(iii)Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and each other Transaction Document and to perform the obligations required of it hereunder and thereunder. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles. No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under any Requirement of Law prior to the execution, delivery and performance of or compliance by Seller with this Agreement or any other Transaction Document or the consummation by Seller of any transaction contemplated thereby, except for those which have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement and the other Transaction Documents. If Seller is a depository institution, this Agreement shall be maintained in Seller’s official records.

(iv)No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than Liens created pursuant to this Agreement and the other Transaction Documents) of any nature upon the properties or assets of Seller, any of the terms, conditions or provisions of Seller’s organizational documents, or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).

(v)Performance. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform, and Seller intends to perform, each and every covenant which it is required to perform under this Agreement and the other Transaction Documents, the failure of which to perform could reasonably be expected to have a Material Adverse Effect.

(vi)Ordinary Course Transaction. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and neither the sale, transfer, assignment and conveyance of Mortgage Loans to Administrative Agent(as agent and representative of Buyers) nor the pledge, assignment, transfer and granting of a security interest to Administrative Agent (as agent and representative of Buyers) in the Mortgage Assets, by Seller pursuant to this Agreement are subject to the bulk transfer or any similar Requirement of Law in effect in any applicable jurisdiction.

(vii)Litigation; Compliance with Laws. There is no Litigation that could reasonably be expected to have a Material Adverse Effect or that might materially and adversely affect the Mortgage Loans sold or to be sold pursuant to this Agreement. Seller has not violated any Requirement of Law applicable to Seller which, if violated, would materially and adversely affect the Mortgage Loans to be sold pursuant to this Agreement or could reasonably be expected to have a Material Adverse Effect.

(viii)Statements Made. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyers or Administrative Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyers or Administrative Agent in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect on the date as of which such information is stated or certified or (in the case of projections) based on estimates that are believed to be reasonable as of the respective dates of such estimates. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyers or Administrative Agent for use in connection with the transactions contemplated hereby or thereby.

(ix)Approved Company. Seller currently holds all approvals, authorizations and other licenses from the Approved Takeout Investors and the Agencies required under the Takeout Guidelines (or otherwise) to Originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale hereunder to Administrative Agent (as agent and representative of Buyers).

(x)Fidelity Bonds. Seller has purchased fidelity bonds and policies of insurance, all of which are in full force and effect, insuring Seller, Administrative Agent (as agent and representative of Buyers) and their successors and assigns in the greatest of
(a)$500,000, (b) the amount required by the Approved Takeout Investor and (c) the amount required by any other Takeout Guidelines, against loss or damage from any breach of fidelity by Seller or any officer, director, employee or agent of Seller, and against any loss or damage from loss or destruction of documents, fraud, theft, misappropriation, or errors or omissions.

(xi)Solvency. As of the date hereof and immediately after giving effect to each Transaction hereunder, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller, and Seller is and will be solvent, is, will be able and intends, to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not transferring any Loans with any intent to hinder, delay or defraud any Person.

(xii)Reporting. In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP. Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.

(xiii)Financial Condition. The balance sheets of Seller provided to Buyers and Administrative Agent pursuant to Section 11(g) (and, if applicable, its Subsidiaries, on a consolidated and consolidating basis) as at the dates of such balance sheets, and the related statements of income, changes in stockholders’ equity and cash flows for the periods ended on the dates of such balance sheets heretofore furnished to Buyers and Administrative Agent, fairly present the financial condition of Seller and its Subsidiaries as of such dates and the results of its and their operations for the periods ended on such dates. On the dates of such balance sheets, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyers and Administrative Agent in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the date of such balance sheet, there has been no Material Adverse Effect, nor is Seller aware of any state of facts particular to Seller which (with or without notice or lapse of time or both) could reasonably be expected to have a Material Adverse Effect.

(xiv)Regulation U. Seller is not engaged principally, or as one of its important activities,

in the business of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any sales made hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(xv)Investment Company Act. Neither Seller nor any of its Subsidiaries is an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xvi)Agreements. Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, materially or adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 11(g). None of Seller’s Subsidiaries is subject to any dividend restriction imposed by a Governmental Authority other than those under applicable statutory law. Neither Seller nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or indenture which default could reasonably be expected to have a Material Adverse Effect. No holder of any Debt of Seller or of any of its Subsidiaries has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Seller or the relevant Subsidiary within the cure period provided therein. No Act of Insolvency with respect to Seller or any of its Subsidiaries or any of their respective properties is pending, contemplated or, to the knowledge of Seller, threatened.

(xvii)Title to Properties. Seller and each Subsidiary of Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 11(g), and the Mortgage Assets are free and clear of all Liens other than those created or permitted hereunder.

(xviii)ERISA. All plans (“Plans”) of a type described in Section 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Section 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the IRC, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA. No proceedings have been instituted to terminate any such Plan, and no condition exists which presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA. No Plan or trust forming a part thereof has been terminated since December 1, 1974.

(xix)Proper Names. Seller does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Seller to Administrative Agent, and all such names are utilized by Seller only in the jurisdiction(s) identified in such writing. The only names used by Seller in its tax returns for the last ten years are set forth in Exhibit K.

(xx)No Undisclosed Liabilities. Other than as disclosed in the financial statements delivered pursuant to Section 11(g), Seller does not have any liabilities or Debt, direct or contingent.

(xxi)Tax Returns and Payments. (A) all U.S. federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction where such returns are required have been filed on or before the due date thereof (plus any applicable extensions); and (B) all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon their respective properties, income or franchises, which are due and payable have been paid, including, without limitation, all Federal Insurance Contributions Act (FICA) payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied, with respect to items (A) and

(A)	above, and other than with respect to any tax returns, taxes, assessments, fees and other governmental charges the failure of which to pay and/or file, as applicable, could not be reasonably expected to have a Material Averse Effect or otherwise result in a Lien upon a Purchased Mortgage Loan. The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 11(g) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

(xxii)No Warrants; Shares Valid, Paid and Non-assessable. Seller has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities (or other equity equivalent). The outstanding shares of capital stock (or other equity equivalent) of Seller have been duly authorized and validly issued and are fully paid and non-assessable.

(xxiii)Credit Information. Seller has full right and authority and is not precluded by law or contract from furnishing to Administrative Agent the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to each Purchased Mortgage Loan sold hereunder, and Administrative Agent will not be precluded from furnishing such materials to the related Approved Takeout Investor by such laws. Neither the foregoing nor any other provision of this Agreement or any other Transaction Document shall be construed to impose any obligation on Administrative Agent or any Buyer to keep the above described materials confidential or to otherwise comply with the Fair Credit Reporting Act or any similar laws.

(xxiv)No Discrimination. Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.

(xxv)Home Ownership and Equity Protection Act. There is no Litigation outstanding against or relating to Seller, relating to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.

(xxvi)Place of Business and Formation. The principal place of business of Seller is located at the address set forth for Seller in Section 15. As of the date hereof, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Section 15. As of the date hereof, Seller’s jurisdiction of organization is the state specified in Section 15.

(xxvii)No Adverse Selection. Seller used no selection procedures that identified the Purchased Mortgage Loans offered to Administrative Agent (as agent and representative of Buyers) for purchase hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.

(xxviii)MERS. Seller and each Approved Takeout Investor is a member of MERS in good standing.

(xxix)	Seller is Principal. Seller is engaging in the Transactions as a principal.

(xxx)	No Default. No Default or Event of Default has occurred.

(b)Mortgage Loan Representations. Each Seller represents and warrants to Administrative Agent with respect to all Mortgage Loans that (i) each Purchased Mortgage Loan is an Eligible Mortgage Loan on and as of the Purchase Date therefor, (ii) each Mortgage Loan to be transferred from a Seller to Administrative Agent as an Additional Purchased Mortgage Loan is an Eligible Mortgage Loan on and as of the date of transfer thereof and (iii) each Purchased Mortgage Loan identified as an Eligible Mortgage Loan by a Seller in any report or other information delivered to Administrative Agent is an Eligible Mortgage Loan. Each Seller further makes the representations and warranties regarding all Purchased Mortgage Loans (including all Additional Purchased Mortgage Loans) as are set forth in Exhibit B.

(c)Survival of Representations. All the representations and warranties made by any Seller to Buyers and Administrative Agent in this Agreement are binding on all Sellers regardless of whether the subject matter thereof was under the control of any Seller or a third party. Each Seller acknowledges that Buyers and Administrative Agent will rely upon all such representations and warranties with respect to each Purchased Mortgage Loan purchased by Administrative Agent (as agent and representative of Buyers) hereunder, and each Seller makes such representations and warranties in order to induce Buyers (acting through Administrative Agent) to purchase the Mortgage Loans. The representations and warranties by a Seller in this Agreement with respect to a Purchased Mortgage Loan shall be unaffected by, and shall supersede and control over, any provision in any existing or future endorsement of any Purchased Mortgage Loan or in any assignment with respect to such Purchased Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty. All Seller representations and warranties shall survive delivery of the Loan Files and the Confirmations, purchase by Administrative Agent (as agent and representative of Buyers) of Purchased Mortgage Loans, transfer of the servicing for the Purchased Mortgage Loans to a successor servicer, delivery of Purchased Mortgage Loans to an Approved Takeout Investor, repurchases of the Purchased Mortgage Loans by a Seller and termination of this Agreement. The representations and warranties of a Seller in this Agreement shall inure to the benefit of Buyers, Administrative Agent and their successors and assigns, notwithstanding any examination by

Administrative Agent or any Buyer of any Mortgage Loan Documents, related files or other documents delivered to Administrative Agent.

11.	Sellers’ Covenants

Sellers agree jointly and severally to cause each Seller to perform, and cause each of such Seller’s Subsidiaries to perform, the following duties at all times during the term of this Agreement (and Sellers agree to be jointly and severally liable for the performance by each Seller of such duties):

(a)Maintenance of Existence; Conduct of Business. Seller and each of its Subsidiaries shall preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including without limitation its eligibility as lender, seller/servicer and issuer described under Section 10(ix), except, in each case, where the failure to maintain such rights, privileges, licenses or franchises, as applicable, could not reasonably be expected to have a Material Adverse Effect; and each of Seller and its Subsidiaries shall conduct its business in an orderly and efficient manner and shall keep adequate books and records of its business activities, and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement. Seller will not make any material change in its accounting treatment and reporting practices except as required by GAAP. Seller shall remain a member of MERS in good standing.

(b)Compliance with Applicable Laws. Seller and each of its Subsidiaries shall comply with all Requirements of Law applicable to Seller, the Purchased Mortgage Loans or any part thereof (including, without limitation, any Agency Guidelines, all anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001, as amended, the GLB Act and all consumer protection laws and regulations) or relating to the Mortgage Assets and cause the Mortgage Assets to comply with all applicable Requirements of Law, a breach of which could reasonably expected to have a Material Adverse Effect, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor.

(c)Inspection of Properties and Books. Seller shall permit authorized representatives of Administrative Agent to (i) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, all at Seller’s expense and at such reasonable times as Administrative Agent may request; it being understood and agreed that so long as no Event of Default shall have occurred and be continuing, Administrative Agent shall give a Seller reasonable notice prior to conducting any discussion, inspection and/or audit under this paragraph (c). Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Administrative Agent or any authorized representatives of Administrative Agent may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Administrative Agent and Seller’s accountants held in accordance with this authorization.

(d)Notices. Seller will promptly notify Administrative Agent, and in any event within ten (10) Business Days of obtaining knowledge, of the occurrence of any of the following with respect to any Seller and shall provide or cause the other Sellers to provide such additional documentation and cooperation as Administrative Agent may request with respect to any of the following:

(i)any change in Seller’s or any of its Subsidiary’s business address and/or telephone number;

(ii)any merger, consolidation or reorganization of Seller or any of its Subsidiaries, or any changes in the ownership of Seller or any of its Subsidiaries by direct or indirect means. “Indirect” means any Change of Control;

(iii)any change of the name or jurisdiction of organization of Seller, or any of its Subsidiaries;

(iv)any material adverse change in the financial position of Seller or any of its Subsidiaries;

(v)entry of any court judgment or regulatory order in which Seller or any Subsidiary of Seller is or may be required to pay a claim or claims which could have a material adverse effect on the financial condition of Seller or any of Seller’s Subsidiaries or on Seller’s ability to perform its obligations under any Transaction Document, or on the ability of Seller or any Subsidiary of Seller to continue its operations in a manner similar to its current operations;

(vi)the filing of any petition, claim or lawsuit against Seller or any of Seller’s Subsidiaries which, if adversely decided, could have a material adverse effect on the financial condition of Seller or any Subsidiary of Seller, on Seller’s ability to perform its obligations under any Transaction Document, or on the ability of Seller or any Subsidiary of Seller to continue its operations in a manner similar to its current operations;

(vii)Seller or any Subsidiary of Seller admits to committing, or is found to have committed, a material violation of any Requirement of Law relating to its business operations, including but not limited to, its loan generation, sale or servicing operations;

(viii)the initiation of any investigations, audits, examinations or reviews of Seller or any Subsidiary of Seller by any Agency, Governmental Authority, trade association relating to the Origination, sale or servicing of mortgage loans by Seller or any Subsidiary of Seller or the business operations of Seller or any Subsidiary of Seller with the exception of normally scheduled audits or examinations by the regulators of Seller or any Subsidiary of Seller;

(ix)any disqualification or suspension of Seller or any Subsidiary of Seller by an Agency or any written notification from any Agency of any such disqualification or suspension or impending disqualification or suspension;

(x)the occurrence of any actions, inactions or events upon which an Agency may, in accordance with Agency Guidelines, disqualify or suspend Seller or any Subsidiary of Seller as a seller or servicer, including (if Seller is or becomes a Freddie Mac-approved seller or servicer) those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide and (if Seller is or becomes a Fannie Mae-approved seller or servicer) any breach of Seller’s “Lender Contract” (as defined in the Fannie Mae Single Family 2010 Selling Guide) with Fannie Mae including the breaches described or referred to in Section A2-3, 1-01 “Lender Breach of Contract” of the Fannie Mae Single Family 2010 Selling Guide;

(xi)the filing, recording or assessment of any federal, state or local tax Lien against it or any Subsidiary of Seller, or any of its or any such Subsidiary’s;

(xii)the occurrence of any Event of Default hereunder or the occurrence of any Default;

(xiii)the suspension, revocation or termination of any licenses or eligibility as described under Section 10(a)(ix) of Seller or any Subsidiary of Seller;

(xiv)any other action, event or condition of any nature which could reasonably be expected to have a Material Adverse Effect;

(xv)any alleged breach by Administrative Agent or any Buyer of any provision of this Agreement or of any of the other Transaction Documents; or

(xvi)	a Change in Management.

(e)	Payment of Debt, Taxes, etc.

(i)Seller shall pay and perform all obligations and Debt of Seller, and cause to be paid and performed all obligations and Debt of its Subsidiaries in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller, its Subsidiaries, or upon their respective income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise which, if unpaid, might become a Lien upon such properties or any part thereof; provided, however, that Seller and its Subsidiaries shall not be required to pay obligations, Debt, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies which are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending; and provided, further, that book reserves adequate under GAAP shall have been established with respect thereto.

(ii)(A) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due; it being understood and agreed that “Taxes” does not include (a) taxes imposed on (or measured by) a Buyer’s net income (however denominated) or capital, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which any Buyer is organized or of its applicable lending office, or any political subdivision thereof or
(b) U.S. federal withholding taxes imposed on amounts payable to or for the account of such Buyer or Assignee with respect to an interest under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Assignee acquires such interest hereunder or (ii) such Buyer or Assignee changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 11(e)(ii)(A) or Section 11(e)(ii)(C), amounts with respect to such taxes were payable either to Buyer or Assignee’s assignor immediately before such Buyer or Assignee acquired an interest hereunder or to such Buyer or Assignee immediately before it changed the office from which it books the Transactions, (c) taxes attributable to such Buyer’s or Assignee’s failure to comply with Section 11(e)(ii)(D), and (d) any U.S. federal withholding taxes imposed under Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into with a Governmental Authority pursuant thereto (including pursuant to Section 1471(b)(1) of the IRC) and any law or agreement implementing an intergovernmental approach thereto. If Seller is required by a Requirement of Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Administrative Agent, promptly, original tax receipts or other evidence reasonably satisfactory to Administrative Agent of the payment when due of the full amount of such Taxes; and (d) pay to Administrative Agent (for the account of such Buyer) such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(A)In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with all applicable Requirements of Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(B)Seller agrees, jointly and severally with each other Seller, to indemnify Buyers and Administrative Agent for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 11(e), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Administrative Agent or the relevant Buyer(s) shall have provided a Seller with evidence, reasonably satisfactory to such Seller, of payment of Taxes or Other Taxes by the Administrative Agent or relevant Buyer(s), as the case may be, provided further, that no payment shall be required under this Section 11(e)(ii)(C) for any claim for any Tax that was paid by the Administrative Agent or the relevant Buyer(s) two hundred and seventy (270) or more days prior to the date of such claim.

(C)Any Buyer or assignee of a Buyer that is not incorporated or otherwise created under the laws of the United States, any state thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed IRS Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments pursuant to this Agreement or certifying that the payments receivable pursuant to this Agreement are effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a purchaser of Mortgage Loans hereunder. Each Foreign Buyer will resubmit the appropriate form as soon as practicable following a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). No Foreign Buyer shall be entitled to any “gross up” of Taxes or indemnification under this Section 11(e) for Taxes imposed on payments payable to such Foreign Buyer on the date it becomes a Buyer except to the extent that such Foreign Buyer’s assignor was entitled thereto. For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this subparagraph (unless such failure is due to a change in any Requirement of Law occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under this Section 11(e) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, that is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(D)If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11(e)(ii) (including by the payment of additional amounts pursuant to this Section 11(e)(ii)(A)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (E) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (E), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph
(A)the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(B)Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 11(e) shall survive the termination of this Agreement. Nothing contained in this Section 11(e) shall require any Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(C)Each Party acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes and accounting purposes, to treat each purchase transaction hereunder as indebtedness of Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by Seller, except to the extent that Administrative Agent shall have exercised its remedies following an Event of Default by Seller. All Parties to agree to such treatment and agree to treat the transactions as described in the preceding sentence (including on any and all filings with any U.S. federal, state or local taxing authority) and agree not to take any action inconsistent with such treatment, unless required by Requirements of Law.

(f)Insurance. Seller shall, and shall cause its Subsidiaries to, maintain, at no cost Buyers or Administrative Agent (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy prevailing Agency Guidelines requirements applicable to a qualified mortgage originating institution, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement; (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by Administrative Agent, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; and (c) within thirty (30) days after notice from Administrative Agent, obtain such additional insurance as Administrative Agent shall reasonably require, consistent with prudent industry standards, all at the sole expense of Seller. Photocopies of such policies shall be furnished to Administrative Agent without charge upon obtaining such coverage or any renewal of or modification to such coverage.

(g)Financial Statements and Other Reports. Seller shall deliver, or cause to be delivered together with the other Sellers, to Administrative Agent:

(i)As soon as available and in any event not later than forty-five (45) days after the end of each calendar month, statements of income and changes in stockholders’ equity and cash flow of Seller and, if applicable, Seller’s Subsidiaries, on a consolidated and consolidating basis for the immediately preceding month, and related balance sheet as at the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the chief financial officer of Seller, subject, however, to normal year-end audit adjustments;

(ii)As soon as available and in any event not later than ninety (90) days after Seller’s fiscal year end, statements of income, changes in stockholders’ equity and cash flows of Seller, and, if applicable, Seller’s Subsidiaries, on a consolidated basis for the preceding fiscal year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Administrative Agent and prepared by an accounting firm reasonably satisfactory to Administrative Agent, or other independent certified public accountants of recognized standing selected by Seller and acceptable to Administrative Agent, as to said financial statements and a certificate signed by the chief financial officer of Seller stating that said financial statements fairly present the financial condition, results and cash flows of operations of Seller (and, if applicable, Seller’s Subsidiaries on a consolidated basis) as at the end of, and for, such year;

(iii)Together with each delivery of financial statements required in this Section, a Compliance Certificate executed by the chief financial officer of Seller;

(iv)Photocopies of all regular or periodic financial and other reports, if any, which Seller or any Subsidiary of Seller shall file with the SEC or any other Governmental Authority, not later than five (5) days after filing,

(v)Photocopies of any audits completed by any Agency of Seller or any of its Subsidiaries, not later than five (5) days after receiving such audit;

(vi)Not less frequently than once every week (and more often if requested by Administrative Agent), a report in form and substance satisfactory to Administrative Agent summarizing the Hedging Arrangements then in effect with respect to all Mortgage Loans then owned by Buyers and interim serviced by Seller (or a Successor Servicer);

(vii)On each Business Day, a data tape for Purchased Mortgage Loans including the information described on Exhibit I and such other information requested by Administrative Agent from time to time; and

(viii)From time to time, with reasonable promptness, such further information regarding the Mortgage Assets, or the business, operations, properties or financial condition of Seller as Administrative Agent may reasonably request.

(h)Limits on Distributions. Any Seller may declare and pay dividends so long as no Default or Event of Default exists or would result therefrom.

(i)Use of Chase’s Name. Seller shall and shall cause its Subsidiaries to, confine its use of Chases’s logo and the “JPMorgan” and “Chase” names to those uses specifically authorized by Chase in writing. Except where required by the federal Real Estate Settlement Procedures Act or HUD’s Regulation X thereunder, or the Helping Families Save Their Homes Act of 2009, as amended from time to time, in no instance may Seller or any of its Subsidiaries disclose to any prospective Mortgagor, or the agents of the Mortgagor, that such Mortgagor’s Mortgage Loan will be offered for sale to Buyers. None of Seller or its Subsidiaries may use Chase’s name or logo to obtain any mortgage-related services without Chase’s prior written consent.

(j)Reporting. In its financial statements, Seller will report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.

(k)Transactions with Affiliates. Seller will not and will not permit any of its Subsidiaries to (i) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate if an Event of Default exists at such time unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Seller’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to Seller or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate, or (ii) make a payment that is not otherwise permitted by this Section 11 to any Affiliate if an Event of Default exists at such time or will occur as a result of such payment.

(l)Defense of Title; Preservation of Mortgage Assets. Seller warrants and will defend the right,

title and interest of Buyers and of their agent and representative, Administrative Agent in and to all Mortgage Assets against all adverse claims and demands of all Persons whomsoever. Seller shall do all things necessary to preserve the Mortgage Assets so that such Mortgage Assets remain subject to a first priority perfected Lien hereunder. Seller will not allow any default to occur for which Seller is responsible under any Mortgage Assets or any Transaction Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Mortgage Assets and the Transaction Documents.

(m)Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any of its Subsidiaries to Transfer all or substantially all of its assets to any Person; provided, that Seller may, after at least ten (10) days’ prior written notice to Administrative Agent, allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.

(n)No Amendment or Compromise. Without Administrative Agent’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Mortgage Loans, any related rights or any of the Transaction Documents.

(o)Loan Determined to be Defaulted or Defective. Upon discovery by Seller that any Purchased Mortgage Loan sold by any Seller hereunder is a Defaulted Loan or a Defective Mortgage Loan, Seller shall promptly give notice of such discovery to Administrative Agent.

(p)Further Assurances. Seller agrees to do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Administrative Agent to carry into effect the intent and purposes of this Agreement and the other Transaction Documents, to perfect the interests of Administrative Agent (as agent and representative of Buyers) in the Mortgage Assets or to better assure and confirm unto Administrative Agent its rights, powers and remedies hereunder and thereunder.

(q)Hedging Arrangements. Seller shall maintain Hedging Arrangements with respect to all Mortgage Loans not the subject of Takeout Commitments reasonably satisfactory to Administrative Agent, with Persons reasonably satisfactory to Administrative Agent, in order to mitigate the risk that the Market Value of any such Mortgage Loan will change as a result of a change in interest rates or the market for mortgage loan assets before the Mortgage Loan is purchased by an Approved Takeout Investor or repurchased by Seller.

(r)Only Permitted Debt. Without the prior written consent of Administrative Agent, Seller shall not, and shall not permit any of its Subsidiaries to, guaranty any Debt in excess of
$5,000,000 other than Debt (including guaranties) incurred by a Subsidiary or a joint venture to which Seller or one of its Subsidiaries is a party for a warehouse, repurchase or similar facility for Mortgage Loans.

(s)Mortgage Loans. Seller will underwrite Eligible Mortgage Loans in compliance with its underwriting guidelines in effect on the date hereof. Seller will not change its underwriting guidelines in any material respect without the prior written consent of Administrative Agent except as may be required from time to time to comply with Agency Guidelines.

(t)No Mergers, Acquisitions, Subsidiaries. Seller will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any entity (unless Seller is the surviving entity and any of Seller’s Subsidiaries may merge with or into Seller), consolidate, acquire any interest in any Person or create, form or acquire any Subsidiary, in each case except for any Person listed in Exhibit G.

(u)UCC. Seller will not change its name, identity, corporate structure or location (within the meaning of Section 9-307 of the UCC) unless it shall have (i) given Administrative Agent at least forty-five (45) days’ prior written notice thereof and (ii) delivered to Administrative Agent all financing statements, amendments, instruments, legal opinions and other documents requested by Administrative Agent in connection with such change. Seller will keep its principal place of business and chief executive office at the location specified in Section 15, and the office where it maintains any physical records of the Purchased Mortgage Loans at a corporate facility of Seller, or, in any such case, upon thirty (30) days’ prior written notice to Administrative Agent, at another location within the United States.

(v)Takeout Commitments. Except to the extent superseded by this Agreement, Seller covenants that it shall continue to perform all of its duties and obligations to the Approved Takeout Investor, under any applicable Takeout Commitment and Takeout Agreement and otherwise, with respect to a Purchased Mortgage Loan as if such Mortgage Loan were still owned by Seller and to be sold directly by Seller to the Approved Takeout Investor pursuant to such Takeout Commitment on the date provided therein without the intervening ownership of Administrative Agent (as agent and representative of Buyers) pursuant to this Agreement. Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Mortgage Loan required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to Administrative Agent in the Loan File) and all other documents and information that may have been required or requested by the Approved Takeout Investor, and Seller shall make all representations and warranties required to be made to the Approved Takeout Investor under the applicable Takeout Commitment and Takeout Agreement.

(w)	Financial Covenants (Applicable to Sellers in the Aggregate).

(i)Leverage Ratio. Seller shall not permit the Leverage Ratio of all Sellers (and, if applicable, their Subsidiaries, on a consolidated basis) to exceed 10.0 to 1.0 computed as of the end of each calendar month;

(ii)Minimum Adjusted Tangible Net Worth. Seller shall not permit the Adjusted Tangible Net Worth of all Sellers (and, if applicable, their Subsidiaries, on a consolidated basis), computed as of the end of each calendar month to be less than
$50,000,000.

(iii)	Maintenance of Liquidity. Sellers, in the aggregate, shall:

(A)maintain at all times unencumbered Liquidity in an amount greater than or equal to $15,000,000;

(B)maintain at all times Available Warehouse Facilities from buyers and lenders such that Chase’s Commitment (as defined in the Administration Agreement) constitutes no more than 66.667% of Sellers’ aggregate Available Warehouse Facilities (including the Facility Amount); and

(C)not, any time, add additional mortgage funding facilities (including warehouse lines of credit, purchase facilities, repurchase facilitates or off-balance sheet funding facilities) without giving at least ten (10) Business Days prior written notice to Administrative Agent.

(iv)Net Income. Seller shall not permit (i) the net income of all Sellers before taxes, for any period of two consecutive fiscal quarters, to be less than $1.00 or (ii) the aggregate net operating loss of all Sellers before taxes, for any fiscal quarter, to exceed
$2,500,000.

(v)Wholesale Originations. Sellers shall, in the aggregate, Originate no more than 20% of their total Mortgage Loan originations in any calendar month through wholesale or broker originations.

(x)Use of Proceeds. Seller (i) will not request any Transaction, and (ii) will not use, and will ensure that its Subsidiaries and its and their respective directors, members, managers, partners, officers, employees and agents do not use, the proceeds of any Transaction, (x) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of the Anti-corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (z) in any manner that would result in the violation of any Sanctions.

(y)Government Regulation. Seller shall not (1) be or become subject at any time to any Requirement of Law (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Buyers or Administrative Agent from entering into any Transaction, or otherwise conducting business with Seller, or (2) fail to provide documentary and other evidence of Seller’s identity as may be requested by Administrative Agent at any time to enable Administrative Agent to verify Seller’s identity or to comply with any applicable Requirement of Law, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(z)Anti-corruption Laws and Sanctions. Seller has implemented and maintains in effect, and shall continue to maintain in effect policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, partners, officers, employees and agents with Anti-corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their respective managers, officers and employees and to the knowledge of Seller, its directors, members, partners, employees and agents, are in compliance with Anti- corruption Laws and applicable Sanctions in all material respects. None of Seller, nor any of its Subsidiaries is a Sanctioned Person. Neither the execution and delivery of the Transaction Documents by Sellers, nor any Transaction, repurchase of Purchased Mortgage Loans, use of proceeds or other transaction contemplated by this Agreement will violate Anti-corruption Laws or applicable Sanctions. Without limiting the foregoing, no Seller will permit itself nor any of its Subsidiaries to (a) become a Sanctioned Person; or (b) engage in any dealings or transactions or be otherwise associated with any person who is a Sanctioned Person after the Seller acquires knowledge that such person is a Sanctioned Person.

(aa) Contribution Provisions. Seller shall not enter into any additional warehouse lines of credit, purchase facilities, repurchase facilities, off-balance sheet funding facilities (whether committed or uncommitted) or any similar contractual arrangement under which it is jointly and severally liable with any other Person unless such contractual arrangement contains contribution rights to the same extent as exist herein under Section 30(d) and related provisions.

(bb) Mortgage-Backed Securities. Seller shall not create any mortgage-backed securities backed by Purchased Mortgage Loans prior to the repurchase of such Purchased Mortgage Loans by any Seller or purchase of such Purchased Mortgage Loans by an Approved Takeout Investor in accordance with this Agreement.

12.	Events of Default; Remedies

(a)Each of the following events shall, upon the occurrence and continuance thereof, be an “Event of Default”:

(i)a Seller shall fail to remit any Price Differential or fees due to Administrative Agent pursuant to the terms hereof or any other Transaction Document, and in each case, such failure shall not be remedied within three (3) Business Days of when such amounts are due and payable or (B) a Seller shall fail to remit any Income, Repurchase Price, escrow payment or any other amount due to Buyers or Administrative Agent pursuant to the terms hereof or any other Transaction Document (other than those amounts specified in part (A) above) or fails to cure any Margin Deficit as provided in Section 4; or

(ii)a Seller shall fail to repurchase any Purchased Mortgage Loan at the time and for the amount required hereunder; or

(iii)any representation or warranty made by any Seller in this Agreement or any other Transaction Document is untrue, inaccurate or incomplete in any material respect (each such representation or warranty, a “Materially False Representation”) on or as of the date made; provided that if any representation or warranty on Exhibit B was when made, or has become, a Materially False Representation, then that Materially False Representation will not constitute a Default or an Event of Default
- although such Materially False Representation will cause each affected Purchased Mortgage Loan to cease to be an Eligible Mortgage Loan and Seller shall be obligated to repurchase it from Administrative Agent (as agent and representative of Buyers) promptly after learning from any source of its ineligibility; or

(B) any information contained in any written statement, report, financial statement or certificate made or delivered by Seller or any Guarantor (either before or after the date hereof) to any Buyer or Administrative Agent pursuant to the terms of this Agreement or any other Transaction Document is untrue or incorrect in any material respect as of the date when made or deemed made; or

(iv)Sellers shall fail to comply with any of the requirements set forth in Sections 11(w), 11(x) or 11(z); or

(v)a Seller shall fail in the observance or performance of any other duty, responsibility or obligation contained in the Transaction Documents (other than the other “Events of Default” identified in this Section 12(a)), and such failure continues unremedied for a period of five (5) Business Days; or

(vi)any Act of Insolvency occurs with respect to a Seller or any of its Subsidiaries; or

(vii)one or more judgments or decrees are entered against a Seller or any of its Subsidiaries involving claims not paid or not fully covered by insurance for payment of money in an amount greater than $2,000,000 and all such judgments or decrees are not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from entry thereof; or

(viii)any Agency, or private investor, or any other Person seizes or takes control of the servicing portfolio of a Seller or any of its Subsidiaries or any portion of the servicing portfolio of a Subservicer that includes Purchased Mortgaged Loans serviced by such Subservicer, for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever and, as to any such event with respect to a Subservicer,

Seller fails to either terminate the applicable Subservicing Agreement and gain full control (as interim servicer, pursuant to this Agreement) of the servicing of all Purchased Mortgaged Loans subject thereto or repurchase the affected Purchased Mortgage Loans within thirty (30) days after such event; or

(ix)any Agency or Governmental Authority revokes or materially restricts the authority of a Seller or any of such Seller’s Subsidiaries to Originate, purchase, sell or service Mortgage Loans or revokes or materially restricts the authority or any Subservicer to service Mortgage Loans, or a Seller, any of such Seller’s Subsidiaries or any Subservicer shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency and, as to any such event with respect to a Subservicer, Seller fails to either terminate the applicable Subservicing Agreement and gain full control (as interim servicer, pursuant to this Agreement) of the servicing of all Purchased Mortgaged Loans subject thereto or repurchase the affected Purchased Mortgage Loans within thirty (30) days after such event; or

(x)Parent or any Parent Subsidiary shall default in making any payment of any principal of any Indebtedness (including any Contingent Obligations, but excluding Non- Recourse Indebtedness) beyond any applicable period of grace, or default shall be made with respect to the performance of any other obligation incurred in connection with any such Indebtedness or Contingent Obligations beyond any applicable period of grace, and such Indebtedness or Contingent Obligation equals or exceeds $50,000,000, and the effect of any of the foregoing defaults is to accelerate the maturity of such Indebtedness or Contingent Obligations to become due prior to its stated maturity, or any such Indebtedness or Contingent Obligations shall not be paid when due and such default shall not have been timely remedied or cured by Parent or Parent Subsidiary or waived by the holder or obligee thereof;

(xi)a Seller or any of its Subsidiaries fails to pay when due any other Debt in excess of $2,000,000 individually or in the aggregate beyond any period of grace provided, or there occurs any breach or default with respect to any material term of any such Debt, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, such Debt of such Person to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(xii)	there is a Material Adverse Effect; or

(xiii)a Seller or any of its Subsidiaries defaults with respect to any obligation in excess of $2,000,000 individually or in the aggregate under any mortgage loan repurchase arrangement similar to this Agreement, including off balance sheet repurchase agreements, or under any warehouse lending arrangement, including off balance sheet warehouse lending arrangements, which it may have with any other Person, beyond any applicable notice and grace periods; or

(xiv)(A) a Seller shall assert that any Transaction Document is not in full force and effect or shall otherwise seek to terminate or disaffirm its obligations under any such
Transaction Document at any time following the execution thereof or (B) any Transaction Document ceases to be in full force and effect, or any material obligations of a Seller under any Transaction Document shall cease to be in full force and effect, or the enforceability thereof shall be contested by a Seller; or

(xv)any Governmental Authority or any Person acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of a Seller or any of its Subsidiaries or any Subservicer, or shall have taken any action to displace the management of a Seller or any of its Subsidiaries or to curtail its authority in the conduct of the business of a Seller or any of its Subsidiaries, or to restrict the payment of dividends to a Seller by any Subsidiary of such Seller, and such action shall not have been discontinued or stayed within thirty (30) days or, as to any such event with respect to a Subservicer, Seller fails to either terminate the applicable Subservicing Agreement and gain full control (as interim servicer, pursuant to this Agreement) of the servicing of all Purchased Mortgage Loans subject thereto or repurchase the affected Purchased Mortgage Loans within thirty (30) days after such event; or

(xvi)any Change in Control of a Seller or any of its Subsidiaries shall have occurred without Administrative Agent’s prior written consent; or

(xvii)any failure by a Seller to deliver assignments executed in blank to Administrative Agent or its designee for any Purchased Mortgage Loan within five (5)
Business Days following any termination of a Seller’s MERS membership; or

(xviii)the initiation of any investigation of a Seller by any Governmental Authority which is reasonably likely to have a Material Adverse Effect; or

(xix)the Pension Benefit Guaranty Corp. shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of a Seller or any of its Subsidiaries; or

(xx)a Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; or

(xxi)Administrative Agent (as agent and representative of Buyers) shall fail to have a valid and perfected first priority security interest in any of the Purchased Mortgage Loans sold by any Seller, including the Servicing Rights thereto, and other Mortgage Assets, in each case free and clear of any other Lien.

Notwithstanding anything to the contrary in this Section 12(a), the instance of a Lien against any Purchased Mortgage Loan or other Mortgage Assets that arises solely as a result of a wrongful or fraudulent filing of a financing statement (and that does not relate to a valid security interest) shall not constitute an Event of Default unless Sellers fail to cause such financing statement to be terminated within thirty (30) days after becoming aware of such filing.
(b)If an Event of Default occurs, Administrative Agent, at its option, may at any time or times thereafter, while such Event of Default is continuing, by written notice to any Seller to do any or all of the following:

(i)accelerate the Repurchase Date of each outstanding Transaction whose Repurchase Date has not already occurred and cancel the Purchase Date for any Transaction whose Purchase Date has not yet occurred;

(ii)terminate and replace all Sellers as interim servicers with respect to any Mortgage Assets at the cost and expense of Sellers;

(iii)direct Sellers to cause all Income to be transferred into the Collection Account within one (1) Business Day after receipt by a Seller or any Subservicer;

(iv)direct or cause Sellers to direct, all Mortgagors to remit all Income directly to an account specified by Administrative Agent; and

(v)terminate any commitment of Buyers and Administrative Agent to purchase Mortgage Loans under this Agreement or otherwise.

(c)If Administrative Agent has exercised the option referred to in Section 12(b)(i), then (i) the applicable Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions on the Repurchase Date determined in accordance with Section 12(b)(i) shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of (1) the Pricing Rate for such Transaction and (2) five percent (5.00%) plus the Prime Rate to (y) the Repurchase Price for such Transaction as of the accelerated Repurchase Date as determined pursuant to Section 12(b) (decreased as of any day by (A) any amounts retained by Administrative Agent with respect to such Repurchase Price pursuant to clause (iii) or clause (iv) of this Section 12(c) and (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to Section 12(e), on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by Buyers and shall be applied to the aggregate unpaid Repurchase Prices and all other amounts owed by a Seller to Buyers, Administrative Agent or any other Indemnified Party under the Transaction Documents,
(iv) in accordance with Sections 4 and 5, all amounts on deposit in the Accounts, shall be applied by Administrative Agent and Buyers to the aggregate unpaid Repurchase Prices and all other amounts owed by a Seller to Buyers, Administrative Agent or any other Indemnified Party under the Transaction Documents, (v) Sellers shall, if directed by Administrative Agent in writing to any Seller, immediately deliver to Administrative Agent any documents then in Sellers’ possession relating to any Purchased Mortgage Loans subject to such Transactions, and (vi) Administrative Agent may, by notice to any Seller, declare the Termination Date to have occurred.

(d)Upon the occurrence of any Event of Default, without prior notice to any Seller, Administrative Agent may (A) immediately sell, on a servicing released or servicing retained basis as Administrative Agent deems desirable, in a recognized market at such price or prices as
Administrative Agent may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans of any or all Sellers subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers to Buyers, Administrative Agent or any other Indemnified Party under the Transaction Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give each Seller credit for its Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers to Buyers, Administrative Agent or any other Indemnified

Party under the Transaction Documents.

(e)The proceeds of any disposition described above shall be applied first, to the reasonable costs and expenses incurred by Administrative Agent in connection with or as a result of an Event of Default (including, without limitation, legal fees, consulting fees, accounting fees, file transfer and inventory fees, costs and expenses incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses incurred in connection with a disposition of the Purchased Mortgage Loans); second, to costs of cover and/or related hedging transactions; third, to the aggregate and accrued Price Differential owed hereunder, fourth, to the remaining aggregate Repurchase Prices owed hereunder; fifth, to any other accrued and unpaid obligations of Sellers hereunder and under the other Transaction Documents, and sixth, any remaining proceeds shall be paid to Sellers or other Person legally entitled thereto.

(f)	The Parties acknowledge and agree that:

(i)Buyers and Administrative Agent have no desire or intention to hold any of the Purchased Mortgage Loans for investment under any circumstances, and if (x) Sellers fail to repurchase any Purchased Mortgage Loan when required to do so by this Agreement, whether before or after its termination, or (y) any Event of Default has occurred, and (z) Buyers and Administrative Agent have not made an affirmative election under the circumstances then prevailing to retain such Purchased Mortgage Loan pursuant to clause
(B) of Section 12(d), Administrative Agent will sell it (i) if practicable and if the sale can be made without Administrative Agent’s having to undertake representation, warranty or other obligations that Administrative Agent, acting in its sole discretion, considers unacceptable, to the relevant Approved Takeout Investor (if any), or (ii) by private sale to another Person in the secondary mortgage market, undertaking only such representation, warranty and other obligations, if any, to such Person as Administrative Agent, acting in its sole discretion, considers acceptable, at the earliest reasonable opportunity and for such price as Administrative Agent, acting in its sole discretion, determines to be the optimal price available at the time of such sale; provided that if at any time Administrative Agent determines that the secondary market for residential mortgage loans is illiquid, disrupted or dysfunctional, Administrative Agent may elect to postpone sales of Purchased Mortgage Loans for so long as Administrative Agent determines that any such market conditions persist, and no such delay shall be construed to constitute or require a change in the classification of the Purchased Mortgage Loans in Administrative Agent’s or Buyers’ hands from “held for sale” to “held for investment”, and in all cases, to the maximum extent not prohibited by applicable law, their Market Value shall be the only “reasonable determinant of value” of Purchased Mortgage Loans for purposes of Section 562 of the Bankruptcy Code;
(ii)in the absence (whether because of market disruptions or for any other reason whatsoever) of a generally recognized source for secondary mortgage market prices of, or for bid or offer quotations for, any one or more Purchased Mortgage Loans at any time, whether before or after any termination of this Agreement, Administrative Agent may determine the Market Values of such Purchased Mortgage Loans using such means, methods, averaging, weighting, calculations and assumptions as it shall determine in its sole discretion to be appropriate, and Administrative Agent’s determination shall be conclusive and binding, absent manifest error, for all purposes, it being the Parties’ specific intention to include therein the purposes of Sections 559 and 562 of the Bankruptcy Code;

(iii)except to the extent, if any, contrary to market practice, in determining values of Purchased Mortgage Loans, Administrative Agent shall include all related accrued Income available either to be transferred to a secondary market purchaser or to be retained by Buyers to reduce their

Repurchase Prices; and

(iv)in determining the Market Value of any Purchased Mortgage Loans, it is reasonable for Administrative Agent to use and rely on the information provided by any Seller on the daily data tape pursuant to Section 11(g) without being required to check or verify the accuracy or completeness of such information.

(g)	The Parties further recognize that if, under the circumstances described in clause
(x) or clause (y) of Section 12(f)(i), Administrative Agent has elected to sell Purchased Mortgage Loans, the market for Mortgage Loans may then be insufficiently liquid or dysfunctional in other respects, they agree that Administrative Agent may elect the time and manner of liquidating any Purchased Mortgage Loan, and nothing contained herein shall obligate Administrative Agent (i) to liquidate any Purchased Mortgage Loan immediately after Sellers’ failure to repurchase it when required by this Agreement, the occurrence of an Event of Default or any termination of this Agreement, or (ii) to liquidate all Purchased Mortgage Loans in the same manner or on the same day, and no exercise by Administrative Agent of any right or remedy shall constitute a waiver of any other right or remedy. Sellers shall be jointly and severally liable to Administrative Agent and Buyers for (i) the amount of all reasonable legal or other expenses incurred by Administrative Agent and Buyers in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions reasonably incurred) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(h)To the extent permitted by applicable law, Sellers shall be jointly and severally liable to Buyers and Administrative Agent for interest on any amounts owing by a Seller or Sellers hereunder, from the date such Seller or Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by or on behalf of such Seller or Sellers or (ii) satisfied in full by the exercise of Buyers’ and Administrative Agent’s rights hereunder. Interest on any sum payable by a Seller or Sellers to Buyers or to Administrative Agent under this Section 12(h) shall be at a rate equal to the greater of (x) the Pricing Rate for the relevant Transaction and (y) five percent (5%) plus the Prime Rate.
(i)If an Event of Default occurs, Buyers and Administrative Agent shall have, in addition to their rights hereunder, any rights otherwise available to them under any other agreement entered into in connection with the Transactions contemplated by this Agreement, under applicable law or in equity.

(j)Each Seller hereby acknowledges, admits and agrees that Sellers’ joint and several obligations under this Agreement are recourse obligations of all Sellers.

(k)Any provision hereof to the contrary notwithstanding, a Default or an Event of Default with respect to any Seller shall be deemed to be a Default or an Event of Default with respect to all Sellers.

13.	Servicing Rights Are Owned by Administrative Agent; Interim Servicing of the Purchased Mortgage Loans

(a)As a condition of purchasing an Eligible Mortgage Loan, Administrative Agent hereby engages Sellers to interim service the related Purchased Mortgage Loans as agent for Administrative Agent and Buyers for a term of thirty (30) days during the Post Origination Period (the “Interim Servicing Term”), which is renewable as provided in clause (vi) below, on the following terms and conditions applicable to each Seller and to all Sellers jointly and severally:

(i)Seller shall interim service and temporarily administer the Purchased Mortgage Loan on behalf of Administrative Agent and Buyers in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Agreement and the Approved Takeout Investor, so that the eligibility of the Purchased Mortgage Loan for purchase under such Takeout Agreement is not voided or reduced by such interim servicing and temporary administration;

(ii)If any Eligible Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or any of its Affiliates (a “Subservicer”), or if the interim servicing of any Purchased Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related subservicing agreement and a Subservicer Instruction Letter executed by such Subservicer (collectively, the “Subservicing Agreement”) to Administrative Agent prior to such Purchase Date or interim servicing transfer date, as applicable. Each such Subservicing Agreement shall be in form and substance acceptable to Administrative Agent. In addition, Seller shall have obtained the prior written consent of Administrative Agent for such Subservicer to subservice the Purchased Mortgage Loans, which consent may be withheld in Administrative Agent’s sole discretion. In no event shall Seller’s use of a Subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were interim servicing such Purchased Mortgage Loans directly. Any termination of Seller as interim servicer shall automatically terminate each Subservicer. In the event that any Agency or Governmental Authority revokes or materially restricts any Subservicer’s authority to originate, sell or service Mortgage Loans, or any Subservicer shall fail to meet all requisite originator, seller and servicer eligibility qualifications promulgated by any Agency, Administrative Agent may direct Seller to immediately terminate such Subservicer as a subservicer of any or all of the Purchased Mortgage Loans and Seller shall promptly cause the termination of such Subservicer as directed by Administrative Agent.

(iii)Seller acknowledges that it has no right, title or interest in the Servicing Rights for any Purchased Mortgage Loan, and agrees that Seller may not transfer or assign any rights to master service, service, interim service, subservice or administer any Purchased Mortgage Loan prior to Seller’s repurchase thereof from Buyers (by payment to Administrative Agent of the Repurchase Price on the applicable Repurchase Date) other than an interim servicing transfer to a Subservicer approved by Administrative Agent pursuant to a Subservicing Agreement approved by Administrative Agent as described above in this Section 13.

(iv)Seller shall deliver all physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all of the related Servicing Records that are not already in Administrative Agent’s possession, to Administrative Agent’s designee upon the earliest of (w) the occurrence of a Default or Event of Default hereunder unless Administrative Agent gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term, (x) the termination of Seller as interim servicer by Administrative Agent pursuant to Section 13(a)(v), (y) the expiration (and non-renewal) of the Interim Servicing Term, or (z) the transfer of servicing to any entity approved by Administrative Agent and the assumption thereof by such entity. Seller’s transfer of the Servicing Records and the physical and such contractual servicing materials, files and records under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(v)Administrative Agent shall have the right to terminate a Seller as interim servicer of any of the Purchased Mortgage Loans, which right shall be exercisable at any time in Administrative Agent’s sole discretion, upon written notice to any Seller.

(vi)The Interim Servicing Term will be deemed renewed on each Remittance Date succeeding the related Purchase Date unless (i) a Seller has sooner been terminated as interim servicer of all of the Purchased Mortgaged Loans or (ii) an Event of Default has occurred on or before such Remittance Date, in which latter event the Interim Servicing Term for all Sellers will expire on such Remittance Date unless Administrative Agent gives written notice to a Seller that the Interim Servicing Term for such Seller is renewed and specifying the renewal term.

(vii)The Interim Servicing Term will automatically terminate and a Seller shall have no further obligation to interim service such Purchased Mortgage Loan as agent for Administrative Agent and Buyers or to make the delivery of documents required under this Section, upon receipt by Administrative Agent of the Repurchase Price therefor.
(viii)Administrative Agent and Buyers have no obligation to pay any Seller a fee for the interim servicing obligations a Seller agrees to assume hereunder, no fee or other compensation will ever accrue or be or become owing, due or payable for or on account of such interim servicing and such interim servicing rights have no monetary value.

(b)During the period a Seller is interim servicing any Purchased Mortgage Loans as agent for Administrative Agent and Buyers, Sellers agree that Buyers are the owners of the related Servicing Rights, Credit Files and Servicing Records and a Seller acting as interim servicer shall at all times maintain and safeguard, and cause any Subservicer to maintain and safeguard, the Credit File for the Purchased Mortgage Loan (including photocopies or images of the documents delivered to Administrative Agent), and accurate and complete records of its interim servicing of the Purchased Mortgage Loan; a Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of interim servicing such Purchased Mortgage Loans and such retention and possession by such Seller being in a temporary custodial capacity only.

(c)	Each Seller (and all Sellers jointly and severally) further covenants as follows:

(i)Administrative Agent may, at any time during Seller’s business hours on reasonable notice (provided that upon or during the occurrence of a Default or Event of Default, no such notice shall be required), examine and make copies of all such documents and records relating to interim servicing and administration of the Purchased Mortgage Loans;

(ii)At Administrative Agent’s request, Seller shall promptly deliver to Administrative Agent reports regarding the status of any Purchased Mortgage Loan being interim serviced by Seller, which reports shall include, but shall not be limited to, a description of any event that would cause the Purchased Mortgage Loan to become a Defaulted Loan or a Defective Mortgage Loan or any other circumstances that could cause a material adverse effect on such Purchased Mortgage Loan, Administrative Agent’s title (as agent and representative of Buyers) to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller;

(iii)Seller shall immediately notify Administrative Agent if it becomes aware of any payment default that occurs under any Purchased Mortgage Loan sold hereunder by any Seller or any default under any Subservicing Agreement entered into by any Seller that would materially and adversely affect any Purchased Mortgage Loan subject thereto; and

(iv)If, during the Post-Origination Period, any Mortgagor contacts Seller requesting a payoff quote on the related Purchased Mortgage Loan, Seller shall ensure that any payoff quote provided requires Mortgagor to wire payoff funds directly to the Funding Account and includes wiring instructions therefor.

(d)Each Seller shall release its custody of the contents of any Credit File and any Loan File only (i) in accordance with the written instructions of Administrative Agent, (ii) upon the consent of Administrative Agent when such release is required as incidental to such Seller’s servicing of the Purchased Mortgage Loan, or is required to complete the Takeout Funding or comply with the Takeout Guidelines, or (iii) as required by any Requirements of Law.

(e)Administrative Agent reserves the right to appoint a successor interim servicer, or a regular servicer, at any time to service any Purchased Mortgage Loan (each a “Successor Servicer”) in its sole discretion. If Administrative Agent elects to make such an appointment after the occurrence of a Default or an Event of Default, Sellers shall jointly and severally be assessed all costs and expenses incurred by Administrative Agent and Buyers associated with transferring the physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all related Servicing Records, to the Successor Servicer. In the event of such an appointment, all Sellers shall perform all acts and take all action so that any part of the Credit File and related Servicing Records held by any Seller, together with any and all mortgagors’ escrow payments held in any account and all other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer, and shall otherwise fully cooperate with Administrative Agent in effectuating such transfer. No Seller shall have any claim for lost interim servicing income, any termination fee, lost profits or other damages if Administrative Agent appoints a Successor Servicer hereunder. Administrative Agent may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to any Seller, sell any or all of the Purchased Mortgage Loans on a servicing released basis, at the sole cost and expense of Sellers.

(f)In the event a Seller is terminated as interim servicer of any Purchased Mortgage Loan, Sellers shall all cooperate with Administrative Agent in effecting such termination and transferring all authority to interim service such Purchased Mortgage Loan to the Successor Servicer. Without limiting the generality of the foregoing, each Seller shall, in the manner and at such times as the Successor Servicer or Administrative Agent shall reasonably request (i) promptly transfer all data in its possession relating to the applicable Purchased Mortgage Loans and other Mortgage Assets to the Successor Servicer in such electronic format as the Successor Servicer may reasonably request, (ii) promptly transfer to the Successor Servicer, Administrative Agent or Administrative Agent’s designee all other files, records, correspondence and documents relating to the applicable Purchased Mortgage Loans and other Mortgage Assets and (iii) fully cooperate and coordinate with the Successor Servicer and/or Administrative Agent to comply with any applicable so-called “goodbye” letter requirements, notices or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable Requirements of Law applicable to the transfer of the servicing of the applicable Purchased Mortgage Loans. Each Seller agrees that if any Seller fails to cooperate with Administrative Agent or any Successor Servicer in effecting the termination of a Seller as servicer of any Purchased Mortgage Loan or the transfer of all authority to service such Purchased Mortgage Loan to such Successor Servicer in accordance with the terms hereof, Buyers and Administrative Agent will be irreparably harmed and entitled to injunctive relief and shall not be required to post bond.

(g)Notwithstanding anything to the contrary in any Transaction Document, each Seller, Buyers and Administrative Agent agree that all Servicing Rights with respect to the Purchased Mortgage Loans are being transferred hereunder to Administrative Agent (as agent and representative of Buyers) on the applicable Purchase Date, the Purchase Price for the Purchased Mortgage Loans includes full and fair consideration for such Servicing Rights and such Servicing Rights shall be, and will be conclusively deemed to be transferred by Administrative Agent (as agent and representative of Buyers) to a Seller upon Sellers’ payment of the Repurchase Price for such Purchased Mortgage Loans.

14.	Single Agreement

Buyers, Administrative Agent and Sellers acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder, together with the provisions of the Side Letter, constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Administrative Agent, each Buyer and each Seller agrees (i) to perform all of its obligations in respect of each related Transaction hereunder and its obligations under the Side Letter, and that a default in the performance by any Seller of any such obligations shall constitute a default by all Sellers in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder or any obligations under the Side Letter and (iii) that payments, deliveries and other transfers made by any of them in respect of any Transaction or any agreement under the Side Letter shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder or any agreement under the Side Letter, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

15.	Notices and Other Communications

Except as otherwise expressly provided herein, all such notices, statements, demands or other communications shall be in writing and shall be deemed to have been duly given and received
(i) if sent by facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile from the sending facsimile machine or (ii) if by email, upon confirmation of receipt by the recipient (including by the recipient’s replying to the email or by the sender’s receiving a read receipt when the sender has chosen MS Outlook’s “request a read receipt” option for the email when sent), provided that for both clauses (i) and (ii), if such transmission-confirmed facsimile is sent or such read receipt is received outside of the recipient’s normal business hours, the faxed or emailed communication shall be deemed received at the opening of business on the next Business Day, or
(iii) if hand delivered, when delivery to the address below is made, as evidenced by a confirmation from the applicable courier service of delivery to such address, but without any need of evidence of receipt by the named individual required and (iv) if mailed by overnight courier, on the following Business Day, in each case addressed as follows:

if to UAMC LLC:

Universal American Mortgage Company, LLC 700 N.W. 107th Avenue
3rd Floor
Miami, Florida 33172 Attention: Luis Perez-Soto Telephone: 305-229-6529
Facsimile: 305-229-6657
Email: luis.perezsoto@lennar.com

if to UAMC CA:

Universal American Mortgage Company of California 700 N.W. 107th Avenue
3rd Floor
Miami, Florida 33172 Attention: Luis Perez-Soto Telephone: 305-229-6529
Facsimile: 305-229-6657
Email: luis.perezsoto@lennar.com if to Administrative Agent:
JPMorgan Chase Bank, N.A. 712 Main Street, 9th Floor Houston, Texas 77002 Attention: Daniela Aranguren Phone: (713) 216-0362
Fax: (713) 216-2818
email: daniela.aranguren@jpmchase.com
with copies to:
Veronica J. Chapple
Chase Mortgage Warehouse Finance 3929 W. John Carpenter Fwy
Irving, Texas 75063
Phone: 214-492-4400
Fax: 972-870-3606
email: vickie.j.chapple@jpmchase.com and cmwf.credit@jpmorganchase.com and

Marjorie A. Hirsch
Vice President and Assistant General Counsel
Legal and Compliance Department
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor (Mail Code TX2-F069)
Houston, TX 77002
Telephone: 713-750-2305
Facsimile: 713-750-2346
Email: Midge.Hirsch@jpmorgan.com

If to the other Buyers, at their addresses set forth on their signature pages to this Agreement (or, for Buyers who join after the Effective Date by joinder agreement, on their joinder agreements).

Any Party may revise any information relating to it by notice in writing to the other Parties given, in accordance with the provisions of this Section 15.    Any provision hereof to the contrary

notwithstanding, any notice, demand or other communication provided by Administrative Agent to any Seller shall be deemed to be effective notice to all Sellers.

16.	Fees and Expenses; Indemnity

(a)Sellers jointly and severally agree to promptly pay all out-of-pocket costs and expenses incurred by Administrative Agent, including, without limitation, reasonable attorneys’ fees, in connection with (i) preparation, negotiation, and documentation of this Agreement and the other Transaction Documents, (ii) administration of this Agreement and the other Transaction Documents and any amendment or waiver thereto and purchase and resale of Mortgage Loans by Administrative Agent hereunder, (iii) protection of the Purchased Mortgage Loans (including, without limitation, all costs of filing or recording any assignments, financing statements, amendments and other documents), and (iv) performance of due diligence, collateral audits and servicing appraisals by Administrative Agent or any agent of Administrative Agent conducted prior to and after the date hereof. Sellers will promptly pay all out-of-pocket costs and expenses incurred by Administrative Agent and Buyers, including reasonable attorneys’ fees, in connection with enforcement of Administrative Agent’s and Buyer’s rights hereunder and under any other Transaction Document (including, without limitation, reasonable and documented costs and expenses suffered or incurred by Administrative Agent and any Buyer in connection with any Act of Insolvency related to any Seller, appeals and any post-judgment collection services).

(b)In addition to its other rights hereunder, Sellers shall jointly and severally indemnify Buyers, Administrative Agent, their Affiliates and Subsidiaries and their respective directors, officers, attorneys, agents, advisors and employees (each, an “Indemnified Party” and collectively the “Indemnified Parties”) against, and hold each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party (“Losses”) relating to or arising out of this Agreement, any other Transaction Document or any other related document, or any transaction contemplated hereby or thereby or any use or proposed use of proceeds thereof and amendment or waiver thereof, or any breach of any covenant, representation or warranty contained in any of such documents, or arising out of, resulting from, or in any manner connected with, the purchase by Buyers and Administrative Agent of any Mortgage Loan or the servicing of any Purchased Mortgage Loans by any Seller or any Subservicer; provided that Sellers shall not be required to indemnify any Indemnified Party to the extent such Losses result from (i) the gross negligence or willful misconduct of such Indemnified Party, (ii) disputes among Indemnified Parties not arising from or related to a Default or Event of Default by any Seller, or (iii) a claim brought by a Seller against an Indemnified Party for a breach in bad faith by an Indemnified Party of its obligations under this Agreement or any other Transaction Document, provided that the claimant Seller has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The provisions of Section 16 shall survive the termination of this Agreement.

17.	Shipment to Approved Takeout Investor; Trust Release Letters

(a)Shipping Instructions. If a Seller desires that Administrative Agent send a Mortgage Note and the related Mortgage to an Approved Takeout Investor, rather than to a Seller directly, in connection with Sellers’ repurchase of the related Purchased Mortgage Loan, then a
Seller shall prepare and send to Administrative Agent Shipping Instructions to instruct Administrative Agent when and how to send such Mortgage Note and related Mortgage to such Approved Takeout Investor. Administrative Agent shall use its best efforts to send each Mortgage Note and related Mortgage on or before the date specified for shipment in the Shipping Instructions in accordance with the cutoff times specified in the “Chase Mortgage Warehouse Finance Customer Reference Guide” provided by Administrative Agent to such Seller, or otherwise specified by Administrative Agent to any Seller in writing from time to time. If a Seller instructs Administrative Agent to send a Mortgage Note and related Mortgage before the Repurchase Date, Administrative Agent will send the Mortgage Note and related Mortgage under a Bailee Letter. If a Seller does not provide Administrative Agent with Shipping Instructions with respect to a Mortgage Loan, Administrative Agent shall send the Mortgage Note and related Mortgage to a Seller at such time as Administrative Agent receives the Repurchase Price.

(b)Trust Release Letters. If a Seller believes that a Mortgage Note contains one or more aspects that are correctable and necessary to facilitate the purchase or enforceability of that Mortgage Note, then a Seller may deliver a Trust Release Letter to Administrative Agent to request the release of the Mortgage Note to a Seller for the purpose of making that correction. If Administrative Agent, in its sole discretion, deems the reason stated by a Seller in the Trust Release Letter to be sufficient to cause the Mortgage Note to be returned to a Seller for correction, then Administrative Agent will deliver the Mortgage Note to such Seller at its earliest convenience. The related Seller shall return the corrected Mortgage Note to Administrative Agent no later than the fifth (5th) Business Day after the date of the related Trust Release Letter. At all times any Mortgage Note is in the possession Sellers pursuant to a Trust Release Letter, Sellers shall hold such Mortgage Note in trust for the benefit of Administrative Agent. At no time shall the aggregate original Outstanding Principal Balance of all Mortgage Notes released to all Sellers pursuant to this Section 17(b) exceed $10,000,000.

18.	Further Assurances

Each Seller shall (i) promptly provide such further assurances or agreements as Administrative Agent may request in good faith in order to effect the purposes of this Agreement and (ii) on or prior to the date hereof, mark its systems and/or other data processing records evidencing the Purchased Mortgage Loans with a legend or other identifier, acceptable to Administrative Agent, evidencing that Administrative Agent has acquired an interest therein as provided in this Agreement.

19.	Administrative Agent as Attorney-in-Fact

Administrative Agent is hereby appointed the attorney-in-fact of each Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Administrative Agent may, in good faith, deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of a Seller representing any Income on any of the Purchased Mortgage Loans and to give full discharge for the same.

20.	Wire Instructions

(a)Unless otherwise specified in this Agreement, any amounts to be transferred by Administrative Agent to Seller hereunder shall be sent by wire transfer in immediately available funds to an account specified to the Administrative Agent in writing by the Seller.

(b)Unless otherwise specified in this Agreement, any amounts to be transferred by a Seller to Administrative Agent hereunder shall be sent by wire transfer in immediately available funds to the account of Administrative Agent at:

Bank: JPMorgan Chase Bank, N.A. Acct. No.: 771065349
ABA No. 021000021
Reference: Chase Mortgage Warehouse Finance - Clearing Account

(c)Amounts received by Administrative Agent after 4:00 p.m., Houston, Texas time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

21.	Entire Agreement; Severability

This Agreement, as supplemented by the Side Letter, supersedes any existing agreements between the Parties containing terms and conditions for repurchase transactions. Each provision and agreement of this Agreement and the other Transaction Documents shall be treated as separate and independent from any other provision or agreement of this Agreement and the other Transaction Documents and shall be enforceable notwithstanding the unenforceability of any of such other provisions or agreements. Without limiting the generality of the foregoing, if any phrase or clause of any Transaction Document would render any provision or agreement of that (or any other) Transaction Document unenforceable, such phrase or clause shall be disregarded and deemed deleted, and such provision or agreement shall be enforced as fully as if the offending phrase or clause had never appeared.

22.	Assignments; Termination

(a)The rights and obligations of Sellers under this Agreement and under any Transaction shall not be assigned by any Seller without the prior written consent of Administrative Agent and any such assignment without the prior written consent of Administrative Agent shall be null and void.

(b)Each Buyer may assign and participate its rights and obligations hereunder, in accordance with the Administration Agreement. Resales of Purchased Mortgage Loans by Buyers (subject to Sellers’ right to repurchase the Purchased Mortgage Loans before termination of this Agreement or Buyers’ liquidation of the Purchased Mortgage Loans pursuant to Section 12) in accordance with applicable law, shall be permitted without restriction. In addition to, and notwithstanding any provision to the contrary in this Agreement or any other Transaction Document, any Buyer may assign its rights to enforce this Agreement as to any Mortgage Loan following an Event of Default (in addition to the right to receipt of its ratable share of any Repurchase Price prior to an Event of Default) to any Person that subsequently purchases such
Mortgage Loan from such Buyer or provides financing to such Buyer with respect to such Mortgage Loan.

(c)Administrative Agent shall maintain, as agent for Buyers and Sellers, a register (the “Register”) on which it will record each Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyers (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect any Seller’s obligations in respect of such rights. If a Buyer sells a participation in its rights hereunder, it shall provide Administrative Agent the information described in this Section
22 and permit Administrative Agent to review such information as reasonably needed for Administrative Agent (as agent for the other Buyers) to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

(d)Each Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to such Buyer or Administrative Agent by or on behalf of any Seller or any of its Subsidiaries, provided that such assignee or participant agrees in writing to hold such information subject to the confidentiality provisions of this Agreement.

(e)In addition to the foregoing, each Buyer may, at any time in its sole discretion, pledge or grant a Lien in all or any portion of its rights under this Agreement (including, without limitation, any rights to Mortgage Assets and any rights to payment of the Repurchase Price) to secure obligations to a Federal Reserve Bank, without notice to or consent of any Seller or any other Party; provided that no such pledge or grant of a security interest would release such Buyer from any of its obligations under this Agreement, or substitute any such pledgee or grantee for such Buyer as a party to this Agreement.

(f)Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

(g)Notwithstanding any of the foregoing provisions of this Section 22, no Buyer shall be precluded from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 12.

(h)This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the date occurring on or after the Termination Date on which all Repurchase Prices and all other obligations of Sellers under the Transaction Documents have been paid in full. Any provision hereof to the contrary notwithstanding, any notice contemplated in the definition of Termination Date in Section 2 that is provided by a Seller shall be binding on all Sellers.

23.	Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

24.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)EACH SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 24 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN SECTION 15.

(c)EACH SELLER, BUYER AND ADMINISTRATIVE AGENT (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN ANY OR ALL SELLERS AND ADMINISTRATIVE AGENT OR ANY BUYER ARISING OUT OF

OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYERS AND ADMINISTRATIVE AGENT TO PROVIDE THE FACILITY EVIDENCED BY THIS AGREEMENT.

25.	No Waivers, Etc.

No express or implied waiver of any Event of Default by Administrative Agent or any Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Administrative Agent or any Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any Party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by all of the Parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) hereof will not constitute a waiver of any right to do so at a later date.

26.	Use of Employee Plan Assets

(a)If assets of an employee benefit plan subject to any provision of the ERISA are intended to be used by any Seller in a Transaction, a Seller shall so notify Administrative Agent prior to the Transaction. Such Seller shall represent in writing to Administrative Agent that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and Administrative Agent may proceed in reliance thereon but shall not be required so to proceed.

(b)Subject to the last sentence of Section 26(a) of this Section, any such Transaction shall proceed only if a Seller furnishes or has furnished or caused to be furnished to Administrative Agent and Buyers its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)By entering into a Transaction pursuant to this Section 26, each Seller shall be deemed (i) to represent to Buyers and Administrative Agent that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Administrative Agent, and (ii) to agree to provide Buyers and Administrative Agent with future audited and unaudited statements of its financial condition as they are issued, so long as any such Transaction is outstanding.

27.	Intent

(a)The Parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code. Each Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.

(b)It is understood that the right of Buyers and Administrative Agent (as agent and representative of Buyers) to accelerate or terminate this Agreement or to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 12 hereof, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Sections 555 and 559 of the Bankruptcy Code.

(c)The Parties agree and acknowledge that if a Party hereto is an “insured depository institution,” as such term is defined in the FDIA, each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as any of the Parties is not a “financial institution” as that term is defined in FDICIA).

(e)It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that any Party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.

28.	Disclosure Relating to Certain Federal Protections

The Parties acknowledge that they have been advised that:

(a)in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other Parties with respect to any Transaction hereunder;

(b)in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other Parties with respect to any Transaction hereunder; and

(c)in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

29.	Confidentiality

(a)Confidential Terms. The Parties hereby acknowledge and agree that all written or computer-readable information provided by one Party to any other regarding the terms set forth in any of the Transaction Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person (other than Affiliates and Subsidiaries thereof) without the prior written consent of such other Party except to the extent that (i) such Person is an Affiliate, division, or parent holding company of a Party or a director, officer, employee or agent (including an accountant, legal counsel and other advisor) of a Party or such Affiliate, division or parent holding company, (ii) in such Party’s opinion it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or regulations,

(iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) in the event of a Default or an Event of Default Administrative Agent reasonably determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Administrative Agent’s rights hereunder, (v) a Seller is required to disclose certain information pursuant to the terms an existing agreement with another provider of a mortgage loan repurchase facility to such Seller or (vi) to the extent Administrative Agent deems necessary or appropriate, in connection with an assignment or participation under Section 22 of this Agreement or in connection with any hedging transaction related to Purchased Mortgage Loans. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that no Seller may disclose (except as provided in clauses (i) and (ii) of this Section 29(a)) the name of or identifying information with respect to any Buyer or Administrative Agent, the Side Letter, any terms contained therein (including the Pricing Rate, Facility Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of Administrative Agent. The provisions set forth in this Section 29 shall survive the termination of this Agreement for a period of one (1) year following such termination.

(b)Privacy of Sellers’ Customer Information. (i) Each Sellers’ Customer Information in the possession of Administrative Agent, other than information independently obtained by Administrative Agent and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of Sellers. Except in accordance with this Section 29(b), Administrative Agent and Buyers shall not use any Sellers’ Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Sellers’ Customer Information to any Person, including any of Administrative Agent’s or Buyers employees, agents or contractors or any third party not affiliated with Administrative Agent or Buyers. Administrative Agent and Buyers may use or disclose Sellers’ Customer Information only to the extent necessary (i) for examination and audit of Administrative Agent’s or any Buyer’s activities, books and records by Administrative Agent’s or such Buyer’s regulatory authorities, (ii) to protect or exercise Administrative Agent’s rights and privileges or (iii) to carry out Administrative Agent’s or any Buyer’s express obligations under this Agreement and the other Transaction Documents (including providing the related Sellers’ Customer Information to Approved Takeout Investors), and for no other purpose; provided that Administrative Agent and any Buyer may also use and disclose Sellers’ Customer Information as expressly permitted by a Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. Each Buyer and Administrative Agent shall take commercially reasonable steps to ensure that each Person to which such Buyer or Administrative Agent intends to disclose Sellers’ Customer Information, before any such disclosure of information, agrees to keep confidential any such Sellers’ Customer Information and to use or disclose such Sellers’ Customer Information only to the extent necessary to protect or exercise Buyers’ and Administrative Agent’s rights and privileges, or to carry out such Buyer’s or Administrative Agent’s express obligations, under this Agreement and the other Transaction Documents (including providing the related Sellers’ Customer Information to Approved Takeout Investors). Administrative Agent agrees to maintain an information security program and to assess, manage and control risks relating to the security and confidentiality of Sellers’ Customer Information pursuant to such program in the same manner as Administrative Agent does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, Administrative Agent shall use at least the same physical and other security measures to protect all of Sellers’ Customer Information in its possession or control as it uses for its own customers’ confidential and proprietary information.

30.	Multiple Sellers

(a)Sellers. Each representation and warranty in the Transaction Documents by a Seller shall be deemed to be its separate representation and warranty and the joint and several representation and warranty of all Sellers. Each covenant and agreement by a Seller under the Transaction Documents is the joint and several covenant and agreement of all Sellers. Any notice or other communication provided to a Seller pursuant hereto shall be deemed to have been given each Seller and any failure to receive any notice or communication contemplated hereby shall not relieve a Seller from its joint and several liability for the obligations of each Seller hereunder.

(b)Basis for Structure. UAMC LLC and UAMC CA have each determined that they will specifically and materially benefit from all Transactions hereunder. They intend, and Administrative Agent and Buyers have required, that UAMC LLC and UAMC CA jointly and severally execute and deliver this Agreement and certain other Transaction Documents. Each Seller has requested and bargained for the structure and terms of, and security for, all Transactions.

(c)Joint and Several Obligation. Each Seller hereby irrevocably and unconditionally agrees (i) that it is jointly and severally liable to Administrative Agent and Buyers for full payment and performance of the obligations and liabilities of all Sellers, including all obligations of each of UAMC LLC and UAMC CA under the Transaction Documents and (ii) to fully pay and perform all such obligations and liabilities, including all indemnity obligations under the Transaction Documents. With respect to its obligations to repurchase Purchased Mortgage Loans, transfer cash and/or Additional Purchased Mortgage Loans to Buyers to eliminate any Margin Deficit, maintain the Required Amount in each Cash Pledge Account, maintain the Tax and Insurance Amount in the Collection Account, pay Taxes and Other Taxes, pay Price Differential, indemnify the Indemnified Parties and pay Administrative Agent’s fees, expenses and other obligations and liabilities of another Seller to Administrative Agent (for its account and the account of Buyers), each Seller agrees to the terms set forth in Schedule III. Each Seller further agrees that, notwithstanding any right of Administrative Agent or any Buyer to investigate fully the affairs of a Seller and notwithstanding any knowledge of facts determined or determinable by Administrative Agent and Buyers, Administrative Agent and Buyers have the right to rely fully on the representations, warranties, covenants and agreements of each Seller contained in the Agreement and upon the accuracy of any document, instrument, certificate or exhibit given or delivered hereunder.

(d)Contribution Rights. Each Seller intends that its joint and several obligations under the Transaction Documents, and the security interest granted by it in the Mortgage Assets pursuant to Section 6(a), are not subject to challenge or repudiation on any basis (other than the defense if, and on the basis that, such obligations have been paid to the extent that they have been paid). Therefore, as of the date any transfer - as that term is defined in Bankruptcy Code § 101(54) - is deemed to occur under the Transaction Documents, each Seller’s liabilities under the Transaction Documents and all of such Seller’s other liabilities, calculated in each case to the full extent of that Seller’s probable net exposure when and if those liabilities become absolute and mature (“Dated Liabilities”), are intended by that Seller to be less than the fair valuation of all of its assets as of that date (“Dated Assets”). To that end, each Seller hereby (i) grants to each other Seller, and recognizes each other Seller as having, ratable rights of subrogation and contribution in the amount, if any, by which the granting Seller’s Dated Assets (but for the total subrogation and contribution in its favor under this paragraph) would exceed the granting Seller’s Dated Liabilities, and (ii) acknowledges receipt of and recognizes its ratable rights to subrogation and contribution from such other Seller in the amount that such other Seller’s Dated Assets (but for the total subrogation and contribution in its favor under this paragraph) would exceed such other Seller’s Dated Liabilities. It is a material objective of this Section 30 that each Seller recognizes rights to subrogation and contribution rather than be deemed not to be solvent by reason of an interpretation of its joint and several obligations under the Transaction Documents.

31.	Contribution with Respect to Seller Obligations

(a)To the extent that any Seller shall make a payment under this Agreement or any other Transaction Document (a “Seller Payment”) which, taking into account all other Seller Payments then previously or concurrently made by any other Seller, exceeds the amount which otherwise would have been paid by or attributable to such Seller if each Seller had paid the aggregate obligations of Sellers hereunder and under the other Transaction Documents (collectively, the “Seller Obligations”) satisfied by such Seller Payment in the same proportion as such Seller’s “Allocable Amount” (as defined below) (as determined immediately prior to such Seller Payment) bore to the aggregate Allocable Amounts of each of Sellers as determined immediately prior to the making of such Seller Payment, then, following payment in full in cash of Seller Payment and Seller Obligations, such Seller shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Seller for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Seller Payment.

(b)As of any date of determination, the “Allocable Amount” of any Seller shall be equal to the maximum amount of the claim which could then be recovered from such Seller under this Agreement and the other Transaction Documents without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)This Section 31 is intended only to define the relative rights of Sellers, and nothing set forth in this Section 31 is intended to or shall impair the obligations of Sellers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement and the other Transaction Documents. The Parties acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Seller or Sellers to which such contribution and indemnification is owing. The rights of the indemnifying Sellers against other Sellers under this Section 31 shall be exercisable upon the full and indefeasible payment of Seller Obligations in cash.

32.	Setoff

Except to the extent specifically permitted herein, each Seller hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this Agreement), applicable law, in equity or otherwise with respect to any funds or monies of Administrative Agent or any Buyer (or any other disclosed principal for which Administrative Agent is acting as agent) at any time held by or in the possession of a Seller.

Each Seller agrees that Administrative Agent and any Buyer may set off any funds or monies of any Seller at any time held by or in the possession of Administrative Agent or such Buyer, whether in connection with this Agreement, any other Transaction Document or otherwise, against any amounts Sellers owe to Administrative Agent, any such Buyer or any other Indemnified Party, whether pursuant to the terms of this Agreement or any other Transaction Document or otherwise.

33.	WAIVER OF SPECIAL DAMAGES

EACH SELLER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SUCH SELLER MAY HAVE TO CLAIM OR RECOVER FROM BUYERS OR ADMINISTRATIVE AGENT IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

34.	USA PATRIOT ACT NOTIFICATION

The following notification is provided to each Seller pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW
ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Seller: When Seller opens an account, if Seller is an individual, Administrative Agent will ask for Seller’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Administrative Agent to identify Seller, and if Seller is not an individual, Administrative Agent will ask for Seller’s name, taxpayer identification number, business address, and other information that will allow Administrative Agent to identify Seller. Administrative Agent may also ask, if Seller is an individual, to see Seller’s driver’s license or other identifying documents, and if Seller is not an individual to see Seller’s legal organizational documents or other identifying documents.

35.	Amendment and Restatement of Prior Chase-only MRA

(a)This Agreement amends and restates in its entirety the Prior Chase-only MRA effective as of the date hereof, subject to the satisfaction of the conditions precedent set forth in Section 7(a). This Agreement shall have the effect of a substitution of terms of the Prior Chase- only MRA, but this Agreement will not have the effect of causing a novation or repayment of the obligations under the Prior Chase-only MRA or a termination or extinguishment of the Liens granted under the Prior Chase-only MRA, but instead such obligations shall remain outstanding and repayable pursuant to the terms of this Agreement and such Liens shall remain attached, enforceable and perfected securing such obligations and all additional payment and performance obligations of Sellers arising under this Agreement and the other Transaction Documents. Upon this Agreement becoming effective, all agreements, documents and instruments executed in connection with the Prior Chase-only MRA shall be terminated; provided that the UCC financing statements filed in respect of the Liens granted to Chase under the Prior Chase-only MRA and any rights of Chase under any provision of any such agreement, document or instrument that by its terms is stated to survive termination shall continue in effect.

(b)The payment by Administrative Agent (with Buyers’ funds) to Chase of the Purchase Price for the initial Transaction under this Agreement shall be applied by Chase to pay
$48,444,591.37, the sum of the outstanding Purchase Prices of the Mortgage Loans purchased by Chase and subject to Transactions under (as those capitalized terms are defined in) the Prior Chase- only MRA at the time of such payment. When Chase receives such payment from Administrative Agent and payment from Seller of all other amounts then owing to Chase under the Prior Chase- only MRA, the Mortgage Loans then subject to outstanding Transactions under the Prior Chase- only MRA and the Liens securing them shall be conclusively deemed to have been simultaneously transferred and assigned by Chase to Administrative Agent, as agent and representative of Buyers. Sellers’ failure to pay in full to Chase all amounts owing to Chase under the Prior Chase-only MRA, other than the Purchase Prices of such Mortgage Loans, at or before the time of Administrative Agent’s said payment to Chase of the outstanding Purchase Prices of such Mortgage Loans shall be an immediate Event of Default under this Agreement.

(c)Sellers authorize Administrative Agent to amend and continue the UCC financing statements filed in connection with the Prior Chase-only MRA from time to time in any manner deemed desirable or necessary by Administrative Agent, in its sole discretion, to reflect that the Liens described therein are now held by Administrative Agent as agent and representative of the Buyers and to maintain the perfection and priority of such Liens granted under the Prior Chase- only MRA.

36.	Change in Management

If a Change in Management occurs, then at any time before the thirtieth (30th) day after Administrative Agent receives written notice of such Change in Management from a Seller, Administrative Agent may notify the Sellers in writing that it objects to such Change in Management (an “Objection Notice”). If the Change in Management is not resolved to the reasonable satisfaction of Administrative Agent within ninety (90) days after the date of such Objection Notice, then Administrative Agent shall have the right to terminate this Agreement on or after the ninetieth (90) day following such Objection Notice.

[Remainder of page intentionally blank.]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Buyer

By: /s/ Carolyn W. Johnson
Carolyn W. Johnson
Senior Vice President

COMERICA BANK
(a Buyer)

By:/s/ Daniel Voigt
Daniel Voigt,
Assistant Vice President

Address for Notices:

Comerica Bank Comerica Bank Tower
1717 Main St., Mail Code 6577
Dallas, Texas 75201 Attention: Daniel Voigt phone: (214) 462-4277 fax: (214) 462-4280
email: djvoigt@comerica.com

UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC,
jointly and severally with the other Sellers

By: /s/ Robert S. Greaton
Name: Robert S. Greaton
Title: Vice President

UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA,
jointly and severally with the other Sellers
By: /s/ Robert S. Greaton
Name: Robert S. Greaton
Title: Vice President

List of Exhibits and Schedules

Exhibit A    Form of Confirmation
Exhibit B    Mortgage Loan Representations and Warranties
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Shipping Instructions
Exhibit E    Conditions Precedent Documents
Exhibit F    Required Opinions of Counsel
Exhibit G    Subsidiary Information
Exhibit H Form of Subservicer Letter
Exhibit I Fields for Daily Data Tape
Exhibit J Form of Bailee Letter
Exhibit K    Seller Names from Tax Returns
Exhibit L    Form of Trust Release Letter
Schedule I    Approved Takeout Investors
Schedule II    Sellers’ Authorized Signers
Schedule III    Terms of each Seller’s Obligations to pay transactions by another of them Schedule IV    Jumbo Loan Eligibility Criteria

EXHIBIT A

FORM OF CONFIRMATION CONFIRMATION

TO:	[NAME OF SELLER]
FROM:	JPMorgan Chase Bank, N.A.
RE:	Confirmation under Master Repurchase Agreement (the “Agreement”) among [Name of Seller], JPMorgan Chase Bank, N.A., as Administrative Agent for the Buyers and the Buyers party thereto

JPMorgan Chase Bank, N.A. (“Administrative Agent”) is pleased to confirm your sale and its purchase of the Mortgage Loans described below and listed on the attached Loan Purchase Detail pursuant to the Agreement under the following terms and conditions:

ORIG. PRINCIPAL AMOUNT OF MORTGAGE LOANS:	As set forth on attached Loan Purchase Detail
CURRENT PRINCIPAL AMOUNT OF MORTGAGE LOANS:	As set forth on attached Loan Purchase Detail
PURCHASE DATE:	The date specified as the Purchase Date in the request related to this Confirmation
REPURCHASE DATE:	45 days after the Purchase Date (30 days after the Purchase Date if a Jumbo Loan) or such other date as required by, or otherwise determined in accordance with, the Agreement
PURCHASE PRICE:	The Purchase Price is specified in the Side Letter for the applicable Mortgage Loan type
PRICING RATE:	The applicable per annum percentage rate set forth in the Side Letter for the applicable Mortgage Loan type
PRICE DIFFERENTIAL (TO BE PAID ON EACH APPLICABLE REMITTANCE DATE):	For each month (or portion thereof) during which the Transaction is outstanding, the sum of the following amount for each day during that month
(or portion thereof): the weighted average of the applicable Pricing Rates for such day multiplied by the Aggregate Purchase Price on such day divided by 360. The Price Differential for the Transaction shall accrue during the period commencing on (and including) the day on which the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for the Transaction and ending on (but excluding) the date on which the Repurchase Price is paid.

The Agreement is incorporated by reference into this Confirmation and made a part hereof as if it were fully set forth herein. All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Agreement.

EXHIBIT B

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

With respect to each Mortgage Loan sold under this Agreement, (i) as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Administrative Agent (as agent and representative of Buyers) from any Seller and as of the date of this Agreement and any related Transaction hereunder, and (ii) at all times while the Transaction Documents or any Transaction hereunder is in force and effect, each Seller represents and warrants to Buyers and Administrative Agent that each of the statements set forth in the lettered paragraphs of this Exhibit B is true and correct. For purposes of this Exhibit B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when a Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Administrative Agent or any Seller that the substance of such representation and warranty is inaccurate, notwithstanding any Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)Mortgage Loans as Described.    The information set forth in the related Loan Purchase Detail is complete, true and correct.

a.
Valid First Lien. The Mortgage is properly recorded and is a valid, existing and enforceable first Lien with respect to each Mortgage Loan which is indicated by Seller to be a first Lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, and Liens having priority over the Lien of the Mortgage, subject only to (i) the Lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to Seller and which do not adversely affect the purchase by, or the purchase price to be paid by, the Approved Takeout Investor, and (iii) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest securing the related Mortgage Loan on the property described therein and Seller has full right to sell and assign the related Mortgage Assets to Administrative Agent (as agent and representative of Buyers).

	b.	Validity of Mortgage Documents. With respect to each Mortgage Loan, Seller or its designee has in its possession all Servicing Files, or any miscellaneous items

Exhibit B-1

(except for those Servicing Files disclosed to Administrative Agent by Seller, to the best of Seller’s knowledge, as outstanding). The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the Mortgagor thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and Seller has taken all action necessary to transfer such rights of enforceability to Administrative Agent (as agent and representative of Buyers). Neither the operation of any of the terms of any Mortgage or Mortgage Note, nor the exercise by any holder of any right thereunder, will render the Mortgage or Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. To the best of Seller’s knowledge, all parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. All items required to be delivered pursuant to this Agreement shall be delivered to Administrative Agent (as agent and representative of Buyers), within the time frames set forth in this Agreement, and if a document is delivered in imaged format, such images must be of sufficient quality to be readable and able to be copied. There is only one original executed Mortgage Note with respect to such Mortgage Loan.

a.
Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or right available to the Mortgagor or any other person which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms that are conforming to Agency Guidelines and the Takeout Guidelines, as applicable.

b.
Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which (a) have been recorded in the applicable public recording office if required by law or if necessary to maintain the lien priority of the Mortgage, and (b) which have been delivered to Administrative Agent (as agent and representative of Buyers); the substance of any such waiver, alteration or modification has been approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the related policy provided by Seller and is reflected appropriately on any and all documentation or data and is true and accurate in all respects. No other instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is a part of the loan file. As of the Purchase Date, the full original principal amount of each Mortgage Loan has been fully disbursed as provided for in the Mortgage Loan Documents, and there is no requirement for any future advances.

c.
No Defenses. To the best of Seller’s knowledge, the Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto; and neither the Mortgagor nor the Mortgaged Property is as of the Purchase Date or was as of the Origination Date, subject to an Act of Insolvency.

d.
No Outstanding Charges. To the best of Seller’s knowledge, there are no defaults by Seller or any Subservicer in complying with the terms of the Mortgage, and (1) all taxes, ground rents, special assessments, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable prior to any “economic loss” dates or discount dates (or if payments were made after any “economic loss” date or discount date, then Seller has paid any penalty or reimbursed any discount out of Seller’s funds) and (2) all flood and hazard insurance premiums and private mortgage insurance premiums which are due, have been paid without loss or penalty to the Mortgagor. To the best of Seller’s knowledge, as of the Purchase Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under a Mortgage Loan has occurred, including but not limited to a violation of applicable law, local ordinances or city codes resulting from a deterioration or defect existing in any Mortgaged Property, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration. Seller has received no notice of, and has no knowledge of, any event, including but not limited to the bankruptcy filing or death of a Mortgagor, which may or could give rise to a Mortgagor default under the Mortgage Note or Mortgage. None of Seller or any Subservicer has advanced funds, or induced, solicited or knowingly received any advance from any Person other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan, unless otherwise permitted in the Takeout Guidelines.

e.
No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Neither Seller nor any Subservicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, and neither Seller nor any Subservicer has waived any default.

f.
No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither Seller nor any Subservicer has waived any default, breach, violation or event permitting acceleration. With respect to each Mortgage Loan (i) the first Lien securing the Mortgage Loan is in full force and effect, (ii)

there is no default, breach, violation or event of acceleration existing under such first Lien Mortgage or the related Mortgage Note, and (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder.

g.
Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees, and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage with exception to escrow holdbacks.

h.
No Mechanics’ Liens. There are no mechanics’ or similar Liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be Liens prior to, or equal or coordinate with, the lien of the related Mortgage.

i.
No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the Lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement.

j.
Origination; Payment Terms. The Mortgage Loan was originated by Seller, which is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority or duly licensed by state licensing authority, if applicable. Seller and all other parties which have had any interest in the Mortgage Loan, whether as

Exhibit B-4

mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state. Other than with respect to interest-only Mortgage Loans, Principal payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan requires interest payable in arrears on the first day of the month. Each Mortgage Note requires a monthly payment which is sufficient (i) during the period prior to the first adjustment to the Mortgage interest rate, to amortize the original principal balance fully over the original term thereof (unless otherwise provided in the Takeout Guidelines) and to pay interest at the related Mortgage interest rate, and
(ii) during the period following each interest rate adjustment date in the case of each adjustable rate Mortgage Loan, to amortize the outstanding principal balance fully as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage interest rate. The Mortgage Note does not permit negative amortization. Interest on the Mortgage Note is calculated on the basis of a 360 day year consisting of twelve 30 day months. The Mortgage Loan is not a simple interest Mortgage Loan (meaning a Mortgage Loan on which interest is calculated daily). The Mortgage Loan does not require a balloon payment upon the maturity thereof. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

k.
Ownership. Immediately before Buyer’s payment of the Purchase Price, Seller was the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. The Mortgage Loan, including the Mortgage Note and the Mortgage, were not assigned or pledged by Seller and Seller had good and marketable title thereto, and Seller had full right to transfer and sell the Mortgage Loan to Buyer free and clear of any Lien, participation interest, equity, pledge or claim and had full right and authority subject to no interest or participation in, or agreement with any other Person to sell or otherwise transfer the Mortgage Loan. Following the sale of the Mortgage Loan, Buyer will own such Mortgage Loan and the other Mortgage Assets free and clear of any Lien and shall have a valid and perfected first priority security interest in such Mortgage Loan and the other Mortgage Assets then existing and thereafter arising in each case free and clear of any Lien. After the related Purchase Date, Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and Seller will not have any obligation or right to repurchase the Mortgage Loan, except as provided in this Agreement or as otherwise agreed to by Seller and Buyer. Seller has full right to sell, assign and transfer the Mortgage Loan without the consent of the related Mortgagor or any other Person.

l.
Transfer of Mortgage Loan. The Mortgage Loan is a MERS Designated Mortgage Loan. The original Mortgage was recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the Lien thereof as against creditors of

Exhibit B-5

Seller, or is in the process of being recorded. Seller has designated Administrative Agent (as agent and representative of Buyers) as the “Interim Funder” on the MERS® System with respect to such Mortgage Loan and unless otherwise authorized by Administrative Agent, no Person is listed as interim funder on the MERS® System with respect to such Mortgage Loan.

m.
Hazard Insurance. All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer generally acceptable under the Takeout Guidelines and to prudent mortgage lending institutions against loss by fire, hazards of extended coverage and such other hazards as are required in the Takeout Guidelines pursuant to an insurance policy conforming to the requirements of Takeout Guidelines and providing coverage in an amount equal to the lesser of

(i)the full insurable value of the Mortgaged Property or (ii) the outstanding principal balance owing on the Mortgage Loan. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums thereon have been paid. If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of the Takeout Guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Administrative Agent (as agent and representative of Buyers) upon the consummation of the transactions contemplated by this Agreement. Seller has not engaged in, and has no knowledge of the Mortgagor, any Subservicer or any prior servicer having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

n.
Title Insurance. The Mortgage Loan is covered by an ALTA, CLTA or TLTA lender’s title insurance policy, acceptable to Fannie Mae or Freddie Mac, or state law, issued by a title insurer acceptable to Fannie Mae or Freddie Mac, or state law and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring in (h)(iv)) Seller, its successors and assigns as to the first priority

Exhibit B-6

lien of the Mortgage in the original principal amount of the Mortgage Loan and, if such Mortgage Loan is an adjustable rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate or monthly payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of Administrative Agent (as agent and representative of Buyers) and its assigns without any further act. No claims have been made under such lender’s title insurance policy, and Seller has not done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

o.	Closing Protection Letter and Escrow Letter. There is, with respect to such Mortgage Loan, a valid and enforceable Closing Protection Letter and escrow letter duly executed by the Settlement Agent.

p.
Private Mortgage Insurance Policy. In the event that a private mortgage insurance policy is required by Administrative Agent, the Mortgage Loan has a valid and transferable private mortgage insurance policy. Unless the private mortgage insurance policy for a Mortgage Loan was cancelled at the request of the Mortgagor or automatically terminated, in either case in accordance with applicable law, all premiums have been paid and all provisions of such private mortgage insurance policy have been and are being complied with. With respect to a purchase money Mortgage Loan, both the original appraised value and the purchase price are accurately depicted as such on Seller’s (or, as applicable, Subservicer’s) servicing system. Where a Mortgage Loan was closed as a streamlined refinance and a new appraisal was not required, the prior appraised value that was relied on in making the credit decision for the Mortgage Loan is accurately depicted on Seller’s (or, as applicable, Subservicer’s) servicing system. Seller has not funded the private mortgage insurance policy premium, if any, with respect to such Mortgage Loan. The Mortgage interest rate for the Mortgage Loan is net of any such insurance premium.

q.
Optional Insurance. No single payment credit life insurance or other optional insurance product that has been considered “predatory” by Fannie Mae or Freddie Mac has been obtained in connection with such Mortgage Loan. If such Mortgage Loan involved any type of optional insurance, such insurance was properly serviced including, without limitation, by use of the proper application and collection of premiums, the maintenance of complete and accurate records, processing and payment of claims and the handling of correspondence. The Mortgage Loan does not involve an optional insurance product that was or is being provided free of charge to the Mortgagor.

r.
Insurance. All required insurance policies, of whatever type, remain in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagors having engaged in, any act or omission which would impair the coverage validity or binding effect of any such policies. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any Subservicer or any designee of Seller or any Subservicer or any corporation in which Seller, any Subservicer or any officer, director, or employee of Seller or any Subservicer had a financial interest at the time of placement of such insurance.

s.
Mortgaged Property Undamaged; No Condemnation Proceedings. To the best of Seller’s knowledge, as of the related Purchase Date, there are no uninsured casualty losses or casualty losses where coinsurance has been, or Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is, or will be, greater than the recovery (less actual costs and expenses incurred in connection with such recovery) from the insurance carrier. No casualty insurance proceeds have been used to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property, except as allowed pursuant to applicable law and the Mortgage Loan documents. All damage with respect to which casualty insurance proceeds have been received by or through Seller has been properly repaired or is in the process of being repaired using such proceeds. To the best of Seller’s knowledge, there is no damage to the Mortgaged Property from waste, fire, windstorm, flood, tornado, earthquake or earth movement, hazardous or toxic substances, other casualty, or any other property related circumstances or conditions that would adversely affect the value or marketability of any Mortgage Loan or Mortgaged Property, and adequate insurance is in place to cover all such events. There is no proceeding pending or, to the best of Seller’s knowledge, threatened for the partial or total condemnation of the Mortgaged Property that would adversely affect the Mortgage Loan.

t.
Location of Improvements; No Encroachments. All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in (p) above and all improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances.

u.
Appraisal. The loan file contains an appraisal or an underwriting property valuation using an automated valuation model of the related Mortgaged Property, or an Appraised Value Alternative, in each case, in a form acceptable to the applicable Agency, Administrative Agent and CL and consistent with the Takeout Guidelines, and in the case of an appraisal, made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the applicable Agency. Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the Date of Origination of the Mortgage Loan;

v.
Construction Defects. Any home or other improvement included within the Mortgaged Property was constructed in a workmanlike manner, and was accepted by the original homeowner or Mortgagor in good and habitable condition and working order, and conforms with all warranties, express or implied, representations, legal obligations, and local, state and federal requirements and codes concerning the condition, construction, and placement of the home or improvement.

w.
Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.

x.
Type of Mortgaged Property. The Mortgaged Property is located in the United States and consists of a single parcel of real property with a detached single family residence erected thereon, or a two to four family dwelling, or an individual condominium unit, or an individual unit in a planned unit development, or a Cooperative Unit in a Cooperative Project; provided, however, that any condominium project or planned unit development generally conforms to the Takeout Guidelines regarding such dwellings. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes;

provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is acceptable to Administrative Agent. The Mortgaged Property is not a
Manufactured Home or a mobile home unless it secures a Manufactured Home Loan.

aa. Environmental Matters. There is no pending action or proceeding directly involving any Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

bb. Flood Certification Contract. If the Mortgaged Property relating to such Mortgage Loan is in an area designated as a flood area by the Federal Emergency Management Agency, a flood insurance policy complying with all Requirements of Law is in effect.

cc. Unacceptable Investment. Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or the marketability of the Mortgage.

dd. Servicemembers Civil Relief Act. The Mortgagor has not notified Seller or any Subservicer, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended, or other similar state or federal law.

ee. No Fraud. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of Seller, any Subservicer or, to the best of Seller’s knowledge, any other Person involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan, including without limitation the Mortgagor, any appraiser, any builder or developer. To the best of Seller’s knowledge, the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Seller has reviewed all of the documents constituting the Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

ff. Delinquency. All payments required to be made prior to the related Purchase Date for such Mortgage Loan under the terms of the Mortgage Note have been made, the Mortgage Loan has not been dishonored, and the Mortgage Loan is not and has never been a Delinquent Loan or a Defaulted Loan.
gg. Compliance with Applicable Laws. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, fair credit billing, fair credit reporting, fair debt collection practices, predatory and abusive lending laws, equal credit opportunity, fair housing and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of the Mortgage Loan including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at Seller’s office during normal business hours upon reasonable advance notice. Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws.

hh. Disclosure and Rescission Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law and has acknowledged receipt of such materials to the extent required by applicable law and such documents will remain in the loan file.

ii. Texas Refinance Loans. Each Mortgage Loan originated in the State of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a cash out refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a prepayment penalty. Seller does not collect any such prepayment penalties in connection with any such Texas Refinance Loan.

jj. Anti-Money Laundering Laws. Seller and its agents have at all times complied with all applicable federal, state and local anti-money laundering laws, orders and regulations to the extent applicable to Seller or its agent, including without limitation the USA PATRIOT Act of 2001, the Bank Secrecy Act and the regulations of the Office of Foreign Asset Control (collectively, the “Anti-Money Laundering Laws”), in respect of the origination and servicing of each Mortgage Loan; Seller has established an anti-money laundering compliance program as and to the extent required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination and servicing of each Mortgage Loan for purposes of the Anti-Money Laundering Laws to the extent applicable to Seller, and, to the extent required by applicable law, maintains, and will maintain, either directly or through third parties, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of
Foreign Assets Control of the United States Department of the Treasury (“OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

kk. Predatory Lending Regulations. The Mortgage Loan is not classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law. The Mortgage Loan does not have an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12
C.F.R. § 226.32(a)(1)(i). No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan. No term or condition of, and no practice used in connection with the Origination of, such Mortgage Loan has been categorized as an “unfair” or “deceptive” term, condition or practice under any applicable federal, state or local law (or regulation promulgated thereunder) and the Mortgage Loan does not have any terms which expose Administrative Agent or Buyers to regulatory action or enforcement proceedings, penalties or other sanctions.

ll. State Laws. No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003); no Mortgage Loan is a “High-Cost Home Loan” as defined in the Kentucky high- cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.); no Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); no Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C); no Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9); no Mortgage Loan that was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia; no Mortgage Loan that was originated after March 7, 2003, which is a “high cost home loan” as defined under the Georgia Fair Lending Act, as amended (the “Georgia Act”); no Mortgage Loan is a “high cost home loan,” as defined in Section 6 L of the New York State Banking Law; and no Mortgage Loan is a “covered loan” as contemplated in the California Predatory Lending Act set forth in California Finance Code Sections 4970 to 4979.8.
mm. Arbitration. No Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

nn. Higher Cost Products. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the

Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator’s higher-priced nonprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator’s standard mortgage line if the Mortgagor was able to qualify for one of the standard products.

oo. Underwriting Methodology. With respect to delegated underwritten loans, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor’s income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan.

pp. Points and Fees. No Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Agency Guidelines and “points and fees”
(x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation.

qq. Prepayment Penalties. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (v) notwithstanding any state or federal law to the contrary, neither Seller nor any Subservicer shall impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments.

rr. Single Premium Credit Insurance Policies. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment,

or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

ss. Origination Practices; Servicing. The origination practices used by Seller and the collection and servicing practices used by Seller and any Subservicer with respect to each Mortgage Loan have been in all respects legal and customary in the mortgage origination and servicing industry and the collection and servicing practices used by Seller and any Subservicer have been consistent with customary servicing procedures. The Mortgage Loan satisfies, and has been originated and underwritten in accordance with, all applicable requirements of Seller’s underwriting guidelines. Seller has serviced the Mortgage Loan at all times since its origination.

tt. Escrow Payments. With respect to escrow deposits and payments that Seller is entitled to collect, all such payments are in the possession of, or under the control of Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow

Exhibit B-14

payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

uu. Interest on Escrows. As of the related Purchase Date, Seller has credited to the account of the related Mortgagor under the Mortgage Loan all interest required to be paid by applicable law or by the terms of the related Mortgage Note on any escrow account. Evidence of such credit shall be provided to Administrative Agent upon request.

vv. Escrow Analysis. Seller has properly conducted an escrow analysis for each escrowed Mortgage Loan in accordance with applicable law. All books and records with respect to each Mortgage Loan comply with applicable law and regulations, and have been adjusted to reflect the results of the escrow analyses. Except as allowed by applicable law, no inflation factor was used in the escrow analysis. Seller has delivered notification to the Mortgagor(s) under each Mortgage Loan of all adjustments resulting from such escrow analyses.

ww. Escrow Holdbacks. The Mortgage Loan is not subject to outstanding escrow holdbacks except those specifically identified by Seller as defined in the Takeout Guidelines.

xx. Credit Reporting. If applicable, Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor loan files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

yy. Interest Rate Adjustments. If applicable, with respect to each adjustable rate Mortgage Loan, all interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans.

zz. Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Agency Guidelines for such trusts. The Mortgagor is a natural person. The Mortgagor is not an officer (or immediate relative thereof) or agent of Seller or an Affiliate of Seller. The Mortgagor is not a government or a governmental subdivision or agency. The Mortgagor occupies the Mortgaged Property unless the Mortgaged Property is an Investor Loan.

aaa. Fannie Mae Takeout Guidelines Announcement 95-19. Seller will transmit full file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Announcement 95-19 and that for each Mortgage Loan, Seller agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30 or more days), foreclosed, or charged-off.

bbb. Tax Identification/Back Up Withholding. All tax identifications for individual Mortgagors, have been certified as required by law. Seller has complied with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers and the taxpayer identification numbers provided to Administrative Agent as reflected on the system are correct. To the extent a Mortgage Loan is on back up withholding, Seller has substantiated both the initial reason for the back up withholding and the amount of such back up withholding and the reason for such back up withholding in the amount currently withheld still exists.

ccc. IRS Forms. All IRS forms, including, but not limited to, Forms 1099, 1098, 1041 and K-1, as appropriate, which are required to be filed with respect to activity occurring on or before the year in which the Purchase Date occurs and have been filed or will be filed in accordance with applicable law.

ddd. Electronic Drafting of Payments. If Seller or a Subservicer drafts monthly payments electronically from the Mortgagor’s bank account, such drafting occurs in compliance with applicable federal, state, and local laws and regulations; and the applicable agreement with the Mortgagor; and such applicable agreement with the Mortgagor both legally and contractually can be fully assigned to Administrative Agent (as agent and representative of Buyers) pursuant to the assignment provisions contained therein, and will be fully assigned to Administrative Agent (as agent and representative of Buyers) pursuant to this Agreement.

eee. Third Party Originators and TPO Loans. The Mortgage Loan is not a TPO Loan, nor was it

originated by a Third Party Originator.

fff. U.S. Loan; Mortgagor. The Mortgage Loan is denominated and payable only in United States dollars within the United States and the related Mortgagor is a United States citizen or resident alien or, only if the Mortgagor is a trustee as described in item (zz) in this Exhibit B that is not a natural person, Mortgagor is a corporation or other legal entity organized under the laws of the United States or any state thereof or the District of Columbia.

ggg. Representations and Warranties to Approved Takeout Investor. Any representations or warranties made by Seller to the Approved Takeout Investor upon final sale of the Mortgage Loan are hereby incorporated into this Agreement, and Seller is deemed to make the same representations and warranties to

Administrative Agent and Buyers, as if such representations and warranties were fully set forth herein.

hhh.    [Reserved.]

iii. Takeout Commitment/Hedging Arrangement. The Mortgage Loan is subject to (a) a legally valid and binding Takeout Commitment and satisfies all of the requirements related to such Takeout Commitment; or (b) a legally valid and binding Hedging Arrangement and satisfies all the requirements related to such Hedging Arrangement.

jjj. Agency Guidelines. The Mortgage Loan satisfies, and has been originated in accordance with, all applicable requirements of the applicable Agency Guidelines;

kkk.    MERS. The Mortgage Loan is a MERS Designated Mortgage Loan.

lll.    Whole Loan. The Mortgage Loan is a whole loan and not a participation interest.

mmm. UCC Characterization. The Mortgage Loan is an “account”, “chattel paper”, “promissory note” or “payment intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

nnn. Bankruptcy Code Characterization. The Mortgage Loan is a “mortgage loan” within the meaning of the Bankruptcy Code.

ooo. No Previous Financing. The Mortgage Loan has not been previously financed by any other Person.

ppp.    Ineligible Loan Types. The Mortgage Loan is not (i) a negative amortization loan,
(ii) a second lien loan, (iii) a home equity line of credit or similar loan, (iv) secured by Mortgaged Property which is not occupied by the Mortgagor unless the Mortgage Loan is an Investor Loan, (v) secured by Mortgaged Property which is a vacation home or second home of Mortgagor unless the Mortgage Loan is a Second Home Loan, (vi) a reverse mortgage, (vii) a subprime Mortgage Loan or alt-A Mortgage Loan, or (viii) considered an “Expanded Approval” loan or a similar loan such as is described in the applicable Agency’s eligibility certification.

qqq. No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

rrr. Condominiums/ Planned Unit Developments. If the Mortgage Loan is a condominium loan, the related residential dwelling is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development)
and such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects.

sss. Downpayment. The source of the down payment with respect to such Mortgage Loan has been fully verified by Seller.

ttt. Due on Sale. The related Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

uuu. Flood Certification Contract. Seller has obtained a life of loan, transferable flood certification contract for such Mortgage Loan and such contract is assignable without penalty, premium or cost to Administrative Agent (as agent and representative of Buyers).

vvv. No Construction Loans. The Mortgage Loan was not made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE COMPLIANCE CERTIFICATE

SELLER:    [NAME OF APPLICABLE SELLER]

ADMINISTRATIVE AGENT:    JPMORGAN CHASE BANK, N.A.
a national banking association

TODAY’S DATE:
    /     /

REPORTING PERIOD ENDED:        month(s) ended _    /    /

This certificate is delivered to Administrative Agent under the Master Repurchase Agreement dated effective as of November , 2013, between Sellers and Administrative Agent (the “Agreement”), all the defined terms of which have the same meanings when used herein.
I hereby certify that with respect to Seller indicated above: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting Chief Financial Officer of Seller; (b) to the best of my knowledge, the Financial Statements of Seller from the period shown above (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Seller as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default with respect to any Seller, except as disclosed herein (which specifies the nature and period of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking, and proposes to take with respect to each); (d) the calculations described on the pages attached hereto evidence that Seller is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Seller is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Seller proposes to take with respect thereto); (e) Seller was, as of the end of the Reporting Period, in compliance and good standing with applicable CL, Fannie Mae, Ginnie Mae, Freddie Mac, and HUD net worth requirements; (f) this certificate is being delivered by me in my capacity as the Chief Financial Officer of Seller and not in my personal capacity.

By:	Name:
Title: Chief Financial Officer

SELLER:
REPORTING PERIOD ENDED:        /    /
All financial calculations set forth herein are as of the end of the Reporting Period.1

I.	TANGIBLE NET WORTH

The Tangible Net Worth is:
Shareholder’s equity:	$
Minus: intangible assets - goodwill, intellectual property	$
Minus: capitalized servicing rights	$
Minus: Employee Loans (unless they are advances against commissions)	$
Minus: Assets pledged to secure liabilities not included in Debt:	$
Minus: Any assets unacceptable to Administrative Agent or Agencies	$
TANGIBLE NET WORTH:	$

II.	ADJUSTED TANGIBLE NET WORTH

Adjusted Tangible Net Worth is:
Tangible Net Worth (from above):	$
Plus: Qualified Subordinated Debt:	$
Plus: Lesser of (i) 1.00% times unpaid principal balance of Seller’s Mortgage Loans with Servicing Rights and (ii) capitalized value of Seller’s Servicing Rights	$
Plus: Lesser of (A) 50% of net book value of Mortgage Loans held for investment and (B) $20,000,000
Minus: 100% of net book value of Mortgage Loans held for investment	$
Minus: 50% of net book value of REO Property	$
Minus: 50% of net book value of other illiquid investments	$
Minus: Advances of loans to Affiliates:
Minus: Investments in Affiliates, pledged assts, etc. (per definition):
ADJUSTED TANGIBLE NET WORTH:	$

1 Calculation chart to be matched to financial covenants.

REQUIRED MINIMUM (through Termination Date)	$50,000,000

In compliance?	YesNo

III.	DEBT OF SELLER

Total Liabilities	$
Plus: off balance sheet debt:	$
Minus: loan loss reserves (if included in liabilities):	$
Minus: deferred taxes arising from capitalized excess servicing fees:	$
Minus: operating leases	$
Minus: Qualified Subordinated Debt	$
DEBT:	$

IV.	LEVERAGE RATIO: DEBT TO ADJUSTED TANGIBLE NET WORTH

Debt (from above):	$
Adjusted Tangible Net Worth:	$
RATIO OF DEBT/ADJUSTED TANGIBLE NET WORTH:	:1
Maximum permitted	10:1

In compliance?	YesNo

V.	LIQUIDITY

Cash (including Cash Pledge Account balance but excluding other pledged cash and restricted cash)	$
Cash Equivalents	$
Total Required Liquidity:	$15,000,000
Total Liquidity:	$

In compliance?	YesNo

VI.	NET INCOME (tested each fiscal quarter for most recently ended period of two consecutive fiscal quarters)/NET LOSS (tested each fiscal quarter)

Net Income for period of last two consecutive fiscal quarters:	$
Minimum required:	$1.00

In compliance?	YesNo

Net Operating Loss for fiscal quarter	$
Maximum permitted:	$2,500,000

In compliance?	YesNo

VII.	PRODUCTION

Volume	Current Month	Year-to-Date
Residential Mortgage Loans Funded	$	$
Commercial Loans Funded *	$	$
TOTAL VOLUME	$	$
* Commercial loans include 5 or more unit multi-family properties and mixed use properties.

Volume	Current Month	Year-to-Date
Banked Loan Production	$	$
Brokered Loan Production	$	$
TOTAL VOLUME	$	$

By Channel/Source	Current Month	Year-to-Date
Retail as % of Total	%	%
TPO Loans as a % of Total	%	%
Correspondent as a % of Total**	%	%
TOTAL (Must = 100%)%		%
*Correspondent loans are defined as those that are purchased as closed loans from third parties.

By Category	Current Month	Year-to-Date
Government as % of Total	%	%
Conventional as % of Total	%	%
Jumbo as % of Total	%	%
Alt A as % of Total	%	%
Subprime as % of Total	%	%
Second Mortgages as %	%	%
Other (Describe)%		%
Total (Must = 100%)%		%
By Finance Type	Current Month	Year-to-Date
Purchase as % of Total	%	%
Refinance as a % of Total	%	%
TOTAL (Must = 100%)%		%

Others	Current Month	Year-to-Date
Average FICO	%	%
Average LTV	%	%
Average CLTV

VIII.	FACILITIES (Please list all Available Warehouse Capacity including off balance sheet facilities)

Institution	Total (committed or uncommitted, please indicate “C” or “U”)	Outstanding
$$
$$
SUB TOTALS	$$
JPM syndicate
Chase Commitment	$$
Other participants’ commitment	$$
TOTAL JPM Facility Amount	$$

X. Chase Commitment	$
Y. Sum of Available Warehouse Facilities (including Facility$ Amount)
Ratio X/Y (stated as a percentage)%
Maximum ratio of Chase Commitment to Available Warehouse66-2 Facilities (including JPM Facility Amount)		/3%

In compliance?	YesNo

IX.	REPURCHASES / INDEMNIFICATIONS (R&I)

Repurchases	UPB	# of Loans	Actual or Estimated Loss	How were they recorded on the financials?
Beginning Open R&I’s
	$		$
New R&I’s received this month

	$	$
R&I’s rescinded this month	$	$	n/a
R&I’s settled this month	$	$
Ending Open R&I’s	$	$
* If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.

X.	FORECLOSURES

	Current Month	Year-to-Date
Foreclosure loan units	$	$
Foreclosure loan volumes	$	$
Expected loss on Foreclosures	$	$
TOTALS	$	$

XI.	LOAN LOSS RESERVE

	Current Month	Year-to-Date
Beginning loan loss reserve	$	$
Additional loss provision	$	$
Actual charge off	$	$
Ending Loan Loss Reserve	$	$

XII.	LOAN SERVICING

Total Servicing portfolio at end of period
Number of Mortgage Loans serviced:
Aggregate principal balance of Mortgage Loans serviced:	$
Current Month	Year-to-Date
60 days delinquency (Unit)
60 days delinquency volumes $	$
Loan servicing report attached

XIII.	LITIGATION

	Current Month	Year-to-Date
Pending litigation (Unit)
Expected losses on litigation	$	$

XIV.	THIRD PARTY REPORTS

All reports received from third parties (such as the SEC, Fannie Mae, Ginnie Mae, Freddie Mac) subsequent to the last reporting period are attached hereto. These reports include the following (if none, write “None”):

XV.	DEFAULTS OR EVENTS OF DEFAULT

Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”:

XVI.	OTHER REPORTS REQUIRED (Please attach if applicable)

a.	Buyer Warehouse Loans T& I Escrow reconciliation

b.	Indemnification & Repurchase Report for the prior year and current YTD.

c.	Hedge Reports (including: position summary report, MBS & whole loan trade detail, loan level detail report with weighted average take out price)

EXHIBIT D

FORM OF SHIPPING INSTRUCTIONS

Shipping Instructions

These loans being shipped to a custodian?    Or to an Investor?

Please ship the following notes to: Investor name
Street address City, State, Zip Attn:
Endorse the note as follows: Endorsement Instructions

Loan Number	Borrower Name	Loan Amount

Attach additional pages as required

Special Instructions:              For any questions, please contact:    Name:          Phone:
Fax Number:          Signature:

EXHIBIT E

CONDITIONS PRECEDENT DOCUMENTS

1.	Master Repurchase Agreement

2.	Side Letter

3.	Administration Agreement

4.	Electronic Tracking Agreement

5.	Certified organizational documents of Seller

6.	UCC, tax lien and judgment searches, state of Seller’s organization and county where Seller’s chief executive office is located

7.	UCC-1 Financing Statements

8.	Opinions of Counsel

9.	Errors and omissions insurance policy or mortgage impairment insurance policy or evidence of insurance in lieu of policy

10.
Blanket bond coverage policy or evidence of insurance in lieu of policy endorsed to (i) provide that for any loss affecting Buyer’s interest, Buyer will be named on the loss payable draft as its interest may appear and (ii) provide Buyer access to coverage under the theft of secondary market institution’s money or collateral clause of such insurance policy

11.	Subservicer Instruction Letter between the Seller and any Subservicer

EXHIBIT F

REQUIRED OPINIONS OF COUNSEL WITH RESPECT TO EACH SELLER

1.Seller has been legally incorporated or otherwise created under the laws of the State of [    ] and is validly existing and in good standing under the laws of that State, and has the requisite entity power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.

2.Each of the execution, delivery and performance by Seller of the Transaction Documents to which it is a party has been duly authorized by all requisite [corporate][limited liability] action on the part of Seller.

3.Each Transaction Document to which Seller is a party has been duly executed and delivered by a duly authorized officer of Seller.

4.Each Transaction Document to which Seller is a party constitutes the valid and binding obligation of Seller under the laws of the State of New York, enforceable against Seller in accordance with its respective terms.2

5.The execution, delivery and performance by Seller of its obligations under each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not result in (i) any breach or violation of its organizational documents,
(ii) any breach, violation or acceleration of or default under any indenture, loan or credit agreement, lease, mortgage, security agreement or other material agreement or instrument to which it is a party or by which it is bound,3 (iii) any breach or violation of any order, writ, judgment, injunction or decree of any court, agency or other governmental body, or (iv) any breach or violation of any United States federal, State of New York [or State of [ ]] statute or regulation that is normally applicable to transactions of the type contemplated by the Transaction Documents.

6.There is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or, to my knowledge, threatened against Seller which, either in one instance or in the aggregate, (a) could reasonably be expected to have a material adverse effect on its business, operations, properties or condition (financial or otherwise) or (b) draws into question the validity of, seeks to prevent the consummation of any of the transactions contemplated by or would impair materially its ability to perform its obligations under any of the Transaction Documents to which it is a party.

7.The execution, delivery and performance of Seller’s obligations under each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any United States federal[, State of [ _]] or State of New York court, agency or other governmental body under any United States federal[, State of [ ]] or State of New York statute

2 To be given by outside counsel licensed to practice in the State of New York.
3 To be given by outside counsel. An officer of Seller is to certify to outside counsel and JPM that the attached list of agreements are all of the indentures, leases, credit agreements, repos and other material agreements to which Seller or its parent is subject or a party.

or regulation that is normally applicable to transactions of the type contemplated by the Transaction Documents, except such as may be required under the securities laws of any State of the United States or such as have been obtained, effected or given.

8.Seller is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

9.	[reserved]

10.The Repurchase Agreement creates, for the benefit of Administrative Agent, a valid security interest which will attach in all right, title and interest of Seller in and to the Mortgage Assets, and the proceeds thereof,4 (i) which security interest in each Mortgage Note, upon the delivery thereof to Administrative Agent in the State of [Texas] pursuant to and in accordance with the Transaction Documents, and the proceeds thereof, will be perfected, and (ii) which security interest in the Mortgage Assets (in which a security interest can be perfected by filing), and the proceeds thereof, will be perfected upon the filing of the applicable financing statement in the filing office located in the State of [    ], which is the proper place to file against Seller.5

4 Creation opinion to be given by outside counsel licensed to practice in the State of New York.
5 Perfection and priority opinions to be given by outside counsel.

EXHIBIT G SUBSIDIARY INFORMATION
Universal American Mortgage Company, LLC

Address:	700 N.W. 107 Avenue, 3rd Floor Miami, FL 33172
Home Jurisdiction: FL

Universal American Mortgage Company of California, Inc. Address:    700 N.W. 107 Avenue, 3rd Floor
Miami, FL 33172 Home Jurisdiction: CA

Eagle Home Mortgage, LLC
Address:    301 116th Ave SE Suite 400
Bellevue, WA 98004 Home Jurisdiction: DE

Eagle Home Mortgage of California, Inc.
Address:    301 116th Ave SE Suite 400
Bellevue, WA 98004 Home Jurisdiction: CA

Eagle Home Mortgage Holdings, LLC
Address:    301 116th Ave SE Suite 400
Bellevue, WA 98004 Home Jurisdiction: DE

Edgewater Reinsurance, Ltd.
Address:    15550 Lightwave Drive, Suite 200
Clearwater, FL 33760
Home Jurisdiction: Turk & Caicos (Overseas)

Colony Escrow, Inc
Address:    301 116th Ave SE Suite 400
Bellevue, WA 98004 Home Jurisdiction: WA

EXHIBIT H

FORM OF SUBSERVICER INSTRUCTION LETTER SUBSERVICER INSTRUCTION LETTER

     , 2013
    , as Subservicer

Attention:

Re:    Master Repurchase Agreement, dated as of November
, 2013 (“Repurchase
Agreement”), by and among [Name of Seller] (“Seller”), JPMorgan Chase Bank, N.A., as a Buyer and as Administrative Agent for the Buyers (“Administrative Agent”), and the other Buyers party thereto

Ladies and Gentlemen:

As Subservicer (referenced herein as “You”) of those mortgage loans described on Schedule 1 hereto, which may be amended or updated from time to time (the “Mortgage Loans”) pursuant to that Subservicing Agreement, between You and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Subservicing Agreement”), you are hereby notified that the undersigned Seller has sold to Administrative Agent (as agent and representative of the Buyers under the Repurchase Agreement) such Mortgage Loans pursuant to the above-referenced Repurchase Agreement.

You agree to service the Mortgage Loans in accordance with the terms of the Subservicing Agreement for the benefit of Administrative Agent and Buyers and, except as otherwise provided herein, Administrative Agent shall have all of the rights, but none of the duties or obligations of any Seller under the Subservicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between You and Administrative Agent or Buyers.

Upon your receipt of written notification by Administrative Agent that a Default has occurred under the Agreement (the “Default Notice”), you, as Subservicer, hereby agree to remit all payments or distributions made with respect to such Mortgage Loans, net of the servicing fees payable to you with respect thereto, immediately in accordance with Administrative Agent’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Administrative Agent:

[wire instructions]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Administrative Agent instructs you in writing otherwise.

You further agree that, upon receipt written notification by Administrative Agent that an Event of Default has occurred under the Agreement (“Event of Default Notice”), Administrative Agent shall assume all of the rights and obligations of any Seller under the Subservicing Agreement, except as otherwise provided herein. Subject to the terms of the Subservicing Agreement, You shall (x) follow the instructions of Administrative Agent with respect to the Mortgage Loans and deliver to a Administrative Agent any information with respect to the Mortgage Loans reasonably requested by such Administrative Agent, and (y) treat this letter agreement as a separate and distinct servicing agreement between You and Administrative Agent (incorporating the terms of the Subservicing Agreement by reference), subject to no setoff or counterclaims arising in Your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You and any Seller or otherwise. Notwithstanding anything to the contrary herein or in the Subservicing Agreement, in no event shall Administrative Agent be liable for any fees, indemnities, costs, reimbursements or expenses incurred by You prior to receipt of such Event of Default Notice or otherwise owed to You in respect of the period of time prior to receipt of such Event of Default Notice.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Administrative Agent promptly upon receipt. Any notices to Administrative Agent should be delivered to the following address: [    ], Attention: [    ], Telephone: [    ], Facsimile: [    ].

Very truly yours,

[NAME OF APPLICABLE SELLER]

By:_      Name:
Title: Acknowledged and Agreed as of this day of    , 20 :

[SUBSERVICER]

By:_      Name:
Title:

EXHIBIT I

FIELDS FOR DAILY DATA TAPE

The daily data tape shall include the following fields, accurately completed for each Purchased Mortgage Loan:

Seller’s Loan number Mortgagor’s name
City, state and zip code of the Mortgaged Property Outstanding Principal Balance as of such date Approved Takeout Investor
Takeout Value
Market Value (based on Administrative Agent’s determination) Combined Loan-to-Value Ratio
Interest rate
Original principal balance
Current scheduled monthly payment of principal and interest, Origination date
First Purchase Date on which Mortgage Loan will be or was purchased under the Agreement Such other fields as Administrative Agent requires from time to time in its sole discretion with notice to Seller

EXHIBIT J

FORM OF BAILEE LETTER

[date]

[Investor name and address]

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A. (“JPM Chase”) hereby delivers with this letter to you, as bailee, limited and conditional possession of the promissory notes (“Notes”) and the other loan documents (collectively, the “Loan Papers”) relating to the mortgage loans (the “Loans”) described on the attached Exhibit A. JPM Chase is the successor in ownership interest to Universal American Mortgage Company, LLC and Universal American Mortgage Company of California (whichever of them is named as payee or last endorsee on each Note delivered to you herewith, the “Mortgage Company”) in and to the Loans pursuant to that certain Master Repurchase Agreement between those affiliated companies, as Sellers, and JPM Chase, as Administrative Agent, as supplemented, amended or restated from time to time (the “Repurchase Agreement”). The Loan Papers are delivered to you at the request of the Mortgage Company for your inspection and determination of whether to purchase the Loans under your agreement with the relevant Mortgage Company (the “Purchase Agreement”), and for no other use or purpose. Detailed terms of this bailment are stated in Section 6 below. The Loan Papers are also delivered conditionally: if you are unwilling to accept the terms and conditions of this bailment, as specified below, you must immediately return all Loan Papers to JPM Chase. If you do not return them within two business days after receipt, you will have accepted the bailment terms and conditions.

Please examine the Loan Papers and decide whether you will purchase any or all of the Loans. To purchase one or more Loans, send, or cause Mortgage Company to send, a list to JPM
Chase indicating which Loans you are buying and remit the Pay-off Price (defined in Section 3 below) for each Loan to JPM Chase in immediately available federal funds wired to :

JPMorgan Chase Bank, N.A. ABA No. 021000021
712 Main Street
Houston, Texas 77002
For Credit Account No. 79975873
Attention: Chase Mortgage Warehouse Finance Phone: 214-492-4351
Further Credit - Universal American Mortgage Co. and affiliates

Please return the Loan Papers for all Loans that you decide not to purchase to JPM Chase addressed to:
JPMorgan Chase Bank, N.A.
Chase Mortgage Warehouse Finance 3929 W. John Carpenter Freeway Mail Stop 1731
Irving, Texas 75063 Attn: Anthony Lassiter Phone: (214) 492-4393

The “Pay-off Price” for each Loan is the greater of:

(x) the minimum payment required for the Mortgage Company’s repurchase of such Loan so that the Mortgage Company can sell it to you (the “Release Price”), as set forth in the “Release Price” column of Exhibit A; and

(y) the purchase price that you and the Mortgage Company have agreed you will pay for such Loan (the “Agreed Purchase Price”).

If you pay JPM Chase only the Agreed Purchase Price for a Loan whose Release Price exceeds the Agreed Purchase Price, you will thereupon become the owner of that Loan, provided that JPM Chase retains a security interest in that Loan and the related Loan Papers to secure payment to JPM Chase of the amount by which the Release Price exceeds the Agreed Purchase Price (the “Required Deficiency Payment”), which security interest will not be released unless and until either you or the Mortgage Company pays JPM Chase the Required Deficiency Payment and concurrently gives JPM Chase a written notice that both (i) identifies the Loan with the payment and (ii) indicates that the amount so paid equals at least the amount of the Required Deficiency Payment of that Loan.

Pursuant to the Repurchase Agreement, the Mortgage Company has sold the Loans to JPM Chase, and JPM Chase owns and holds the Loan Papers, the Loans they evidence and all related security, collateral support and other rights. Payment of the Pay-off Price to JPM Chase will effect the relevant Mortgage Company’s repurchase of the Loans from JPM Chase under the Repurchase Agreement and their transfer by that Mortgage Company to you under the Purchase Agreement.

Although the parties intend that all transactions under the Master Repurchase Agreement be sales and purchases and not loans, if any one or more Transactions are recharacterized as loans by a court of competent jurisdiction, the parties have agreed that the Mortgage Company has pledged the Loans to JPM Chase as security for such recharacterized transactions. To invoke UCC
§ 9-313(h) to maintain the perfection by possession of the Loan Papers of the security interest in the Loans held by JPM Chase as secured party, we instruct you hereby, concurrently with this delivery of the Loan Papers, (1) to hold possession of the Loan Papers for the benefit of JPM Chase as secured party, or (2) to redeliver the Loan Papers to JPM Chase.
We are delivering bare possession of the Loan Papers to you as bailee for your inspection and decision whether you will (i) pay JPM Chase (for the relevant Mortgage Company’s repurchase credit) for, and buy (from the Mortgage Company), the related Loans or (ii) return to
JPM Chase the Loan Papers for the Loans that you do not purchase and pay for. JPM Chase retains and reserves all of its ownership rights in the Loans and the Loan Papers until you actually pay JPM Chase for the Loans and thereby purchase them from the Mortgage Company in accordance with this bailee letter. You acquire no ownership or security interest in them by our delivery of them to you. No sale on credit is being made, and no credit is being extended to you. This bailee letter and our delivery of the Loan Papers to you creates a “true bailment” under applicable law, and your interest in the Loan Papers and their related

Loans is and will be limited to that of a bailee under such law, with no ability to pass a greater interest to another, unless and until you purchase and wire payment of the Pay-off Price (defined below) for the Loans you decide to purchase (if any) to JPM Chase in strict accordance with Section 2 and the other provisions of this bailee letter.

No Release of Interest in Mortgages, Warehouse Lender Release of Security Interest or other release that JPM Chase has executed or executes will be effective to release JPM Chase’s interest in the proceeds of any Loan unless and until the full Release Price for that Loan has actually been received by JPM Chase.

With respect to the Loans, only JPM Chase has authority (A) to request or direct you (i) where to make payment, (ii) where to return the Loan Papers for Loans you decide not to purchase or
(iii) to take any other action, or (B) to make any agreement with you. Unless JPM Chase hereafter gives you different written instructions or advice, this bailee letter provides all instructions and advice for the Loans and the Loan Papers. You may not honor any notice, direction or other communication from the Mortgage Company (or anyone else) concerning the Loans or the Loan Papers unless it is specifically confirmed in writing by JPM Chase.

You may not make payment for the Loans to anyone but JPM Chase unless you are otherwise specifically instructed in writing by JPM Chase. Until JPM Chase has received payment of the full Pay-off Price for a Loan, you may not deliver any of its Loan
Papers to anyone other than JPM Chase without written authorization from JPM Chase. DO NOT SEND ANY PAYMENTS OR ANY LOAN PAPERS TO THE MORTGAGE COMPANY.

If (but only if) you have already paid the Pay-off Price for a Loan to JPM Chase, then the enclosed Loan Papers for, and ownership of, that Loan are being delivered to you free of such security interest or any trust, bailment or any other claim by JPM Chase.

It is very important that you promptly return the Loan Papers to us for each Loan that you do not intend to purchase so that we will know at all times which specific Loans will remain subject to the Repurchase Agreement and which will not. Accordingly, you will have 30 days after the date of this letter to either (i) return the enclosed Loan Papers for any Loan you elect not to purchase, or (ii) to purchase all of the Loans that you do not return.

Notwithstanding any other provision of this bailee letter, the enclosed Loan Papers are delivered to you on the express and controlling condition that, unless JPM Chase has already received the Pay-Off Price for each of the Loans, you will return any or all of them to JPM Chase promptly upon your receipt of
JPM Chase’s written direction to do so, regardless of whether or not you have decided to purchase such Loans, excluding only those Loans (if any) for which you have already paid us the Pay-Off Price.

You are directed to keep all of the enclosed Loan Papers in a fire- resistant vault and safe from loss, theft and other casualty and you will bear any losses, costs or expenses the Mortgage Company and

JPM Chase may incur as a result of any such event.

If any other written instruction or advice you receive from us, the Mortgage Company or anyone else in respect of the Loans is inconsistent with this bailee letter, then this bailee letter shall control unless JPM Chase confirms in writing that the other instruction or advice controls.

Please immediately indicate your receipt of this bailee letter and the enclosed Loan Papers, and your acceptance of and agreement to the bailment and the other terms and conditions stated above, by dating and signing the enclosed copy of this bailee letter and returning it to us (although your doing so will not be necessary to the effectiveness of any of this bailee letter’s terms, provisions or conditions).

Very truly yours,

JPMORGAN CHASE BANK, N.A.

Attached:
Exhibit A - schedule of Loans shipped

RECEIPT ACKNOWLEDGED AND BAILMENT, TERMS AND CONDITIONS ACCEPTED AND AGREED TO ON    , 201

[INVESTOR’S NAME]

By:      Name:      Title:

EXHIBIT K

SELLER NAMES FROM TAX RETURNS

UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC - consolidated tax return filed by parent company, Lennar Corporation.

UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA - consolidated tax return filed by parent company, Lennar Corporation.

EXHIBIT L

FORM OF TRUST RELEASE LETTER TRUST RELEASE LETTER
TO: JPMORGAN CHASE BANK, N.A.

RE: [Seller] DATE: [    ]
Reference is made to the Master Repurchase Agreement dated as of November , 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among: (a) JPMorgan Chase Bank, N.A. as a Buyer and as Administrative Agent for the Buyers (“Administrative Agent”), and the other Buyers party thereto and (b) Universal American Mortgage Company, LLC and Universal American Mortgage Company of California (each a “Seller” and collectively, the “Sellers”). Capitalized terms used herein and not otherwise defined have the meanings given to those terms in the Agreement.
Seller hereby requests that the following Mortgage Note be returned to Seller at [address] for the reason(s) set forth below:

Loan ID number	Mortgagor last names (1 name sufficient if same name)	Mortgage loan amount	Allonge, Rider, or CEMA docs to be returned also?	Reason(s)

Seller agrees that Administrative Agent (as agent and representative of the Buyers) continues to have the sole ownership interest in the listed Mortgage Note and all other Mortgage Assets related to the Mortgage Note.
Seller shall return the corrected Mortgage Note to Administrative Agent no later than the fifth (5th) Business Day after the date of this Trust Release Letter. At all times the Mortgage Note listed above is in the possession of Seller pursuant to this Trust Release Letter, Seller shall hold such Mortgage Note in trust for the benefit of Administrative Agent. Seller hereby certifies that after Administrative Agent delivers the Mortgage Note described above to Seller, the aggregate original Outstanding Principal Balance of all Mortgage Notes released to Seller pursuant to Trust Release Letters as of the date of this Trust Release Letter does not exceed $10,000,000.
Seller has caused the information set forth in the table below to be accurately completed.

This Trust Receipt prepared by (first & last name)	First & last name of contact person for questions (if different from name to the left)	Contact person’s phone number	Contact person’s fax number	Contact person’s e- mail address

Sincerely, [SELLER]

By:_      Name:
Title:

SCHEDULE I
APPROVED TAKEOUT INVESTORS

Arizona Housing and Finance Corp. Bank of America
Bank of America, N.A. BB&T Corporation
California Housing Finance Agency CitiFinancial
CitiMortgage
Colorado Housing and Finance Authority Credit Suisse
Deutsche Bank National Trust Co.
Federal Home Loan Mortgage Corporation Federal National Mortgage Association Florida Housing Finance Corporation Freedom Mortgage Corporation
Ginnie Mae GMAC/Ally Bank
Housing Opportunities Commission Montgomery County, MD Idaho Housing and Finance Association
JPMorgan Chase Bank, N.A. Nevada Housing Division
New Penn Financial c/o Wells Fargo Bank North Carolina Housing Finance Agency Oregon Housing and Community Service Dept. Pennsylvania Housing Finance Agency Platinum Home Mortgage Corp.
Redwood Trust
South Carolina State Housing Finance and Development Authority State Home Mortgage/Georgia Department of Community Affairs SunTrust Bank
The Oregon Housing and Community Srv Dept

A.	Bank N.A.
Utah Housing Corporation
Washington State Housing Finance Commission Wells Fargo Bank, N.A.
Wyoming Community Development Authority

SCHEDULE II
SELLERS’ AUTHORIZED SIGNERS
Robert S. Greaton (Vice President/Senior Vice President) James T. Timmons (President)
Luis Perez-Soto (Senior Manager, Treasury)

SCHEDULE III

TERMS OF EACH SELLER’S OBLIGATIONS TO PAY TRANSACTIONS BY ANOTHER OF THEM

Each Seller hereby agrees to the following terms with respect to Transactions and with respect to the obligations and liabilities of each other Seller:

1.Each Seller hereby (a) agrees to any modifications of any terms or conditions of each other Seller’s obligations and liabilities to Administrative Agent and Buyers (“Obligations”) and/or to any extensions or renewals of time of payment or performance by any other Seller; (b) agrees that it shall not be necessary for Administrative Agent or any Buyer to resort to legal remedies against any other Seller, nor to take any action against any other Person obligated (an “Obligor”) or on or against any Mortgage Assets or any other security for payment or performance of any other Seller’s Obligations before proceeding against such Seller; (c) agrees that no release of any other Seller or any guarantor or other Obligor, or of any Mortgage Assets or other security for any other Seller’s obligations and liabilities, whether by operation of law or by any act of Administrative Agent or any Buyer, with or without notice to such Seller, shall release such Seller and (d) waives notice of demand, dishonor, notice of dishonor, protest, and notice of protest and waives, to the extent permitted by law, all benefit of valuation, appraisement and exemptions under the laws of the United States, or any of the States of New York, Texas or any other state or territory of the United States.

2.The obligations of each Seller for every other Seller’s Obligations shall be primary, absolute and unconditional, and shall remain in full force and effect without regard to, and shall not be impaired or affected by: (a) the genuineness, validity, regularity or enforceability of, or any amendment or change in, this Agreement or any other Transaction Document, or any change in or extension of the manner, place or terms of payment of all or any portion of such other Seller’s Obligations; (b) the taking or failure to take any action to enforce this Agreement or any other Transaction Document, or the exercise or failure to exercise any remedy, power or privilege contained therein or available at law or otherwise, or the waiver by Administrative Agent or any Buyer of any provisions of this Agreement or any other Transaction Document; (c) any impairment, modification, change, release or limitation in any manner of the liability of the other Seller or its estate in bankruptcy, or of any remedy for the enforcement of such other Seller’s liability, resulting from the operation of any present or future provision of the bankruptcy laws (if applicable) or any other statute or regulation, or the dissolution, bankruptcy, insolvency, or reorganization of such other Seller; (d) the merger or consolidation of such other Seller or any sale or transfer by such other Seller of all or part of its assets or property; (e) any claim such Seller may have against such other Seller or any other Obligor, including any claim of contribution; (f) the release, in whole or in part, of any guarantor, such other Seller or any other Obligor; (g) the occurrence of any event or circumstances which might otherwise constitute a surety or similar defense available to, or a discharge of, any Seller, including failure of consideration, fraud by or affecting any Person, usury, forgery, breach of warranty, failure to satisfy any requirement of the statute of frauds, running of any statute or limitation, accord and satisfaction and any defense based on remedies of any type or (h) any other action or circumstance which (with or without notice to or knowledge of such Seller) might in any manner or to any extent vary the risks of such Seller or otherwise constitute a legal or equitable discharge or defense, it being understood and agreed by each Seller that its obligations for every other Seller’s Obligation shall not be discharged except by the full payment and performance of such other Seller’s Obligation.

3.Each Seller hereby waives every right to which it may be entitled by virtue of any suretyship law.

4.Administrative Agent (as agent and representative of Buyers) shall have the right to determine how, when and what application of payments and credits, if any, whether derived from any Seller or from any other source, shall be made on the Obligations and any other obligations and liabilities owed by any Seller and/or any other Obligor to Administrative Agent or any Buyer.

5.The obligations of each Seller hereunder shall continue to be effective, or be automatically reinstated, as the case may be, if at any time the performance or the payment, as the case may be, in whole or in part, of any Seller’s Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Buyer or any other Person (as a preference, fraudulent conveyance or otherwise) upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Seller or any other Person or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any Seller or any other Person, or any substantial part of its property, or otherwise, all as though such payments had not been made. If an Event of Default shall at any time have occurred and be continuing or shall exist and declaration of default or acceleration under or with respect to any Seller’s Obligations shall at such time be prevented by reason of the pendency against any Seller or any other Person of a case or proceeding under any applicable bankruptcy or insolvency law, each Seller agrees that its obligations for any Seller’s Obligations shall be deemed to have been declared in default or accelerated with the same effect as if such Obligations had been declared in default and accelerated in accordance with their respective terms and each Seller shall forthwith perform or pay, as the case may be, as required hereunder in accordance with the terms hereunder without further notice or demand.

6.No postponement or delay on the part of Administrative Agent or any Buyer in the enforcement of any right with respect to the Obligations of any Seller, including any other Seller’s Obligations, shall constitute a waiver of such right and all rights of Administrative Agent or Buyers hereunder shall be cumulative and not alternative and shall be in addition to any other rights granted to Administrative Agent and Buyers in any other agreement or by law.

SCHEDULE IV

Primary Residence (Fixed & ARM Loans) - Combination of Maximum CLTV and Minimum FICO:

Purpose	Property Type	> Conf < $650k	> $650k - $1.0MM		> $1.0MM - $1.5MM		> $1.5MM - $2.0MM		$2.0MM - $3.0MM
Purchase	1 Unit,	80% 720	80%	720	75%	720	70%	720	70%	720
and NCO	Attached/	65% 700	60%	700	55%	680	55%	700	55%	700
Refinance	Detached	55% 680	55%	680
Cash Out	PUD,	65% 780	65%	780	60%	780	55%	780	55%	780

	Attached/De
Refinance	tached	60% 740	60%	740	55%	740	50%	740

	Condo,	55% 720	55%	720
	Attached/
	Detached
	Co-op

Primary Residence (Interest Only Loans) - Combination of Maximum CLTV and Minimum FICO:

Purpose	Property Type	> Conf < $650k	> $650k - $1.0MM	> $1.0MM - $1.5MM	> $1.5MM - $2.0MM	$2.0MM - $3.0MM
Purchase and NCO Refinance	1 Unit, Attached/ Detached PUD, Attached/Det ached Condo, Attached/ Detached Co- op	70%740 60%720 55%700	70%740 60%720 55%700	70%800 65%740 55%720	65%780 60%740 55%720	65% 780 60% 740 55% 720

Second Home - Combination of Maximum CLTV and Minimum FICO:

Purpose	Property Type	> Conf < $1.0MM	> $1.0MM - $1.5MM	> $1.5MM - $2.0MM	$2.0MM - $3.0MM
Purchase and NCO Refinance	1 Unit, Attached/ Detached PUD, Condo, Co-op	60%740	55%740	50%740	50%740

Notes:

•	Maximum DTI 45%

•	Evidence of underwriting approval required on Jumbo Loans sold to Approved Investors with non- delegated authority

•	Evidence of Seller’s internal underwriting approval and Approved Investors acceptance of appraisal valuation required on Jumbo Loans sold to Approved Investors with delegated authority

FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of December 20, 2014

Between:

UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC, as Seller jointly and severally with the other Sellers

and
UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA, as Seller jointly and severally with the other Sellers
and

JPMORGAN CHASE BANK, N.A., as Administrative Agent

1.	THIS AMENDMENT

The Parties hereby agree to amend (for the first time) the Master Repurchase Agreement dated November 21, 2013, between them (the “Original MRA”, and as further supplemented, amended or restated from time to time, the “MRA”) to extend the latest Termination Date, and they hereby amend the MRA as follows (paragraphs below are numbered to correspond to the numbering of the paragraphs of the MRA amended hereby and consequently are sometimes nonsequential):

All capitalized terms used in the MRA and used, but not defined differently, in this amendment (this “Amendment”) have the same meanings here as there.

2.	DEFINITIONS; INTERPRETATION

A.The definition of “Termination Date” in Section 2(a) of the MRA is hereby amended to read as follows:

“Termination Date” means the earliest of (i) that Business Day which Administrative Agent (solely in accordance with Section 36) designates as the Termination Date, (ii) that Business Day which any Seller designates as the Termination Date by written notice to Administrative Agent at least fifteen (15) days prior to such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b), and (iv) December 19, 2015.

Schedule IV

A new Schedule IV in the form attached hereto as Schedule IV is hereby made part of the MRA in place of the Schedule IV currently attached to the MRA.

(The remainder of this page is intentionally blank)

1
As amended hereby, the MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:/s/ Carolyn Johnson
Name: Carolyn Johnson
Title: Underwriter and Senior Vice President

UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC,
jointly and severally with the other Sellers

By: /s/ Robert S. Greaton
Name: Robert S. Greaton
Title: Vice President

UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA,
jointly and severally with the other Sellers

By: /s/ Robert S. Greaton
Name: Robert S. Greaton
Title: Vice President

Counterpart signature page to First Amendment to Master Repurchase Agreement

SCHEDULE IV

Primary Residence (Fixed & ARM Loans) - Combination of Maximum CLTV and Minimum FICO:

Purpose	Property Type	> Conf < $650k	> $650k - $1.0MM		> $1.0MM - $1.5MM	> $1.5MM - $2.0MM		$2.0MM - $3.0MM*
Purchase	1 Unit,	85% 740	85%	740	75% 700	70%	720	70%	720
and NCO	Attached/	80% 700	80%	700	65% 680	60%	680	60%	680
Refinance	Detached	70% 680	70%	680
	PUD,
Cash Out		70% 760	70%	760	60% 740	55%	740	55%	760
	Attached/D
Refinance		65% 740	65%	740	55% 720	50%	720
	etached
		60% 720	60%	720
	Condo,
	Attached/
	Detached
	Co-op
*A Jumbo Loan having a stated principal amount in excess of $2,000,000 cannot be an Eligible Mortgage Loan unless Chase is the Approved Takeout Investor.

Primary Residence (Interest Only Loans) - Combination of Maximum CLTV and Minimum FICO:

Purpose	Property Type	> Conf < $650k	> $650k - $1.0MM	> $1.0MM - $1.5MM	> $1.5MM - $2.0MM	$2.0MM - $3.0MM*
Purchase and NCO Refinance	1 Unit, Attached/ Detached PUD, Attached/De tached Condo, Attached/ Detached Co-op	70%740 60%720 55%700	70%740 60%720 55%700	70%800 65%740 55%720	65%780 60%740 55%720	65% 780 60% 740 55% 720

*	A Jumbo Loan having a stated principal amount in excess of $2,000,000 cannot be an Eligible Mortgage Loan unless Chase is the Approved
Takeout Investor.

Second Home - Combination of Maximum CLTV and Minimum FICO:

Purpose	Property Type	> Conf < $1.0MM	> $1.0MM - $1.5MM	> $1.5MM - $2.0MM	$2.0MM - $3.0MM*
Purchase and NCO Refinance	1 Unit, Attached/ Detached PUD, Condo, Co- op	60%740	55%740	50%740	50%740
* A Jumbo Loan having a stated principal amount in excess of $2,000,000 cannot be an Eligible Mortgage Loan unless Chase is the Approved
Takeout Investor.

Notes:

•	Maximum DTI 43%

•	Evidence of underwriting approval required on Jumbo Loans sold to Approved Investors with non- delegated authority

•	Evidence of Seller’s internal underwriting approval and Approved Investors acceptance of appraisal valuation required on Jumbo Loans sold to Approved Investors with delegated authority